As filed with the Securities and Exchange Commission on January 10 , 2014.
Registration No. 333- 193023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NEPHROGENEX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2834	20-1295171
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
79 T.W. Alexander Drive
4401 Research Commons Building
Suite 290
P.O. Box 14188
Research Triangle Park, NC 27709
(609) 986-1780
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Pierre Legault
Chief Executive Officer
NephroGenex, Inc.
P.O. Box 1028
Berwyn, PA 19312
(609) 986-1780
(Name, address, including zip code, and telephone number,including area code, of agent for service)
Copies to:

Joel I . Papernik, Esq. Kenneth R. Koch, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 935-3000 (212) 983-3115 — Facsimile	Yvan-Claude Pierre, Esq. William Haddad, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 (212) 521-5400 (212) 521-5450 — Facsimile
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant is an “emerging growth company,” as defined in Section 2(a) of the Securities Act. This registration statement complies with the requirements that apply to an issuer that is an emerging growth company.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 10 , 2014

Shares
Common Stock

This is an initial public offering of shares of common stock of NephroGenex.
No public market exists for the shares. We anticipate the initial offering price to be between $12.00 and $14.00 per share.
We expect to implement a 1-for-    reverse stock split of our outstanding common stock just before the effective time of this prospectus. We intend to apply to list our shares of common stock for trading on the NASDAQ Capital Market under the symbol “NRX.” No assurance can be given that our application will be approved.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company disclosure standards.
Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total
Public offering price	$		$
Underwriting discounts and commissions(1)	$		$
Offering proceeds to us, before expenses	$		$
(1)
  The underwriters will receive compensation in addition to the discounts and commissions. See “Underwriting” for a full description of compensation payable to the underwriters.
We have granted a 45 day option to the underwriters to purchase up to an additional           shares of common stock solely to cover over-allotments, if any.
The underwriters expect to deliver our shares to purchasers in the offering on or about            , 2014.
Aegis Capital Corp

You should rely only on the information contained in this prospectus. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.
This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data.
For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.
i

PROSPECTUS SUMMARY
This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, including the information discussed under “Risk Factors” and our financial statements and notes thereto that appear elsewhere in this prospectus. Unless otherwise indicated herein, the terms “we,” “our,” “us,” or “the Company” refer to NephroGenex, Inc. Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented on a pro forma basis to reflect the reverse stock split of our outstanding shares of common stock at a ratio of 1-for-   that we effected on             , 201 4 .
Overview
We are a pharmaceutical company focused on the development of therapeutics to treat kidney disease, an area of significant unmet medical need. Since our inception, we have collaborated with the world’s leading experts in kidney disease and leveraged our knowledge of pathogenic oxidative chemistries to build a strong portfolio of intellectual property and to advance the development of our drug candidates. We believe that our comprehensive effort to develop a new generation of therapeutics that target kidney disease provides us with a leadership position in this large and attractive market.
Pathogenic oxidative chemistries are collectively a group of oxygen-based chemical reactions that occur in the body during stress, injury, or disease, to form compounds that can induce pathological changes in tissues that effect normal physiological function. These include (i) advanced glycation end-products (AGE’s), which are oxidative end products of glucose-modified biomolecules which adversely affect their function; (ii) reactive oxygen species (ROS), which are chemically reactive molecules containing oxygen such as oxygen ions and peroxides that when elevated in the body can induce pathology; and (iii) toxic carbonyls which are reactive compounds that can modify biomolecules and affect their function. These chemistries are generally agreed to be involved in the etiology of diabetic nephropathy, a common complication of diabetes. We are developing Pyridorin™ (“Pyridorin”), a small molecule drug that is a unique and broadly acting inhibitor of the pathogenic oxidative chemistries which are elevated in diabetic patients.
We licensed patents covering methods of use and synthesis of Pyridorin from BioStratum, Inc. in May of 2006. We subsequently acquired Pyridorin-related patents from BioStratum through a Series A financing completed in May of 2007. At the time of acquisition, BioStratum, through its contracted investigators, contract research organizations, and collaborators had completed 5 preclinical efficacy studies, 36 preclinical safety studies, 4 Phase 1 studies and 5 Phase 2 studies with Pyridorin. After the acquisition, we conducted a multi-center, randomized, placebo-controlled Phase 2b study, namely PYR-210. In addition, we worked with the FDA to establish a new regulatory pathway for Pyridorin approval.
Pyridorin has demonstrated preliminary evidence of efficacy in slowing the progression of diabetic nephropathy in relevant patient populations in three Phase 2 clinical studies. Based on these results, Pyridorin will be further developed in a Phase 3 program agreed to by the U.S. Food and Drug Administration (FDA) under a Special Protocol Assessment (SPA). This Phase 3 program will use a novel endpoint based on a novel, events-based endpoint based on end stage renal disease (ESRD) or a 50% increase in serum creatinine (SCr). We believe this change will significantly reduce the cost and time for completion of the Phase 3 program compared to the traditional endpoint used in previous pivotal trials for diabetic nephropathy. The traditional renal endpoint used in previous pivotal trials for diabetic nephropathy is a 100% increase in SCr from baseline or ESRD. Based on an analysis of the Irbesartan Type II Diabetic Nephropathy Trial (IDNT) used for the approval of the drug irbesartan, the follow-up time required to reach the new endpoint of a 50% SCr increase would be approximately 50% less than the follow-up time required to reach the traditional endpoint in a similar patient population. We believe that we will be the first company to use this novel endpoint in a Phase 3 trial.
We are also studying the application of an intravenous formulation of Pyridorin to specific types of acute kidney injury (AKI) where pathogenic oxidative chemistries have been identified as a possible contributing factor to the severity of this condition.

Our Lead Product Candidate
The oral form of Pyridorin (pyridoxamine dihydrochloride) is being developed as a chronic, therapeutic agent to slow the progression of diabetic nephropathy. Pyridoxamine is a derivative of vitamin B6 and consists of a different chemical structure. It uniquely possesses activity against a broad range of pathogenic oxidative chemistries, a generally agreed causative factor in the development and progression of diabetic nephropathy. The FDA has ruled that pyridoxamine is an investigational drug candidate and not eligible for sale as a dietary supplement. Its concentration in the blood cannot be increased by taking commercially available vitamin B6.
Diabetic nephropathy is a chronic, degenerative disease of the kidney caused by diabetes. There are approximately 6 million patients with diabetic nephropathy in the United States and this population is expected to grow. Patients suffering from diabetic nephropathy progress to End Stage Renal Failure (and require dialysis) or death. There are currently no adequate treatments for diabetic nephropathy.
As a potential therapeutic agent, Pyridorin has demonstrated preliminary evidence of efficacy in slowing the progression of diabetic nephropathy in preclinical models and in three Phase 2 clinical studies. Pyridorin has also been generally well tolerated in all of these studies.
To date, our Pyridorin development program has:
•
  verified the mechanism of action in in-vitro, animal and human studies;
•
  verified inhibition of diabetic nephropathy in animal models;
•
  demonstrated preliminary evidence of efficacy in slowing the progression of diabetic nephropathy in relevant patient populations in three Phase 2 clinical studies; and
•
  identified the patient population to be studied in Phase 3 with the highest potential to demonstrate a significant treatment effect.
Based on these results, we have reached agreement with the FDA on an SPA regarding the design of the Phase 3 clinical program required for the registration of the product. This Phase 3 program will evaluate Pyridorin treatment for slowing the progression of diabetic nephropathy in type 2 diabetic patients with overt nephropathy and a baseline serum creatinine level of less than 3.0 mg/dL that are on an established and stable standard of care regimen at screening. In its prior Phase 2 study in this specific patient population, Pyridorin dosed at 300 mg twice daily demonstrated a statistically significant 57% treatment effect.
Additional Pipeline Opportunity
In addition to developing Pyridorin as a treatment for diabetic nephropathy, we are also studying the application of an intravenous formulation of Pyridorin for the treatment of specific types of acute kidney injury (AKI) where pathogenic oxidative chemistries have been identified as a possible contributing factor to the severity of this condition. In the U.S., the incidence of AKI varies from 20% to 40% in critical care patients. It is estimated that up to 7% of all patients who visit the hospital will experience AKI. Patients with uncomplicated AKI have a mortality rate of up to 10%, and if renal replacement therapy is required, the mortality rate rises to as high as 80%.
Our Strategy
There is a large medical need and market opportunity for treatments that can (1) slow the progression of renal disease and thus delay or prevent the onset of end stage renal disease (ESRD); or (2) reduce the severity of acute kidney injury and potentially its associated treatment costs and long term complications.
We are committed to applying our leadership position in the field of kidney disease to transform the lives of patients with debilitating, costly diseases or conditions. Each of our ongoing and planned development projects addresses kidney diseases or conditions with high unmet medical need that presents a significant market opportunity. The core elements of our strategy include:

•
  advancing Pyridorin through Phase 3 development for the treatment of diabetic nephropathy in patients with type 2 diabetes;
•
  submission and approval of a new drug application (NDA) in the United States and a Market Authorization Application (MAA) in Europe;
•
  commercializing Pyridorin using a highly-targeted sales force in the United States and the rest of the world;
•
  maximizing the value of our Pyridorin franchise by expanding into additional indications; and
•
  deploying capital strategically to develop our portfolio of product candidates and create shareholder value.
Risks Relating to Our Business
We are a development stage biopharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the risks discussed in the “Risk Factors” section of this prospectus, including, but not limited to, the following:
•
  we have never been profitable, have no products approved for commercial sale and to date have not generated any revenue from product sales;
•
  we will require substantial additional funding beyond this contemplated offering to complete the development and commercialization of Pyridorin and to continue to advance the development of the intravenous formulation of Pyridorin, and such funding may not be available on acceptable terms or at all;
•
  Pyridorin may not receive regulatory approval in a timely manner or at all;
•
  although the FDA has agreed to our endpoint for approval, other regulatory agencies outside the United States, such as the European Medicines Agency (EMA), may not agree to our Phase 3 endpoint for approval of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes, in which case we would need to complete an additional clinical trial in order to seek approval outside the United States;
•
  we may be subject to delays in our clinical trials, which could result in increased costs and delays or limit our ability to obtain regulatory approval for our product candidates;
•
  because the results of earlier studies and clinical trials of our product candidates may not be predictive of future clinical trial results, our product candidates may not have favorable results in future clinical trials, which would delay or limit their future development;
•
  any statements in this document indicating that Pyridorin has demonstrated preliminary evidence of efficacy are our own and are not based on the FDA’s or any other comparable governmental agency’s assessment of Pyridorin and do not indicate that Pyridorin will achieve favorable efficacy results in any later stage trials or that the FDA or any comparable agency will ultimately determine that Pyridorin is effective for purposes of granting marketing approval;
•
  we have never commercialized any of our product candidates and our products, even if approved, may not be accepted by healthcare providers or healthcare payors; and
•
  we may be unable to maintain and protect our intellectual property assets, which could impair the advancement of our pipeline and commercial opportunities.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. See “Risk Factors — Risks

Relating to Our Common Stock and this Offering — We are an ‘emerging growth company’ and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.” These provisions include:
•
  only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
•
  reduced disclosure about our executive compensation arrangements;
•
  no non-binding advisory votes on executive compensation or golden parachute arrangements; and
•
  exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.
We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million , and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.
We refer to the Jumpstart Our Business Startups Act of 2012 in this prospectus as the “JOBS Act,” and references in this prospectus to “emerging growth company” have the meaning associated with it in the JOBS Act.
Notwithstanding the above, we are also currently a “smaller reporting company” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a smaller reporting company, at such time are we cease being an emerging growth company, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an emerging growth company or a smaller reporting company. Specifically, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.
Corporate Information
We were incorporated in the State of Delaware on May 25, 2004. Our principal executive offices are located at 79 T.W. Alexander Drive, 4401 Research Commons Building, Suite 290, P.O. Box 14188, Research Triangle Park, NC 27709, and our telephone number is (609) 986-1780. Our website address is www.nephrogenex.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.
We have obtained a registered trademark for Pyridorin in the United States. This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.
Recent Developments
Convertible Notes
On November 12 and December 11, 2013, we sold convertible promissory notes for approximately $1.0 million and $1.65 million, respectively, pursuant to exemptions from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, which will convert into common stock upon the closing of this offering.

THE OFFERING
Common stock offered by us
          shares of our common stock.
Common stock to be outstanding after this offering
          shares
Over-allotment option
We have granted the underwriters an option for a period of up to 45 days to purchase up to           additional shares of common stock at the initial public offering price.
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $      million, or approximately $      million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $      per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use substantially all of the net proceeds from this offering to fund (i) the continued clinical development of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes, including our anticipated Phase 3 trial; and (ii) further development of an intravenous formulation of Pyridorin for AKI. Any remaining amounts will be used for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.
Risk factors
You should read the “Risk Factors” section of this prospectus beginning on page 10 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Proposed NASDAQ Capital Market symbol
We intend to apply for listing of our common stock on the NASDAQ Capital Market under the symbol “NRX.”
The number of shares of common stock to be outstanding after this offering is based on an aggregate of 30,981,871 shares, consisting of (i) 2,079,330 shares of common stock outstanding on September 30, 2013, (ii) 23,688,396 shares of common stock into which all of our preferred stock outstanding as of September 30, 2013 will be converted upon the completion of this offering and (iii) 5,214,145 shares of common stock issuable upon conversion of our convertible notes (including interest thereon) outstanding as of September 30, 2013.
The number of shares of our common stock outstanding immediately after this offering excludes:
•
  (a) 3,665,061 shares of common stock issuable upon exercise of outstanding options as of September 30, 2013, at a weighted average exercise price of $0.18 per share, of which 2,949,059 shares are vested as of such date and an additional 375,000 options to be granted to our employees and directors upon consummation of the offering (excluding options to be issued to our Chief Executive Officer pursuant to his employment agreement. See “Executive and Director Compensation  —  Narrative to Summary Compensation Table  —  Employment Agreements with Our Named Executive Officers  —  Pierre Legault”) , at an exercise price equal to the offering price of the common stock in this offering and (b) restricted stock units for 156,000 shares of common stock of which 0 shares are vested as of September 30, 2013;

•
  911,473 shares of common stock issuable upon conversion of our convertible notes (including interest thereon) sold on November 12, 2013 and 1,494,490 shares of common stock issuable upon conversion of our convertible notes (including interest thereon) sold on December 11, 2013, each as outstanding as of January 8, 2014 ;
•
  4,400,000 shares of our common stock reserved for future issuance under our 2005 Stock Option Plan, as amended and restated (2005 Plan), subject to necessary corporate approvals;
•
  3,858,341 aggregate shares of our common stock expected to be issued upon the completion of this offering to Care Capital Investments III LP, together with its affiliates (collectively, Care Capital), our majority shareholder, and to funds affiliated with Rho Venture Partners (Rho), a significant shareholder, in connection with the expected resolution of outstanding participation rights held by Care Capital and Rho to purchase additional shares of our Series A preferred stock . An agreement in principle has been reached amongst our shareholders but until the definitive documentation is finalized there can be no assurance that a final agreement will be reached;
•
  any shares of our common stock issuable upon exercise of the underwriters’ over-allotment option; and
•
  any shares of common stock that will underlie the representative’s warrants.
Except as otherwise indicated, all information in this prospectus:
•
  gives effect to the conversion of (a) all outstanding shares of our preferred stock into an aggregate of 23,688,396 shares of our common stock upon the completion of this offering and (b) all convertible notes (including interest thereon) outstanding as of September 30, 2013 into 5,214,145 shares of our common stock upon the completion of this offering;
•
  reflects the 1-for-    reverse stock split of our common stock to be effected prior to the completion of this offering;
•
  gives effect to our restated certificate of incorporation and our restated bylaws to be adopted in connection with the completion of this offering;
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  assumes no exercise by the underwriters of their option to purchase additional shares of our common stock to cover over-allotments;
•
  assumes the issuance of the warrants to be issued to the representative of the underwriters in connection with this offering as described in the “Underwriting — Representative’s Warrants” section of this prospectus; and
•
  assumes no exercise by the representative of the underwriters of such representative’s warrants.

SUMMARY FINANCIAL DATA
The summary financial data presented below for the years ended December 31, 2011 and 2012 are derived from our audited financial statements included elsewhere in this prospectus. The summary financial data presented below for the nine months ended September 30, 2012 and 2013, and for the period from inception (May 25, 2004) to September 30, 2013, as we are a development stage company, are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as our audited financial statements and include, in the opinion of management, all adjustments necessary for a fair presentation of the financial information set forth in those statements.
Our historical results are not necessarily indicative of future operating results. You should read this summary financial data in conjunction with the sections entitled “Risk Factors,” “Capitalization,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, all included elsewhere in this prospectus.

	Nine Months Ended September 30		Years ended December 31,		Period From May 25, 2004 (Inception) Through September 30, 2013
	2012	2013	2011	2012
	(Unaudited)				(Unaudited)
Statement of Operations Data:
Expenses:
Research and development	$1,698,764	$1,149,337	$2,142,380	$2,352,181	$28,677,730
General and administrative	265,338	307,898	482,329	349,686	3,732,704
Total expenses	1,964,102	1,457,235	2,624,709	2,701,867	32,410,434
(Loss) from operations	(1,964,102)	(1,457,235)	(2,624,709)	(2,701,867)	(32,410,434)
Other income (expense):
Change in value of preferred stock warrants	—	(435,999)	835,411	(1,800)	(4,056,895)
Interest expense	(137,107)	(258,050)	(65,556)	(201,554)	(1,307,829)
Interest income	854	454	3,057	1,057	685,306
Grant	—	—	—	—	244,479
Net (loss)	$(2,100,355)	$(2,150,830)	$(1,851,797)	$(2,904,164)	$(36,845,373)
Net loss per share, basic and diluted	$(1.01)	$(1.03)	$(0.89)	$(1.40)	$(29.74)
Weighted average shares outstanding, basic and diluted	2,079,330	2,079,330	2,079,330	2,079,330	1,238,741
Pro forma information(1)
Pro forma net loss attributable to common stockholders		$(1,892,780)		$(2,702,610)
Pro forma net loss per share, basic and diluted (unaudited)		$(0.06)		$(0.10)
Pro forma weighted average shares outstanding, basic and diluted		29,657,335		28,031,511

(1)
  Pro forma weighted average shares outstanding, basic and diluted, for the year ended December 31, 2012 does not give effect to the conversion of approximately $1.9 million of convertible notes issued during the nine months ended September 30, 2013. These convertible notes issued during the nine months ended September 30, 2013 would convert into an additional 1,721,279 shares of common stock as of September 30, 2013 and this accounts for the difference between the pro forma weighted average shares outstanding, basic and diluted, for the year ended December 31, 2012 and the pro forma weighted average shares outstanding, basic and diluted, for the nine months ended September 30, 2013.

Pro forma net loss and pro forma net loss per share, basic and diluted, have been calculated after giving effect to (a) the conversion of our preferred stock outstanding on the dates of issuance into an aggregate of 23,688,396 shares of common stock as contemplated to occur upon the completion of this offering and (b) the conversion of our convertible notes into shares of common stock on the dates of issuance at a conversion rate of $1.11083 per share. The pro forma net loss includes the elimination of the interest expense recognized on the convertible notes as this expense would not have been recognized if the convertible notes had been converted into shares of common stock on the date of issuance. The total convertible notes (including accrued interest thereon) outstanding as of September 30, 2013 was $5,792,030, which will convert into 5,214,145 shares of common stock upon the completion of this offering.
The following summary unaudited balance sheet data as of September 30, 2013 is presented:
•
  on an actual basis;
•
  on a pro forma basis after giving effect to (a) the conversion of our preferred stock outstanding as of such date into 23,688,396 shares of common stock upon the completion of this offering; and (b) the conversion of our convertible notes (including interest thereon) outstanding as of September 30, 2013 into 5,214,145 shares of common stock upon the completion of this offering;
•
  on a pro forma as adjusted basis to give further effect to our sale of        shares of common stock in this offering at an assumed initial public offering price of $      per share, the midpoint of the range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The summary unaudited pro forma as adjusted balance sheet is for informational purposes only and does not purport to indicate balance sheet information as of any future date.

	As of September 30, 2013
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$202,344	$202,344
Working capital	(10,063,609)	(4,271,579)
Total assets	229,135	229,135
Accounts payable, accrued expenses and other liabilities	1,008,560	483,400
Preferred stock warrant liability	4,001,801	4,001,801
Convertible notes payable	5,266,870	—
Common and preferred stock	25,767	30,981
Additional paid-in capital	26,771,510	32,558,326
Accumulated deficit during development stage	(36,845,373)	(36,845,373)
Total stockholders’ equity (deficiency)	(10,048,096)	(4,256,066)

(1)
  Each $1.00 increase (decrease) in the public offering price per share would increase (decrease) each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $      , assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same and that the underwriters do not exercise their over-allotment option. Depending on market conditions and other considerations at the time we price this offering, we may sell a greater or lesser number of shares than the number set forth on the cover page of this prospectus. An increase (decrease) of 1,000,000 in the number of shares we are offering would increase (decrease) each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $      , assuming the public offering price per share remains the same. An increase of 1,000,000 in the number of shares we are offering, together with a $1.00 increase in the public offering price per share, would increase each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $     . A decrease of 1,000,000 in the number of shares we are offering, together with a $1.00 decrease in the public offering price per share, would decrease each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $     .

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, including our financial statements and related notes, before deciding whether to invest in shares of our common stock. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Relating to Our Financial Position and Need for Additional Capital
We have never been profitable. Currently, we have no products approved for commercial sale, and to date we have not generated any revenue from product sales. As a result, our ability to reduce our losses and reach profitability is unproven, and we may never achieve or sustain profitability.
We have never been profitable and do not expect to be profitable in the foreseeable future. We have not yet submitted any product candidates for approval by regulatory authorities in the United States or elsewhere for our lead indication, the treatment of diabetic nephropathy in patients with type 2 diabetes, or any other indication. We have incurred net losses in each year since our inception, including net losses of $1.9 million and $2.9 million for the years ended December 31, 2011 and 2012, respectively, and we incurred a net loss of $2.2 million for the nine months ended September 30, 2013. We had an accumulated deficit of $36.8 million as of September 30, 2013. Our working capital and cash and cash equivalents as of September 30, 2013 were $(10.1) million and $0.2 million, respectively.
To date, we have devoted most of our financial resources to our corporate overhead and research and development, including our drug discovery research, preclinical development activities and clinical trials. We have not generated any revenues from product sales. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our development of, and seek regulatory approvals for, Pyridorin, which is our lead product candidate, and our other product candidates, prepare for and begin the commercialization of any approved products, and add infrastructure and personnel to support our product development efforts and operations as a public company. We anticipate that any such losses could be significant for the next several years as we begin our Phase 3 clinical trial of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes, which we call the Pyridorin trial, and related activities required for regulatory approval of Pyridorin and pursuing an intravenous formulation of Pyridorin for AKI in clinical trials. If Pyridorin or any of our other product candidates fails in clinical trials or does not gain regulatory approval, or if our product candidates do not achieve market acceptance, we may never become profitable. As a result of the foregoing, we expect to continue to experience net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital.
Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. In addition, our expenses could increase if we are required by the FDA or the EMA, to perform studies or trials in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of any of our product candidates. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues.
We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.
We are currently advancing Pyridorin through clinical development for diabetic nephropathy and an intravenous formulation of Pyridorin for AKI through preclinical development. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We will require substantial additional future capital in order to complete clinical development and commercialize Pyridorin, and to conduct the research and development and clinical and regulatory activities necessary to bring other product candidates to market. For instance, to complete the work necessary to file a New Drug Application (NDA) and a Marketing Authorization Application (MAA) for Pyridorin as a treatment for diabetic nephropathy in patients with type 2 diabetes, which is currently anticipated to occur in 2019, we estimate that our Pyridorin trial, and our planned clinical and nonclinical studies, as well as other work needed to submit Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes for regulatory approval in the United States, Europe and other countries, will cost approximately $81 million, including the internal resources needed to manage the program. If the FDA or EMA requires that we perform additional nonclinical studies or clinical trials, our expenses would further increase beyond what we currently expect and the anticipated timing of any potential NDA or MAA would likely be delayed.
We intend to use substantially all of the net proceeds from this offering to fund (i) the continued clinical development of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes, including our anticipated Phase 3 trial and (ii) further development of an intravenous formulation of Pyridorin for AKI. Any remaining amounts will be used for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. As such, the expected net proceeds from this offering will not be sufficient to complete clinical development of any of our product candidates. Accordingly, we will continue to require substantial additional capital beyond the expected proceeds of this offering to continue our clinical development and commercialization activities. Because successful development of our product candidates is uncertain, we are unable to estimate the actual funds we will require to complete research and development and commercialize our products under development.
The amount and timing of our future funding requirements will depend on many factors, including but not limited to:
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  the progress, costs, results of and timing of our Phase 3 Pyridorin trial for the treatment of diabetic nephropathy in patients with type 2 diabetes, and the clinical development of an intravenous formulation of Pyridorin for AKI;
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  the willingness of the EMA or other regulatory agencies outside the U.S. to accept our Phase 3 Pyridorin trial, as well as our other completed and planned clinical and nonclinical studies and other work, as the basis for review and approval of Pyridorin in the European Union for the treatment of diabetic nephropathy in patients with type 2 diabetes;
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  the outcome, costs and timing of seeking and obtaining FDA, EMA and any other regulatory approvals;
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  the number and characteristics of product candidates that we pursue, including our product candidates in preclinical development;
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  the ability of our product candidates to progress through clinical development successfully;
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  our need to expand our research and development activities;
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  the costs associated with securing and establishing commercialization and manufacturing capabilities;
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  market acceptance of our product candidates;
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  the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;
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  our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;
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  our need and ability to hire additional management and scientific and medical personnel;
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  the effect of competing technological and market developments;

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  our need to implement additional internal systems and infrastructure, including financial and reporting systems; and
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  the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.
Some of these factors are outside of our control. If we successfully complete this offering, based upon our currently expected level of operating expenditures, we believe that we will be able to fund our operations through 2016. This period could be shortened if there are any significant increases in planned spending on development programs or more rapid progress of development programs than anticipated. We do not expect our existing capital resources along with the intended net proceeds from this offering, to be sufficient to enable us to complete the commercialization of Pyridorin, if approved, or to initiate any clinical trials or additional development work for any of our other product candidates, other than as described above. See also “Use of Proceeds.” Accordingly, we expect that we will need to raise additional funds in the future.
We may seek additional funding through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. Additional funding may not be available to us on acceptable terms or at all. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. In addition, the issuance of additional shares by us, or the possibility of such issuance, may cause the market price of our shares to decline.
If we are unable to obtain funding on a timely basis, we may be required to significantly curtail one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us.
We have a limited operating history and we expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.
We are a development stage biopharmaceutical company with a limited operating history. Our operations to date have been limited to developing our technology and undertaking preclinical studies and clinical trials of our product candidates. We have not yet obtained regulatory approvals for any of our product candidates. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history or approved products on the market. Our financial condition and operating results have varied significantly in the past and are expected to continue to significantly fluctuate from quarter-to-quarter or year-to-year due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include:
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  any delays in regulatory review and approval of our product candidates in clinical development, including our ability to receive approval from the FDA and the EMA for Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes based on our Phase 3 Pyridorin trial, and our other completed and planned clinical and nonclinical studies and other work, as the basis for review and approval of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes;
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  delays in the commencement, enrollment and timing of clinical trials;
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  difficulties in identifying and treating patients suffering from our target indications, and kidney disease in patients with type 2 diabetes in particular;
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  the success of our clinical trials through all phases of clinical development, including our Phase 3 trial of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes;
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  potential side effects of our product candidates that could delay or prevent approval or cause an approved drug to be taken off the market;

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  our ability to obtain additional funding to develop our product candidates;
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  our ability to identify and develop additional product candidates;
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  market acceptance of our product candidates;
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  our ability to establish an effective sales and marketing infrastructure directly or through collaborations with third parties;
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  competition from existing products or new products that may emerge;
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  the ability of patients or healthcare providers to obtain coverage or sufficient reimbursement for our products;
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  our ability to adhere to clinical study requirements directly or with third parties such as contract research organizations (CROs);
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  our dependency on third-party manufacturers to manufacture our products and key ingredients;
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  our ability to establish or maintain collaborations, licensing or other arrangements;
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  the costs to us, and our ability and our third-party collaborators’ ability to obtain, maintain and protect our intellectual property rights;
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  costs related to and outcomes of potential intellectual property litigation;
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  our ability to adequately support future growth;
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  our ability to attract and retain key personnel to manage our business effectively; and
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  potential product liability claims.
Accordingly, the results of any quarterly or annual periods should not be relied upon as indications of future operating performance.
Our recurring losses from operations may raise substantial doubt regarding our ability to continue as a going concern.
Our recurring losses from operations may raise substantial doubt about our ability to continue as a going concern. There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.
Risks Relating to Regulatory Review and Approval of Our Product Candidates
We cannot be certain that Pyridorin will receive regulatory approval, and without regulatory approval we will not be able to market Pyridorin.
Our business currently depends entirely on the successful development and commercialization of Pyridorin. Our ability to generate revenue related to product sales, if ever, will depend on the successful development and regulatory approval of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes or an intravenous formulation of Pyridorin for AKI.
We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation by the FDA in the United States, the EMA in Europe and regulatory authorities in other countries, with regulations differing from country to country. We are not permitted to market our product candidates in the United States or Europe until we receive approval of a NDA from the FDA or a MAA from the EMA, respectively. We have not submitted any marketing applications for any of our product candidates.

NDAs and MAAs must include extensive preclinical and clinical data and supporting information to establish the product candidate’s safety and effectiveness for each desired indication. NDAs and MAAs must also include significant information regarding the chemistry, manufacturing and controls for the product. Obtaining approval of a NDA or a MAA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA and the EMA review processes can take years to complete and approval is never guaranteed. If we submit a NDA to the FDA, the FDA must decide whether to accept or reject the submission for filing. We cannot be certain that any submissions will be accepted for filing and review by the FDA. Regulators of other jurisdictions, such as the EMA, have their own procedures for approval of product candidates. Even if a product is approved, the FDA or the EMA, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and Europe also have requirements for approval of drug candidates with which we must comply prior to marketing in those countries. Obtaining regulatory approval for marketing of a product candidate in one country does not ensure that we will be able to obtain regulatory approval in any other country. In addition, delays in approvals or rejections of marketing applications in the United States, Europe or other countries may be based upon many factors, including regulatory requests for additional analyses, reports, data, preclinical studies and clinical trials, regulatory questions regarding different interpretations of data and results, changes in regulatory policy during the period of product development and the emergence of new information regarding our product candidates or other products. Also, regulatory approval for any of our product candidates may be withdrawn.
We have completed three Phase 2 trials for Pyridorin. Before we submit a NDA to the FDA or a MAA to the EMA for Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes, we must successfully complete two Phase 3 trials. In addition, we must complete other nonclinical and clinical studies, such as a thorough QT interval (TQT) clinical study, two nonclinical carcinogenicity studies and a nonclinical cardiac safety study. We cannot predict whether our future trials and studies will be successful or whether regulators will agree with our conclusions regarding the preclinical studies and clinical trials we have conducted to date.
If we are unable to obtain approval from the FDA, the EMA or other regulatory agencies for Pyridorin and our other product candidates, or if, subsequent to approval, we are unable to successfully commercialize Pyridorin or our other product candidates, we will not be able to generate sufficient revenue to become profitable or to continue our operations.
Any statements in this document indicating that Pyridorin has demonstrated preliminary evidence of efficacy are our own and are not based on the FDA’s or any other comparable governmental agency’s assessment of Pyridorin and do not indicate that Pyridorin will achieve favorable efficacy results in any later stage trials or that the FDA or any comparable agency will ultimately determine that Pyridorin is effective for purposes of granting marketing approval.
Although the FDA has agreed to our endpoint for approval, other regulatory agencies outside the United States, such as the EMA, may not agree to our proposed endpoint for approval of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes, in which case we would need to complete an additional clinical trial in order to seek approval outside the United States.
The EMA and regulatory authorities in other countries in which we may seek approval for and market Pyridorin may require additional nonclinical studies and/or clinical trials prior to granting approval. It may be expensive and time consuming to conduct and complete additional nonclinical studies and clinical trials that the EMA and other regulatory authorities may require us to perform. As such, any requirement by the EMA or other regulatory authorities that we conduct additional nonclinical studies or clinical trials could materially and adversely affect our business, financial condition and results of operations. Furthermore, even if we receive regulatory approval of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes, the labeling for Pyridorin in the United States, Europe or other countries in which we seek approval may include limitations that could impact the commercial success of Pyridorin.

Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for Pyridorin and our other product candidates.
Delays in the commencement, enrollment and completion of clinical trials could increase our product development costs or limit the regulatory approval of our product candidates. Although we anticipate that the net proceeds from this offering, together with existing cash and cash equivalents, and interest on our cash balances, will be sufficient to fund our projected operating requirements through the completion of the first Phase 3 Pyridorin trial, we may not be able to complete this trial on time or we may be required to conduct additional clinical trials or nonclinical studies not currently planned to receive approval for Pyridorin as a treatment for diabetic nephropathy in patients with type 2 diabetes. In addition, we do not know whether any future trials or studies of our other product candidates will begin on time or will be completed on schedule, if at all. The commencement, enrollment and completion of clinical trials can be delayed or suspended for a variety of reasons, including:
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  inability to obtain sufficient funds required for a clinical trial;
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  inability to reach agreements on acceptable terms with prospective CROs and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;
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  clinical holds, other regulatory objections to commencing or continuing a clinical trial or the inability to obtain regulatory approval to commence a clinical trial in countries that require such approvals;
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  discussions with the FDA or non-U.S. regulators regarding the scope or design of our clinical trials;
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  inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indications targeted by our product candidates;
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  inability to obtain approval from institutional review boards (IRBs), to conduct a clinical trial at their respective sites;
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  severe or unexpected drug-related adverse effects experienced by patients;
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  inability to timely manufacture sufficient quantities of the product candidate required for a clinical trial;
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  difficulty recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including meeting the enrollment criteria for our study and competition from other clinical trial programs for the same indications as our product candidates; and
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  inability to retain enrolled patients after a clinical trial is underway.
Changes in regulatory requirements and guidance may also occur and we may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. In addition, a clinical trial may be suspended or terminated at any time by us, our future collaborators, the FDA or other regulatory authorities due to a number of factors, including:
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  our failure or the failure of our potential future collaborators to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
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  unforeseen safety issues or any determination that a clinical trial presents unacceptable health risks;
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  lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions; and
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  a breach of the terms of any agreement with, or for any other reason by, future collaborators that have responsibility for the clinical development of any of our product candidates.

In addition, if we or any of our potential future collaborators are required to conduct additional clinical trials or other nonclinical studies of our product candidates beyond those contemplated, our ability to obtain regulatory approval of these product candidates and generate revenue from their sales would be similarly harmed.
Clinical failure can occur at any stage of clinical development and we have never conducted a Phase 3 trial or submitted a NDA or MAA before. The results of earlier clinical trials are not necessarily predictive of future results and any product candidate we or our potential future collaborators advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.
Clinical failure can occur at any stage of our clinical development. Clinical trials may produce negative or inconclusive results, and we or our collaborators may decide, or regulators may require us, to conduct additional clinical trials or nonclinical studies. In addition, data obtained from trials and studies are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may delay, limit or prevent regulatory approval. Success in preclinical studies and early clinical trials does not ensure that subsequent clinical trials will generate the same or similar results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in Phase 3 clinical trials, even after seeing promising results in earlier clinical trials.
Pyridorin did not reach its primary endpoint in the intent to treat (ITT) population in the Phase 2b study (PYR-210). However, in a subgroup of patients on stable long term standard of care, Pyridorin showed a dose dependent treatment effect of approximately 50%. This subgroup is the patient population that will be studied in the Phase 3 program. Subgroup analysis carries the inherent risk that the results may not be repeatable in a subsequent trial. It is possible that the treatment effect observed in this subgroup of PYR-210 may not repeat in our Phase 3 trials. Phase 3 studies will fail to meet the prespecified endpoints.
Pyridorin has demonstrated a promising treatment effect in Phase 2 clinical trials using a rate of change in SCr endpoint. The Phase 3 trial will utilize a new 50% SCr increase event endpoint. While there is a strong correlation between the rate of change of SCr and the 50% SCr increase event endpoint, no clinical trials have been conducted using this new endpoint. We cannot assure you that our Pyridorin trial will achieve positive results using this new endpoint.
In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well-advanced. We may be unable to design and execute a clinical trial to support regulatory approval. Further, clinical trials of potential products often reveal that it is not practical or feasible to continue development efforts.
If Pyridorin is found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for it and our business would be harmed. For example, if the results of our Phase 3 Pyridorin trial do not achieve the primary efficacy endpoints or demonstrate expected safety, the prospects for approval of Pyridorin would be materially and adversely affected.
In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in composition of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any Phase 2, Phase 3 or other clinical trials we or any of our potential future collaborators may conduct will demonstrate the consistent or adequate efficacy and safety that would be required to obtain regulatory approval and market Pyridorin. If we are unable to bring Pyridorin to market, or to acquire other products that are on the market or can be developed, our ability to create long-term stockholder value will be limited.
Our product candidates may have undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.
Pyridorin targets a broad range of pathogenic oxidative chemistries, including advanced glycation end-products, toxic carbonyls, and reactive oxygen species that develop in patients with diabetes and are considered a principal causative factor in the development and progression of diabetic microvascular disease. Unforeseen side effects from any of our product candidates could arise either during clinical development or, if approved, after the approved product has been marketed. The most common side effects observed in clinical trials of Pyridorin were a slight increase in diarrhea and constipation. No patients were withdrawn from the study for these side effects. Additional or unforeseen side effects from these or any of our other product candidates could arise either during clinical development or, if approved, after the approved product has been marketed.
The range and potential severity of possible side effects from systemic therapies is significant. The results of future clinical trials may show that Pyridorin causes undesirable or unacceptable side effects, which could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities with restrictive label warnings.
If any of our product candidates receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such products:
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  regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;
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  we may be required to change instructions regarding the way the product is administered, conduct additional clinical trials or change the labeling of the product;
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  we may be subject to limitations on how we may promote the product;
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  sales of the product may decrease significantly;
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  regulatory authorities may require us to take our approved product off the market;
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  we may be subject to litigation or product liability claims; and
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  our reputation may suffer.
Any of these events could prevent us or our potential future collaborators from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from the sale of our products.
Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that they will be widely used.
Market acceptance and sales of Pyridorin or any other product candidates that we develop, if approved, will depend on reimbursement policies and may be affected, among other things, by future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for Pyridorin or any other product candidates that we develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize Pyridorin or any other product candidates that we develop.
In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA) changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician- administered drugs. Any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain in the United States. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The United States and several other jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of Pyridorin and any other products that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.
In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, ACA) became law in the United States. The goal of ACA is to reduce the cost of health care and substantially change the way health care is financed by both governmental and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of Pyridorin or any future product candidates. In addition, some members of the U.S. Congress have been seeking to overturn at least portions of the legislation and we expect they will continue to review and assess this legislation and alternative health care reform proposals. We cannot predict whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.
If we do not obtain protection under the Hatch-Waxman Act and similar legislation outside of the United States by extending the patent terms and obtaining data exclusivity for our product candidates, our business may be materially harmed.
Depending upon the timing, duration and specifics of FDA marketing approval of Pyridorin and our other product candidates, if any, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. In the event that we are unable to obtain any patent term extensions, the issued patents for methods of using Pyridorin are expected to expire in June 2024 assuming they withstand any challenge.
If we market products in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.
In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws, commonly referred to as “fraud and abuse” laws, have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. Other jurisdictions such as Europe have similar laws. These laws include false claims and anti-kickback statutes. If we market our products and our products are paid for by governmental programs, it is possible that some of our business activities could be subject to challenge under one or more of these laws.
Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service covered by Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers or formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Most states also have statutes or regulations similar to the federal anti-kickback law and federal false claims laws, which apply to items and services covered by Medicaid and other state programs, or, in several states, apply regardless of the payor. Administrative, civil and criminal sanctions may be imposed under these federal and state laws.
Over the past few years, a number of pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates.
If the FDA and EMA and other regulatory agencies do not approve the manufacturing facilities of our future contract manufacturers for commercial production, we may not be able to commercialize any of our product candidates.
We do not intend to manufacture the pharmaceutical products that we plan to sell. We currently have agreements with contract manufacturers for the production of the active pharmaceutical ingredients and the formulation of sufficient quantities of drug product for our Phase 3 trial of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes and the other trials and nonclinical studies that we believe we will need to conduct prior to seeking regulatory approval. However, we do not have agreements for commercial supplies of Pyridorin or any of our other product candidates and we may not be able to reach agreements with these or other contract manufacturers for sufficient supplies to commercialize Pyridorin if it is approved. Additionally, the facilities used by any contract manufacturer to manufacture Pyridorin or any of our other product candidates must be the subject of a satisfactory inspection before the FDA or the regulators in other jurisdictions approve the product candidate manufactured at that facility. We are completely dependent on these third-party manufacturers for compliance with the requirements of U.S. and non-U.S. regulators for the manufacture of our finished products. If our manufacturers cannot successfully manufacture material that conform to our specifications and current good manufacturing practice requirements of any governmental agency whose jurisdiction to which we are subject, our product candidates will not be approved or, if already approved, may be subject to recalls. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured the product candidates, including:
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  the possibility that we are unable to enter into a manufacturing agreement with a third party to manufacture our product candidates;
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  the possible breach of the manufacturing agreements by the third parties because of factors beyond our control; and
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  the possibility of termination or nonrenewal of the agreements by the third parties before we are able to arrange for a qualified replacement third-party manufacturer.
Any of these factors could cause the delay of approval or commercialization of our product candidates, cause us to incur higher costs or prevent us from commercializing our product candidates successfully. Furthermore, if any of our product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take several years to establish an alternative source of supply for our product candidates and to have any such new source approved by the government agencies that regulate our products.
Even if our product candidates receive regulatory approval, we may still face future development and regulatory difficulties.
Our product candidates, if approved, will also be subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA and EMA requirements and requirements of other similar agencies, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices (cGMPs). As such, we and our contract manufacturers are subject to continual review and periodic inspections to assess compliance with cGMPs. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA and EMA and other similar agencies and to comply with certain requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Accordingly, we may not promote our approved products, if any, for indications or uses for which they are not approved.
If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:
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  issue warning letters;
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  mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;
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  require us or our potential future collaborators to enter into a consent decree or permanent injunction, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;
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  impose other administrative or judicial civil or criminal penalties;
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  withdraw regulatory approval;
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  refuse to approve pending applications or supplements to approved applications filed by us or our potential future collaborators;
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  impose restrictions on operations, including costly new manufacturing requirements; or
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  seize or detain products.
Risks Relating to the Commercialization of Our Products
Even if approved, our product candidates may not achieve broad market acceptance among physicians, patients and healthcare payors, and as a result our revenues generated from their sales may be limited.
The commercial success of Pyridorin, if approved, will depend upon its acceptance among the medical community, including physicians, health care payors and patients. The degree of market acceptance of Pyridorin or future product candidates will depend on a number of factors, including:
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  limitations or warnings contained in our product candidates’ FDA-approved labeling;
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  changes in the standard of care or availability of alternative therapies at similar or lower costs for the targeted indications for any of our product candidates;
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  limitations in the approved clinical indications for our product candidates;
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  demonstrated clinical safety and efficacy compared to other products;
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  lack of significant adverse side effects;
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  sales, marketing and distribution support;
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  availability of reimbursement from managed care plans and other third-party payors;
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  timing of market introduction and perceived effectiveness of competitive products;

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  the degree of cost-effectiveness;
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  availability of alternative therapies at similar or lower cost, including generics and over-the-counter products;
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  enforcement by the FDA and EMA of laws and rulings that prohibit the illegal sale of pyridoxamine as a dietary supplement;
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  the extent to which our product candidates are approved for inclusion on formularies of hospitals and managed care organizations;
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  whether our product candidates are designated under physician treatment guidelines for the treatment of the indications for which we have received regulatory approval;
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  adverse publicity about our product candidates or favorable publicity about competitive products;
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  convenience and ease of administration of our product candidates; and
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  potential product liability claims.
If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, patients, the medical community and healthcare payors, sufficient revenue may not be generated from these products and we may not become or remain profitable. In addition, efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.
We have no sales, marketing or distribution experience and we will have to invest significant resources to develop those capabilities or enter into acceptable third-party sales and marketing arrangements.
We have no sales, marketing or distribution experience. To develop internal sales, distribution and marketing capabilities, we will have to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that Pyridorin or any of our other product candidates will be approved. For product candidates where we decide to perform sales, marketing and distribution functions ourselves or through third parties, we could face a number of additional risks, including:
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  we or our third-party sales collaborators may not be able to attract and build an effective marketing or sales force;
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  the cost of securing or establishing a marketing or sales force may exceed the revenues generated by any products; and
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  our direct sales and marketing efforts may not be successful.
We may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties.
We may not be successful in establishing and maintaining development and commercialization collaborations, which could adversely affect our ability to develop certain of our product candidates and our financial condition and operating results.
Because developing pharmaceutical products, conducting clinical trials, obtaining regulatory approval, establishing manufacturing capabilities and marketing approved products are expensive, we may seek to enter into collaborations with companies that have more experience. Additionally, if any of our product candidates receives marketing approval, we may enter into sales and marketing arrangements with third parties with respect to our unlicensed territories. If we are unable to enter into arrangements on acceptable terms, if at all, we may be unable to effectively market and sell our products in our target markets. We expect to face competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement and they may require substantial resources to maintain. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements for the development of our product candidates.

When we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. For example, we may relinquish the rights to Pyridorin in jurisdictions outside of the United States. Our collaboration partner may not devote sufficient resources to the commercialization of our product candidates or may otherwise fail in their commercialization. The terms of any collaboration or other arrangement that we establish may not be favorable to us. In addition, any collaboration that we enter into may be unsuccessful in the development and commercialization of our product candidates. In some cases, we may be responsible for continuing preclinical and initial clinical development of a product candidate or research program under a collaboration arrangement, and the payment we receive from our collaboration partner may be insufficient to cover the cost of this development. If we are unable to reach agreements with suitable collaborators for our product candidates, we would face increased costs, we may be forced to limit the number of our product candidates we can commercially develop or the territories in which we commercialize them and we might fail to commercialize products or programs for which a suitable collaborator cannot be found. If we fail to achieve successful collaborations, our operating results and financial condition will be materially and adversely affected.
The success of the company depends greatly on the success of Pyridorin’s development in diabetic nephropathy, and the company’s pipeline of product candidates beyond this lead indication is limited.
We are evaluating the application of an intravenous formulation of Pyridorin to specific types of acute renal failure in which pathogenic oxidative chemistries have been identified as likely causative factors in the onset, severity and progression of this condition. These include contrast-dye-induced acute renal failure and ischemia-reperfusion acute renal injury, which can arise in cardiac and vascular surgeries. However, the intravenous formulation of Pyridorin has never been evaluated in a clinical setting and there is no clinical evidence that the therapy will be effective in additional indications. Moreover, the completion of development, securing of approval and commercialization of an intravenous formulation of Pyridorin for additional indications will require substantial additional funding beyond the net proceeds of this offering and is prone to the risks of failure inherent in drug development. We cannot provide you any assurance that we will be able to successfully advance any of these indications through the development process. Even if we receive FDA approval to market an intravenous formulation of Pyridorin for additional indications, we cannot assure you that this will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives.
If serious adverse events or other undesirable side effects are identified during the development of Pyridorin for one indication, we may need to abandon our development of Pyridorin for other indications.
Product candidates in clinical stages of development have a high risk of failure. We cannot predict when or if Pyridorin will prove effective or safe in humans or will receive regulatory approval. To date, the most common side effects observed in clinical trials of Pyridorin were a slight increase in diarrhea and constipation. New side effects could, however, be identified as we expand our clinical trials for Pyridorin to other indications. If new side effects are found during the development of Pyridorin for any indication, if known side effects are shown to be more severe than previously observed or if Pyridorin is found to have other unexpected characteristics, we may need to abandon our development of Pyridorin for kidney disease in patients with type 2 diabetes and other potential indications. We cannot assure you that additional or more severe adverse side effects with respect to Pyridorin will not develop in future clinical trials, which could delay or preclude regulatory approval of Pyridorin or limit its commercial use.
Risks Relating to Our Business and Strategy
We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.
The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have competitors in the United States, Europe and other jurisdictions, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staff and more experienced marketing and manufacturing organizations. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing pharmaceutical products. These companies also have significantly greater research, sales and marketing capabilities and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing drugs for the diseases that we are targeting before we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Some of the pharmaceutical and biotechnology companies we expect to compete with include AbbVie Inc., Bayer Corporation, Pfizer Inc., Chemocentryx, Inc., Eli Lilly and Company and Mitsubishi Tanabe Pharma. In addition, many universities and private and public research institutes may become active in our target disease areas. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, technologies and drug products that are more effective or less costly than Pyridorin or any other product candidates that we are currently developing or that we may develop, which could render our products obsolete and noncompetitive.
We believe that our ability to successfully compete will depend on, among other things:
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  the results of our and our potential strategic collaborators’ clinical trials and preclinical studies;
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  our ability to recruit and enroll patients for our clinical trials;
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  the efficacy, safety and reliability of our product candidates;
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  the speed at which we develop our product candidates;
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  our ability to design and successfully execute appropriate clinical trials;
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  our ability to maintain a good relationship with regulatory authorities;
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  the timing and scope of regulatory approvals, if any;
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  our ability to commercialize and market any of our product candidates that receive regulatory approval;
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  the price of our products;
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  adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;
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  our ability to protect intellectual property rights related to our products;
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  our ability to manufacture and sell commercial quantities of any approved products to the market; and
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  acceptance of our product candidates by physicians and other health care providers.
If our competitors market products that are more effective, safer or less expensive than our future products, if any, or that reach the market sooner than our future products, if any, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.
We depend on third-party contractors for a substantial portion of our operations and may not be able to control their work as effectively as if we performed these functions ourselves.
We outsource substantial portions of our operations to third-party service providers, including the conduct of preclinical studies and clinical trials, collection and analysis of data, and manufacturing. Our agreements with third-party service providers and CROs are on a study-by-study and project-by-project basis. Typically, we may terminate the agreements with notice and are responsible for the supplier’s previously incurred costs. In addition, any CRO that we retain will be subject to the FDA’s and EMA’s regulatory requirements and similar standards outside of the United States and Europe and we do not have control over compliance with these regulations by these providers. Consequently, if these providers do not adhere to applicable governing practices and standards, the development and commercialization of our product candidates could be delayed or stopped, which could severely harm our business and financial condition.
Because we have relied on third parties, our internal capacity to perform these functions is limited to management oversight. Outsourcing these functions involves the risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. Although we have not experienced any significant difficulties with our third-party contractors, it is possible that we could experience difficulties in the future. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. There are a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor third-party service providers. To the extent we are unable to identify, retain and successfully manage the performance of third-party service providers in the future, our business may be adversely affected, and we may be subject to the imposition of civil or criminal penalties if their conduct of clinical trials violates applicable law.
A variety of risks associated with our possible international business relationships could materially adversely affect our business.
We may enter into agreements with other third parties for the development and commercialization of Pyridorin or our other product candidates in international markets. International business relationships subject us to additional risks that may materially adversely affect our ability to attain or sustain profitable operations, including:
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  differing regulatory requirements for drug approvals internationally;
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  potentially reduced protection for intellectual property rights;
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  potential third-party patent rights in countries outside of the United States;
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  the potential for so-called “parallel importing,” which is what occurs when a local seller, faced with relatively high local prices, opts to import goods from another jurisdiction with relatively low prices, rather than buying them locally;
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  unexpected changes in tariffs, trade barriers and regulatory requirements;
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  economic weakness, including inflation, or political instability, particularly in non-U.S. economies and markets, including several countries in Europe;
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  compliance with tax, employment, immigration and labor laws for employees traveling abroad;
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  taxes in other countries;
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  foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;
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  workforce uncertainty in countries where labor unrest is more common than in the United States;
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  production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
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  business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters, including earthquakes, volcanoes, typhoons, floods, hurricanes and fires.

We will need to expand our operations and increase the size of our company, and we may experience difficulties in managing growth.
As we increase the number of ongoing product development programs and advance our product candidates through preclinical studies and clinical trials, we will need to increase our product development, scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:
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  successfully attract and recruit new employees or consultants with the expertise and experience we will require;
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  manage our clinical programs effectively, which we anticipate being conducted at numerous clinical sites;
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  develop a marketing and sales infrastructure; and
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  continue to improve our operational, financial and management controls, reporting systems and procedures.
If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.
We may not be able to manage our business effectively if we are unable to attract and retain key personnel and consultants.
We may not be able to attract or retain qualified management, finance, scientific and clinical personnel and consultants due to the intense competition for qualified personnel and consultants among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain necessary personnel and consultants to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.
Our industry has experienced a high rate of turnover of management personnel in recent years. We are highly dependent on the development, regulatory, commercialization and business development expertise of Pierre Legault, our chief executive officer; J. Wesley Fox, our president and chief scientific officer; Bob Peterson, our vice president of product development and regulatory affairs; Pepper Landson, our vice president of clinical operations; and our other key employees and consultants, such as Daniel Cabo, our acting chief financial officer. If we lose one or more of our executive officers or key employees or consultants, our ability to implement our business strategy successfully could be seriously harmed. Any of our executive officers or key employees or consultants may terminate their employment at any time. Replacing executive officers, key employees and consultants may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire and retain employees and consultants from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel and consultants. Our failure to retain key personnel or consultants could materially harm our business.
Moreover, Mr. Cabo, our acting chief financial officer and the chief financial officer at Care Capital, LLC, is not contractually required to spend a minimum amount of his business time on our company’s affairs. There is therefore a risk that other obligations could distract Mr. Cabo and any of our other part time employees from our business, which could have negative impact on our ability to effectuate our business plans. While we plan to have a full-time chief financial officer after our initial public offering, we cannot assure you that we will find an appropriate person for this role.
In addition, we have scientific and clinical advisors and consultants who assist us in formulating our research, development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us and typically they will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.
Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.
As a public company, we will operate in an increasingly demanding regulatory environment, which requires us to comply with the Sarbanes-Oxley Act of 2002, and the related rules and regulations of the Securities and Exchange Commission, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.
We have begun implementing our system of internal controls over financial reporting and preparing the documentation necessary to perform the evaluation needed to comply with Section 404(a) of the Sarbanes-Oxley Act. However, we anticipate that we will need to retain additional finance capabilities and build our financial infrastructure as we transition to operating as a public company, including complying with the requirements of Section 404 of the Sarbanes-Oxley Act. As we begin operating as a public company following this offering, we will continue improving our financial infrastructure with the retention of additional financial and accounting capabilities, the enhancement of internal controls and additional training for our financial and accounting staff.
Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.
Until we are able to expand our finance and administrative capabilities and establish necessary financial reporting infrastructure, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures or comply with the Sarbanes-Oxley Act or existing or new reporting requirements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.
Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could significantly harm our business.
We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and non-U.S. regulators, provide accurate information to the FDA and non-U.S. regulators, comply with health care fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted an employee handbook, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.
We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.
The use of our product candidates in clinical trials and the sale of any products for which we may obtain marketing approval expose us to the risk of product liability claims. Product liability claims may be brought against us or our potential future collaborators by participants enrolled in our clinical trials, patients, health care providers or others using, administering or selling our products. If we cannot successfully defend ourselves against any such claims, we would incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:
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  withdrawal of clinical trial participants;
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  termination of clinical trial sites or entire trial programs;
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  costs of related litigation;
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  substantial monetary awards to patients or other claimants;
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  decreased demand for our product candidates and loss of revenues;
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  impairment of our business reputation;
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  diversion of management and scientific resources from our business operations; and
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  the inability to commercialize our product candidates.
We expect to obtain limited product liability insurance coverage for our clinical trials in the United States and in selected other jurisdictions where we intend to conduct clinical trials. Our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. We intend to expand our insurance coverage for products to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash resources and adversely affect our business.
We purchase commercially available insurance at limits provided by our insurance broker based on our business operations. Our insurance policies do not cover all of our business exposures thus leaving us exposed to significant uninsured liabilities.
We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability ($1 million coverage), umbrella liability ($2 million coverage), employment practices liability, property, auto, workers’ compensation, and directors’ and officers’ insurance. We do not currently carry clinical trial liability insurance or products liability insurance, but we are currently seeking to purchase such insurance ($10 million coverage) and we expect to have obtained such insurance prior to the completion of this offering. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

If we engage in an acquisition, reorganization or business combination, we will incur a variety of risks that could adversely affect our business operations or our stockholders.
From time to time we have considered, and we will continue to consider in the future, strategic business initiatives intended to further the expansion and development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we pursue such a strategy, we could, among other things:
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  issue equity securities that would dilute our current stockholders’ percentage ownership;
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  incur substantial debt that may place strains on our operations;
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  spend substantial operational, financial and management resources to integrate new businesses, technologies and products;
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  assume substantial actual or contingent liabilities;
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  reprioritize our development programs and even cease development and commercialization of our product candidates; or
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  merge with, or otherwise enter into a business combination with, another company in which our stockholders would receive cash and/or shares of the other company on terms that certain of our stockholders may not deem desirable.
Although we intend to evaluate and consider acquisitions, reorganizations and business combinations in the future, we have no agreements or understandings with respect to any acquisition, reorganization or business combination at this time.
Risks Relating to Our Intellectual Property
It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position does not adequately protect our product candidates, others could compete against us more directly, which would harm our business, possibly materially.
Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our product candidates, discovery programs and processes.
The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved.
No consistent policy regarding the breadth of claims allowed in pharmaceutical patents has emerged to date in the United States or in many jurisdictions outside of the United States. Changes in either the patent laws or interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be enforced in the patents that may be issued from the applications we currently or may in the future own or license from third parties. Further, if any patents we obtain or license are deemed invalid and unenforceable, our ability to commercialize or license our technology could be adversely affected.
In the future others may file patent applications covering products and technologies that are similar, identical or competitive to ours or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed or in-licensed by us, or that we or our licensors will not be involved in interference, opposition or invalidity proceedings before U.S. or non-U.S. patent offices.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:
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  others may be able to develop a platform similar to, or better than, ours in a way that is not covered by the claims of our patents;
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  others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of our patents;
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  we might not have been the first to make the inventions covered by our pending patent applications;
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  we might not have been the first to file patent applications for these inventions;
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  others may independently develop similar or alternative technologies or duplicate any of our technologies;
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  any patents that we obtain may not provide us with any competitive advantages;
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  we may not develop additional proprietary technologies that are patentable; or
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  the patents of others may have an adverse effect on our business.
As of September 30, 2013, we were the owner of record or the licensee of 28 issued or granted U.S. and non-U.S. patents relating to Pyridorin with claims directed to methods of making Pyridorin, and methods of using Pyridorin in various indications. We were also the owner of record or licensee of 4 pending U.S. and non-U.S. patent applications relating to Pyridorin in these areas. In addition, as of September 30, 2013, we were the owner of record of 2 pending U.S. and non-U.S. applications relating to our product candidates other than Pyridorin, with claims directed to pharmaceutical compounds, pharmaceutical compositions and methods of using these compounds in various indications.
Patents covering methods of using Pyridorin expire in 2024 if the appropriate maintenance fee renewal, annuity, or other government fees are paid, unless a patent term extension based on regulatory delay is obtained. We expect that expiration in 2016 of some of our method-of-use patents, or their foreign equivalents, covering use of Pyridorin for treating diabetic nephropathy will have a limited impact on our ability to protect our intellectual property in the United States, Europe, and Canada, where we have additional issued patents covering this use that extend until 2024. In other countries, our patent protection covering use of Pyridorin for treating diabetic nephropathy will expire in 2016. We will attempt to mitigate the effect of patent expiration by seeking data exclusivity, or the foreign equivalent thereof, in conjunction with product approval, as well as by filing additional patent applications covering improvements in our intellectual property.
We expect that the other patents and patent applications for the Pyridorin portfolio, if issued, and if the appropriate maintenance, renewal, annuity or other governmental fees are paid, would expire from 2016 to 2032. We own pending applications in the United States and Europe covering Pyridorin analogs, and uses of such analogs as therapeutics to treat a variety of disorders, including kidney disorders such as nephropathy. Patent protection, to the extent it issues, would be expected to extend to 2027, unless a patent term extension based on regulatory delay is obtained.
Due to the patent laws of a country, or the decisions of a patent examiner in a country, or our own filing strategies, we may not obtain patent coverage for all of our product candidates or methods involving these candidates in the parent patent application. We plan to pursue divisional patent applications or continuation patent applications in the United States and other countries to obtain claim coverage for inventions which were disclosed but not claimed in the parent patent application.
We may also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or feasible. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information to competitors.

Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.
Pyridorin does not have composition of matter patent protection.
Although we own and exclusively license patents and patent applications with claims directed to the methods of use of Pyridorin (pyridoxamine) to treat particular diabetic nephropathy and other conditions, and methods for its synthesis, we are unaware of any composition of matter patent protection for Pyridorin in the United States or elsewhere. As a result, competitors may be able to offer and sell products including pyridoxamine so long as these competitors do not infringe any other patents that we or third parties hold, including synthesis and method of use patents. However, method of use patents, in particular, are more difficult to enforce than composition of matter patents because of the risk of off-label sale or use of the subject compounds. Physicians are permitted to prescribe an approved product for uses that are not described in the product’s labeling. Although off-label prescriptions may infringe our method of use patents, the practice is common across medical specialties and such infringement is difficult to prevent or prosecute. Off-label sales would limit our ability to generate revenue from the sale of Pyridorin, if approved for commercial sale.
In addition, other third parties have obtained patents in the United States and elsewhere relating to methods of use of pyridoxamine for the treatment of certain diseases. As a result, it is possible that we could face competition from third party products that have pyridoxamine as the active pharmaceutical ingredient. If a third party were to obtain FDA approval in the United States for the use of pyridoxamine, or regulatory approval in another jurisdiction, for an indication before we did, such third party would be first to market and could establish the price for pyridoxamine in these jurisdictions. This could adversely impact our ability to implement our pricing strategy for the product and may limit our ability to maximize the commercial potential of Pyridorin in the United States and elsewhere. The presence of a lower priced competitive product with the same active pharmaceutical ingredients as our product could lead to use of the competitive product for our diabetic nephropathy indication. This could lead to pricing pressure for Pyridorin, which would adversely affect our ability to generate revenue from the sale of Pyridorin for treating diabetic nephropathy.
We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.
If we choose to go to court to stop another party from using the inventions claimed in any patents we obtain, that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced against that third party. These lawsuits are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to such patents. In addition, the U.S. Supreme Court has recently modified some tests used by the U.S. Patent and Trademark Office (USPTO) in granting patents over the past 20 years, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood of challenge of any patents we obtain or license.
We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates.
Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. We cannot guarantee that our products, or manufacture or use of our product candidates, will not infringe third-party patents. Furthermore, a third party may claim that we or our manufacturing or commercialization collaborators are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. There is a risk that a court would decide that we or our commercialization collaborators are infringing the third party’s patents and would order us or our collaborators to stop the activities covered by the patents. In that event, we or our commercialization collaborators may not have a viable way around the patent and may need to halt commercialization of the relevant product. In addition, there is a risk that a court will order us or our collaborators to pay the other party damages for having violated the other party’s patents. In the future, we may agree to indemnify our commercial collaborators against certain intellectual property infringement claims brought by third parties. The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, which may not be available, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.
We cannot be certain that others have not filed patent applications for technology covered by our pending applications, or that we were the first to invent the technology, because:
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  some patent applications in the United States may be maintained in secrecy until the patents are issued;
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  patent applications in the United States are typically not published until 18 months after the priority date; and
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  publications in the scientific literature often lag behind actual discoveries.
Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions. Other countries have similar laws that permit secrecy of patent applications, and may be entitled to priority over our applications in such jurisdictions.
Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We employ an outside firm and rely on our outside counsel to pay these fees due to non-U.S. patent agencies and this outside firm has systems in place to ensure compliance on payment of fees. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.
We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers. If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology and products could be significantly diminished.
As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
Failure to secure trademark registrations could adversely affect our business.
If we seek to register additional trademarks, our trademark applications may not be allowed for registration or our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many other jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.
If the FDA, EMA or other regulatory agencies fail to monitor and enforce the illegal sale of pyridoxamine as a dietary supplement, the commercial success of Pyridorin may be limited.
Following the publication of the initial Phase 2 studies that evaluated pyridoxamine therapy in diabetic nephropathy patients, a number of dietary supplement companies began selling pyridoxamine over the internet. In January 2009, the FDA ruled that pyridoxamine is an investigational drug candidate not eligible for sale as a dietary supplement. A significant decline in product availability occurred after the issuance of the above mentioned FDA ruling. However, approximately 5 sites on the internet can be found that continue to illegally sell pyridoxamine. In at least one example, the FDA has taken action against a dietary supplement company and prohibited such company from selling an FDA approved active drug ingredient in a dietary supplement. However, there is no guarantee that the FDA will take action against other companies that illegally sell pyridoxamine after its approval. Food and dietary supplements in Europe are regulated by Directive 2002/46/EC, European Commission, Health and Consumers Directorate-General. Those approved are listed in Annex I and II of Directive 2002/46/EC. Pyridoxamine is not included on either list, and therefore the sale of pyridoxamine in foods and supplements in Europe is not permitted. The European Commission, Health and Consumers Directorate-General has indicated to us in April of this year that no applications for pyridoxamine have been received and that any new product intended for preventing, curing or treating diseases, would fall under the scope of medicinal products and not dietary supplements products. We are not aware of any direct action that this agency has taken against a company illegally selling an EMA approved drug for preventing, curing or treating disease, in the European Union. It is possible that this agency would not be successful in prohibiting such sales. We will rely on the FDA, EMA and other regulatory agencies to enforce laws and rulings that prohibit the illegal sale of pyridoxamine as a dietary supplement. If these agencies fail to enforce such laws and rulings, the commercial success of Pyridorin may be limited.
Risks Relating to Our Common Stock and this Offering
No public market for our common stock currently exists and an active trading market may not develop or be sustained following this offering.
Prior to this offering, there has been no public market for our common stock. An active trading market may not develop following the completion of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.
Our share price may be volatile, which could subject us to securities class action litigation and prevent you from being able to sell your shares at or above the offering price.
The initial public offering price for our shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, and others beyond our control, including:
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  results of our clinical trials;
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  results of clinical trials of our competitors’ products;
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  regulatory actions with respect to our products or our competitors’ products;
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  actual or anticipated fluctuations in our financial condition and operating results;
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  actual or anticipated changes in our growth rate relative to our competitors;
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  actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;
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  competition from existing products or new products that may emerge;
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  announcements by us, our potential future collaborators or our competitors of significant acquisitions, strategic collaborations, joint ventures, or capital commitments;
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  issuance of new or updated research or reports by securities analysts;
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  fluctuations in the valuation of companies perceived by investors to be comparable to us;
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  share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
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  additions or departures of key management or scientific personnel;

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  disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
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  announcement or expectation of additional financing efforts;
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  sales of our common stock by us, our insiders or our other stockholders;
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  market conditions for biopharmaceutical stocks in general; and
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  general economic and market conditions.
Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock. In addition, such fluctuations could subject us to securities class action litigation, which could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business. If the market price of shares of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.
We have a significant stockholder, which will limit your ability to influence corporate matters and may give rise to conflicts of interest.
Care Capital Investments III LP, together with its affiliates (collectively, Care Capital) is our largest stockholder. When this offering is completed, Care Capital is expected to beneficially own shares representing approximately    % of our common stock, without giving effect to any shares that may be purchased by it in the offering. Accordingly, Care Capital will exert significant influence over us and any action requiring the approval of the holders of our common stock, including the election of directors and approval of significant corporate transactions. This concentration of voting power, which would increase to the extent Care Capital is allocated and purchases shares in this offering, makes it less likely that any other holder of common stock or directors of our business will be able to affect the way we are managed and could delay or prevent an acquisition of us on terms that other stockholders may desire. In addition, if Care Capital retains a majority of our common stock after this offering, Care Capital would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, in such instance, Care Capital would control the election of directors and approval of any merger, consolidation, sale of all or substantially all of our assets or other business combination or reorganization. In addition, if Care Capital continues to hold a majority of our common stock, we would be deemed a “controlled company” for purposes of NASDAQ listing requirements. Under NASDAQ rules, a “controlled company” may elect not to comply with certain NASDAQ corporate governance requirements, including (i) the requirement that a majority of our board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to the board by a majority of independent directors or a compensation committee that is composed entirely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board by a majority of independent directors or a nominating committee that is composed of entirely independent directors.
Furthermore, the interests of Care Capital may not always coincide with your interests or the interests of other stockholders and Care Capital may act in a manner that advances its best interests and not necessarily those of other stockholders, including seeking a premium value for its common stock, and might affect the prevailing market price for our common stock. Our board of directors, which currently consists of six directors, including two designated by Care Capital, has the power to set the number of directors on our board from time to time. Richard Markham and Robert R. Seltzer, partners at Care Capital, were elected to our board of directors as nominees of Care Capital under the provisions of our voting agreement that will terminate upon the completion of this offering.
We have broad discretion in the use of net proceeds from this offering and may not use them effectively.
We intend to use substantially all of the net proceeds from this offering to fund (i) the continued clinical development of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes, including our anticipated Phase 3 trial and (ii) development of an intravenous formulation of Pyridorin for AKI. Any remaining amounts will be used for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. Although we currently intend to use the net proceeds from this offering in such a manner, we will have broad discretion in the application of the net proceeds. Our failure to apply these funds effectively could affect our ability to continue to develop and commercialize our product candidates.
Being a public company will increase our expenses and administrative burden.
As a public company, we will incur significant legal, insurance, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures, retain a transfer agent, adopt an insider trading policy and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.
In addition, laws, regulations and standards applicable to public companies relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the Securities and Exchange Commission and the NASDAQ Stock Market, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from product development activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. In connection with this offering, we are increasing our directors’ and officers’ insurance coverage, which will increase our insurance cost. In the future, it will be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
We are an “emerging growth company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act) and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.
The initial public offering price will be substantially higher than the net tangible book value per share of shares of our common stock based on the total value of our tangible assets less our total liabilities immediately following this offering. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of $      per share in the price you pay for shares of our common stock as compared to its pro forma as adjusted net tangible book value, assuming an initial public offering price of $      per share, the mid-point of the price range set forth on the cover page of this prospectus. To the extent outstanding options to purchase shares of common stock that are in the money are exercised, there will be further dilution. For further information on this calculation, see “Dilution” elsewhere in this prospectus.
A significant portion of our total outstanding shares of common stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. After this offering, we will have        outstanding shares of common stock based on the number of shares outstanding as of             , 2014 , assuming an initial public offering price of $      per share, the mid-point of the price range set forth on the cover page of this prospectus. Of these shares,        shares may be resold in the public market immediately and the remaining        shares are currently restricted under securities laws or as a result of lock-up agreements but will be able to be resold after this offering as described in the “Shares Eligible for Future Sale” section of this prospectus. Moreover, after this offering, holders of an aggregate of 37,350,766 shares of our common stock will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all        shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance and once vested, subject to the 180 day lock-up periods under the lock-up agreements described in the “Underwriting” section of this prospectus.
Future sales and issuances of our common stock or rights to purchase common stock pursuant to our equity incentive plans could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.
We expect that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.
In connection with this offering, we have agreed, subject to limited exceptions, not to issue, sell or transfer any shares of common stock for 180 days after the date of this prospectus without the consent of Aegis Capital Corp. Our officers, directors and certain stockholders have agreed before the commencement of this offering, subject to limited exceptions, not to sell or transfer any shares of common stock for 180 days after the date of this prospectus without the consent of Aegis Capital Corp. However, Aegis Capital Corp. may release these shares from any restrictions at any time. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of shares for future sale will have on the market price of our common stock.
As of September 30, 2013, we had options to purchase 3,665,061 shares outstanding under our 2005 Plan. Sales of shares granted under our equity incentive plans may result in material dilution to our existing stockholders, which could cause our share price to fall.

In addition, we are registering the shares of our common stock underlying the warrants to be issued to the representative of the underwriters in connection with this offering as described in the “Underwriting —  Representative’s Warrants” section of this prospectus.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.
The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
The NASDAQ Capital Market may not list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
We anticipate that our securities will be listed on The NASDAQ Capital Market, a national securities exchange, upon consummation of this offering. Although, after giving effect to this offering, we expect to meet, on a pro forma basis, The NASDAQ Capital Market’s minimum initial listing standards, which generally mandate that we meet certain requirements relating to stockholders’ equity, market capitalization, aggregate market value of publicly held shares and distribution requirements, we cannot assure you that we will be able to meet those initial listing requirements. If The NASDAQ Capital Market does not list our securities for trading on its exchange, we could face significant material adverse consequences, including:
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  a limited availability of market quotations for our securities;
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  reduced liquidity with respect to our securities;
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  a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;
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  a limited amount of news and analyst coverage for our company; and
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  a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Assuming our common stock will be listed on The NASDAQ Capital Market, our common stock will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on The NASDAQ Capital Market, our common stock would not be covered securities and we would be subject to regulation in each state in which we offer our securities.
Our failure to meet the continued listing requirements of The NASDAQ Capital Market could result in a de-listing of our common stock.
If after listing we fail to satisfy the continued listing requirements of The NASDAQ Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, NASDAQ may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

If our shares become subject to the penny stock rules, it would become more difficult to trade our shares.
The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on The NASDAQ Capital Market and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.
Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our restated certificate of incorporation and bylaws that will be effective upon the completion of this offering, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders. These provisions include:
•
  authorizing the issuance of “blank check” convertible preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;
•
  limiting the removal of directors by the stockholders;
•
  creating a staggered board of directors;
•
  prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;
•
  eliminating the ability of stockholders to call a special meeting of stockholders;
•
  permitting our board of directors to accelerate the vesting of outstanding equity awards upon certain transactions that result in a change of control; and
•
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.
These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management or members of our board of directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law (DGCL), which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders. Further, other provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful stockholder claims against us and may reduce the amount of money available to us.
As permitted by Section 102(b)(7) of the DGCL, our restated certificate of incorporation to be in effect upon the completion of this offering will limit the liability of our directors to the fullest extent permitted by law. In addition, as permitted by Section 145 of the DGCL, our restated certificate of incorporation and restated bylaws to be in effect upon the completion of this offering will provide that we shall indemnify, to the fullest extent authorized by the DGCL, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of our company or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our restated certificate of incorporation to be in effect upon the completion of this offering will provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, our restated certificate of incorporation and our restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.
Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.
The rights conferred in the restated certificate of incorporation and the restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We have entered into or plan to enter into indemnification agreements with each of our officers and directors, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part.
The above limitations on liability and our indemnification obligations limit the personal liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors by shifting the burden of such losses and expenses to us. Although we plan to increase the coverage under our directors’ and officers’ liability insurance, certain liabilities or expenses covered by our indemnification obligations may not be covered by such insurance or the coverage limitation amounts may be exceeded. As a result, we may need to use a significant amount of our funds to satisfy our indemnification obligations, which could severely harm our business and financial condition and limit the funds available to stockholders who may choose to bring a claim against our company.
We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.
We do not anticipate paying cash dividends in the future. As a result, only appreciation of the market price of our common stock, which may never occur, will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2012, we had federal net operating loss carryforwards (NOLs) of $21.6 million which expire from 2024 through 2032. Our ability to utilize our NOLs may be limited under Section 382 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). Although we have not undergone a Section 382 analysis, it is possible that the utilization of the NOLs, could be substantially limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, we may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:
•
  our ability to obtain additional financing;
•
  our use of the net proceeds from this offering;
•
  the accuracy of our estimates regarding expenses, future revenues and capital requirements;
•
  the success and timing of our preclinical studies and clinical trials;
•
  our ability to obtain and maintain regulatory approval of Pyridorin and any other product candidates we may develop, and the labeling under any approval we may obtain;
•
  regulatory developments in the United States and other countries;
•
  the performance of third-party manufacturers;
•
  our plans to develop and commercialize our product candidates;
•
  our ability to obtain and maintain intellectual property protection for our product candidates;
•
  the successful development of our sales and marketing capabilities;
•
  the potential markets for our product candidates and our ability to serve those markets;
•
  the rate and degree of market acceptance of any future products;
•
  the success of competing drugs that are or become available; and
•
  the loss of key scientific or management personnel.
These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.
The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

This prospectus contains estimates made, and other statistical data published, by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

USE OF PROCEEDS
We estimate that our net proceeds from the sale of shares of            common stock in this offering will be approximately $       million after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming an initial public offering price of $       per share, the mid-point of the price range set forth on the cover page of this prospectus. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $       million. A $1.00 increase (decrease) in the assumed initial public offering price per share of $       , the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $       million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and estimated offering expenses payable by us.
The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets. We intend to use the net proceeds from this offering as follows:
•
  approximately $30.0 million to fund our Phase 3 Pyridorin clinical trial;
•
  approximately $1.5 million to fund the initiation of clinical development for an intravenous formulation of Pyridorin for the treatment of AKI in which pathogenic oxidative chemistries have been identified as a possible contributing factor to the severity of this condition; and
•
  the remainder for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property.
We believe that the remaining clinical development and other studies and work needed for anticipated FDA and EMA filings for the approval of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes will require approximately $45.0 million in addition to the net proceeds from this offering. We believe that our existing cash and cash equivalents along with the intended net proceeds from this offering, together with interest on cash balances, will be sufficient to fund the continued development of Pyridorin through the following events:
•
  the completion of the first Phase 3 Pyridorin trial;
•
  the work required for ongoing regulatory obligations (FDA and EMA); and
•
  preclinical development and initiation of clinical development of an intravenous formulation of Pyridorin for AKI.
The amount and timing of our actual expenditures will depend upon numerous factors, including the status and results of our first Phase 3 Pyridorin trial. Furthermore, we anticipate that we will need to secure additional funding for the further development of Pyridorin and for the development of our other product candidates.
Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the relative success and cost of our research, preclinical and clinical development programs. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue other clinical trials or preclinical activities if the net proceeds from this offering and the other sources of cash are less than expected.
Pending their use, we plan to invest the net proceeds from this offering in a variety of capital preservation instruments, including short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY
We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2013:
•
  on an actual basis;
•
  on a pro forma basis after giving effect to (a) the conversion of our preferred stock outstanding as of such date into 23,688,396 shares of common stock upon the completion of this offering; and (b) the conversion of our convertible notes (including interest thereon) outstanding as of September 30, 2013 into an aggregate of 5,214,145 shares of common stock upon the completion of this offering; and
•
  on a pro forma as adjusted basis to give further effect to our issuance and sale of        shares of our common stock in this offering at an assumed initial public offering price of $       per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The unaudited pro forma as adjusted information below is prepared for illustrative purposes only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Selected Financial Data,” our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

	As of September 30, 2013
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(Unaudited)
Cash and cash equivalents	$202,344	$202,344
Long-term debt (inclusive of current portion)	5,266,870	—
Preferred Stock, $0.001 par value; 32,690,676 shares authorized, 23,688,396 issued and outstanding, actual; 5,000,000 shares authorized and no shares issued and outstanding, pro forma; and shares authorized and no shares issued and outstanding, pro forma as adjusted	23,688	—
Common stock, $0.001 par value; 39,751,707 shares authorized, 2,079,330 shares issued and outstanding, actual; 100,000,000 shares authorized and 28,031,511 shares issued and outstanding, pro forma; shares authorized and shares issued and outstanding, pro forma as adjusted	2,079	28,032
Additional paid-in capital	26,771,510	32,558,326
Accumulated deficit during development stage	(36,845,373)	(36,845,373)
Total stockholders’ equity (deficiency)	(10,048,096)	(4,259,015)
Total capitalization	$(4,781,226)	$(4,259,015)

(1)
  A $1.00 increase (decrease) in the assumed initial public offering price of $    per share would increase (decrease) each of the pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $    million, assuming the shares offered by us as set forth on the cover of this prospectus remain the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock to be outstanding after this offering is based on an aggregate of 30,981,871 shares, consisting of (i) 2,079,330 shares of common stock outstanding on September 30, 2013, (ii) 23,688,396 shares of common stock into which all of our preferred stock outstanding as of September 30, 2013 will be converted upon the completion of this offering and (iii) 5,214,145 shares of common stock issuable upon conversion of our convertible notes (including interest thereon) outstanding as of September 30, 2013.
The number of shares of our common stock outstanding immediately after this offering excludes:
•
  (a) 3,665,061 shares of common stock issuable upon exercise of outstanding options as of September 30, 2013, at a weighted average exercise price of $0.18 per share, of which 2,949,059 shares are vested as of such date and an additional 375,000 options to be granted to our employees and directors upon consummation of the offering (excluding options to be issued to our Chief Executive Officer pursuant to his employment agreement. See “Executive and Director Compensation  —  Narrative to Summary Compensation Table  —  Employment Agreements with Our Named Executive Officers  —  Pierre Legault”), at an exercise price equal to the offering price of the common stock in this offering and (b) restricted stock units for 156,000 shares of common stock of which 0 shares are vested as of September 30, 2013;
•
  911,473 shares of common stock issuable upon conversion of our convertible notes (including interest thereon) sold on November 12, 2013 and 1,494,490 shares of common stock issuable upon conversion of our convertible notes (including interest thereon) sold on December 11, 2013, each as outstanding as of January 8, 2014 ;
•
  4,400,000 shares of our common stock reserved for future issuance under our 2005 Plan, subject to necessary corporate approvals;
•
  3,858,341 aggregate shares of our common stock expected to be issued upon the completion of this offering to Care Capital and Rho in connection with the expected resolution of outstanding participation rights held by Care Capital and Rho to purchase additional shares of our Series A preferred stock . An agreement in principle has been reached amongst our shareholders but until the definitive documentation is finalized there can be no assurance that a final agreement will be reached;
•
  any shares of our common stock issuable upon exercise of the underwriters’ over-allotment option; and
•
  any shares of common stock that will underlie the representative’s warrants.

DILUTION
If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value (deficit) per share attributable to the existing stockholders for the presently outstanding stock. As of September 30, 2013, our net tangible book value (deficit) was $(10.0) million, or $(4.83) per share of common stock. Net tangible book value (deficit) per share represents the amount of our total tangible assets less total liabilities, divided by 2,079,330, the number of shares of common stock outstanding on September 30, 2013.
Our pro forma net tangible book value (deficit) as of September 30, 2013 was $(4.3) million, or $(0.14) per share of common stock. Pro forma net tangible book value (deficit) per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding, as of September 30, 2013, after giving effect to (a) the conversion of our preferred stock outstanding as of such dates into 23,688,396 shares of common stock upon the completion of this offering and (b) the conversion of our convertible notes (including interest thereon) outstanding as of September 30, 2013 into 5,214,145 shares of common stock upon the completion of this offering.
After giving effect to the sale of        shares of our common stock in this offering, assuming an initial public offering price of $       per share, the mid-point of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2013 would have been $       million, or $       per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $       per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of approximately $       per share to new investors purchasing shares of our common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after the offering from the amount of cash that a new investor paid for a share of common stock.
The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Historical net tangible book value (deficit) per share as of September 30, 2013	$(4.83)
Increase per share due to the conversion of all shares of preferred stock and all convertible notes (including interest thereon)	$4.69
Pro forma net tangible book value (deficit) per share as of September 30, 2013	$(0.14)
Increase per share attributable to new investors
Pro forma net tangible book value per share after this offering
Dilution per share to new investors		$
If the underwriters exercise their option to purchase additional shares in full, the pro forma as adjusted net tangible book value per share after giving effect to the offering would be $     per share. This represents an increase in pro forma as adjusted net tangible book value of $     per share to existing stockholders and dilution in pro forma as adjusted net tangible book value of $     per share to new investors.
A $1.00 increase (decrease) in the assumed initial public offering price of $    , the mid-point of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value after this offering by $       million and the pro forma as adjusted net tangible book value per share after this offering by $     per share and would increase (decrease) the dilution per share to new investors in this offering by $     per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. The information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of the offering determined at pricing.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2013, the total number of shares purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing stockholders and by new investors in this offering at an assumed initial public offering price of $       per share, which is the midpoint of the price range listed on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders
New Investors
Total
The table above is based on (i) 2,079,330 shares of common stock outstanding on September 30, 2013, (ii) 23,688,396 shares of common stock into which all of our preferred stock outstanding as of September 30, 2013 will be converted upon the completion of this offering and (iii) 5,214,145 shares of common stock issuable upon conversion of our convertible notes (including interest thereon) outstanding as of September 30, 2013.
The table above does not include:
•
  (a) 3,665,061 shares of common stock issuable upon exercise of outstanding options as of September 30, 2013, at a weighted average exercise price of $0.18 per share, of which 2,949,059 shares are vested as of such date and an additional 375,000 options to be granted to our employees and directors upon consummation of the offering (excluding options to be issued to our Chief Executive Officer pursuant to his employment agreement. See “Executive and Director Compensation  —  Narrative to Summary Compensation Table  —  Employment Agreements with Our Named Executive Officers  —  Pierre Legault”), at an exercise price equal to the offering price of the common stock in this offering and (b) restricted stock units for 156,000 shares of common stock of which 0 shares are vested as of September  30, 2013;
•
  911,473 shares of common stock issuable upon conversion of our convertible notes (including interest thereon) sold on November 12, 2013 and 1,494,490 shares of common stock issuable upon conversion of our convertible notes (including interest thereon) sold on December 11, 2013, each as outstanding as of January 8, 2014 ;
•
  4,400,000 shares of our common stock reserved for future issuance under our 2005 Plan, subject to necessary corporate approvals;
•
  3,858,341 aggregate shares of our common stock expected to be issued upon the completion of this offering to Care Capital and Rho in connection with the expected resolution of outstanding participation rights held by Care Capital and Rho to purchase additional shares of our Series A preferred stock . An agreement in principle has been reached amongst our shareholders but until the definitive documentation is finalized there can be no assurance that a final agreement will be reached ;
•
  any shares of our common stock issuable upon exercise of the underwriters’ over-allotment option; and
•
  any shares of common stock that will underlie the representative’s warrants.
If the underwriters exercise their option to purchase additional shares in full, the following will occur:
•
  the percentage of shares of our common stock held by existing stockholders will decrease to approximately       % of the total number of shares of our common stock outstanding after this offering; and

•
  the number of shares of our common stock held by new investors will increase to       , or approximately       % of the total number of shares of our common stock outstanding after this offering.
To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

SELECTED FINANCIAL DATA
The following table sets forth our selected financial data for the periods and as of the dates indicated. You should read the following selected financial data in conjunction with our audited and unaudited financial statements and the related notes thereto included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.
The statement of operations data for the years ended December 31, 2011 and 2012, and the balance sheet data as of December 31, 2011 and 2012, are derived from our audited financial statements included elsewhere in this prospectus.
The statement of operations data for the nine months ended September 30, 2012 and 2013, and for the period from inception (May 25, 2004) to September 30, 2013, as we are a development stage company, and the balance sheet data as of September 30, 2013, are derived from our unaudited financial statements and the related notes thereto included elsewhere in this prospectus. Our interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, or GAAP, on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present a fair statement of our financial position as of September 30, 2013 and the results of our operations for the nine months ended September 30, 2012 and 2013 and for the period from inception (May 25, 2004) to September 30, 2013.
Our historical results are not necessarily indicative of the results that may be expected in the future and interim results are not necessarily indicative of results to be expected for any other period or the full year.

	Nine Months Ended September 30		Years ended December 31,		Period From May 25, 2004 (Inception) Through September 30, 2013
	2012	2013	2011	2012
	(Unaudited)				(Unaudited)
Statement of Operations Data:
Expenses:
Research and development	$1,698,764	$1,149,337	$2,142,380	$2,352,181	$28,677,730
General and administrative	265,338	307,898	482,329	349,686	3,732,704
Total expenses	1,964,102	1,457,235	2,624,709	2,701,867	32,410,434
(Loss) from operations	(1,964,102)	(1,457,235)	(2,624,710)	(2,701,867)	(32,410,434)
Other income (expense):
Change in value of preferred stock warrants	—	(435,999)	835,411	(1,800)	(4,056,895)
Interest expense	(137,107)	(258,050)	(65,556)	(201,554)	(1,307,829)
Interest income	854	454	3,057	1,057	685,306
Grant	—	—	—	—	244,479
Net (loss)	$(2,100,355)	$(2,150,830)	$(1,851,797)	$(2,904,164)	$(36,845,373)
Net loss per share, basic and diluted	$(1.01)	$(1.03)	$(0.89)	$(1.40)	$(29.74)
Weighted average shares outstanding, basic and diluted	2,079,330	2,079,330	2,079,330	2,079,330	1,238,741
Pro forma information(1)
Pro forma net loss attributable to common stockholders		$(1,892,780)		$(2,702,610)
Pro forma net loss per share, basic and diluted (unaudited)		$(0.06)		$(0.10)
Pro forma weighted average shares outstanding, basic and diluted		29,657,335		28,031,511

(1)
  Pro forma weighted average shares outstanding, basic and diluted, for the year ended December 31,

2012 does not give effect to the conversion of approximately $1.9 million of convertible notes issued during the nine months ended September 30, 2013. These convertible notes issued during the nine months ended September 30, 2013 would convert into an additional 1,721,279 shares of common stock as of September 30, 2013 and this accounts for the difference between the pro forma weighted average shares outstanding, basic and diluted, for the year ended December 31, 2012 and the pro forma weighted average shares outstanding, basic and diluted, for the nine months ended September 30, 2013.
Pro forma net loss and pro forma net loss per share, basic and diluted, have been calculated after giving effect to (a) the conversion of our preferred stock outstanding on the dates of issuance into an aggregate of 23,688,396 shares of common stock as contemplated to occur upon the completion of this offering and (b) the conversion of our convertible notes into shares of common stock on the dates of issuance at a conversion rate of $1.11083 per share. The pro forma net loss includes the elimination of the interest expense recognized on the convertible notes as this expense would not have been recognized if the convertible notes had been converted into shares of common stock on the date of issuance. The total convertible notes (including accrued interest thereon) outstanding as of September 30, 2013 was $5,792,030, which will convert into 5,214,145 shares of common stock upon the completion of this offering.

	December 31,		September 30, 2013
	2011	2012
			(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$1,239,557	$323,678	$202,344
Working capital	(5,218,473)	(7,985,816)	(10,063,609)
Total assets	1,306,394	364,429	229,135
Accounts payable, accrued expenses and other liabilities	832,821	1,412,892	1,008,560
Preferred stock warrant liability	3,564,002	3,565,802	4,001,801
Convertible notes payable	2,100,000	3,354,822	5,266,870
Common and preferred stock	25,767	25,767	25,767
Additional paid-in capital	26,574,183	26,699,689	26,771,510
Accumulated deficit during development stage	(31,790,379)	(34,694,543)	(36,845,373)
Total stockholders’ deficiency	(5,190,429)	(7,969,087)	(10,048,096)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Statements Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties and assumptions associated with these statements. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.
Overview
We are a pharmaceutical company focused on the development of therapeutics to treat kidney disease, an area of significant unmet medical need. Since our inception, we have collaborated with the world’s leading experts in kidney disease and leveraged our knowledge of pathogenic oxidative chemistries to build a strong portfolio of intellectual property and to advance the development of our drug candidates. We believe that our comprehensive effort to develop a new generation of therapeutics that target kidney disease provides us with a leadership position in this large and attractive market.
We have devoted substantially all of our resources to development efforts relating to our product candidate, including conducting clinical trials of our product candidate, providing general and administrative support for these operations and protecting our intellectual property. We do not have any products approved for sale and have not generated any revenue from product sales. From our inception until September 30, 2013, we have funded our operations primarily through the private placement of preferred stock, common stock and convertible notes totaling $29.3 million.
We have incurred net losses in each year since our inception in 2004. Our net losses were approximately $1.9 million and $2.9 million for the years ended December 31, 2011 and 2012, respectively, and $2.1 million and $2.2 million for the nine months ended September 30, 2012 and 2013, respectively. As of September 30, 2013, we had an accumulated deficit of approximately $36.8 million. Substantially all our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations.
We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we:
•
  complete the development of our lead product candidate, Pyridorin, for the treatment of diabetic nephropathy in patients with type 2 diabetes;
•
  complete the development of an intravenous formulation of Pyridorin for the treatment of AKI;
•
  seek to obtain regulatory approvals for Pyridorin;
•
  outsource the commercial manufacturing of Pyridorin for any indications for which we receive regulatory approval;
•
  contract with third parties for the sales, marketing and distribution of Pyridorin for any indications for which we receive regulatory approval;
•
  maintain, expand and protect our intellectual property portfolio;
•
  continue our research and development efforts;
•
  add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts; and
•
  operate as a public company.
We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates, which we expect will take a number of years and is subject to significant uncertainty. Accordingly, we anticipate that we will need to raise additional capital in addition to the net proceeds of this offering prior to the commercialization of Pyridorin or any other product candidate. Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to develop our product candidates.
Financial Overview
Revenue
We did not have any revenue during the period from May 25, 2004 (inception) through September 30, 2013. Our ability to generate revenue in the future will depend almost entirely on our ability to successfully develop, obtain regulatory approval for and then successfully commercialize Pyridorin in the United States. In the event we choose to pursue a partnering arrangement to commercialize Pyridorin or other products outside the United States, we would expect to initiate additional research and development and clinical trial activities in the future.
Research and Development Expenses
Since our inception, we have focused our resources on our research and development activities, including conducting nonclinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for Pyridorin. We recognize research and development expenses as they are incurred. Our research and development expenses consist primarily of:
•
  salaries and related overhead expenses for personnel in research and development functions;
•
  fees paid to consultants and CROs, including in connection with our nonclinical and clinical trials, and other related clinical trial fees, such as for investigator grants, patient screening, laboratory work, clinical trial database management, clinical trial material management and statistical compilation and analysis;
•
  costs related to acquiring and manufacturing clinical trial materials;
•
  depreciation of leasehold improvements, laboratory equipment and computers;
•
  costs related to compliance with regulatory requirements; and
•
  costs related to stock options or other stock-based compensation granted to personnel in research and development functions.
From inception through September 30, 2013, we have incurred approximately $28.7 million in research and development expenses. We plan to increase our research and development expenses for the foreseeable future as we continue the development of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes and other indications, subject to the availability of additional funding.

The table below summarizes our direct research and development expenses by program for the periods indicated. Our direct research and development expenses consist principally of external costs, such as fees paid to investigators, consultants, central laboratories and CROs, in connection with our clinical trials, and costs related to acquiring and manufacturing clinical trial materials. We do not allocate salaries, stock-based compensation, employee benefit or other indirect costs related to our research and development function to specific product candidates. Those expenses are included in “Indirect research and development expense” in the table below.

	Years Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(Unaudited)
Direct research and development expense	$433,967	$757,934	$708,541	$(6,701)
Personnel costs	987,606	955,100	559,522	558,870
Indirect research and development expense	720,807	639,147	430,701	597,168
Total research and development expense	$2,142,380	$2,352,181	$1,698,764	$1,149,337
The successful development of our clinical and preclinical product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our clinical or preclinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:
•
  the scope, rate of progress and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;
•
  future clinical trial results; and
•
  the timing and receipt of any regulatory approvals.
A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required for the completion of clinical development of a product candidate or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.
Pyridorin
The majority of our research and development resources are focused on the Phase 3 Pyridorin trial and our other planned clinical and nonclinical studies and other work needed to submit Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes for regulatory approval in the United States and Europe. We have incurred and expect to continue to incur expense in connection with these efforts, including:
•
  working with our CRO to prepare for launch of the Phase 3 trial;
•
  working with our third-party drug formulator to produce sufficient drug product for the Phase 3 program and other contemplated trials; and
•
  working with our CRO to conduct a thorough QT interval (TQT) trial.

In addition, we are evaluating the application of an intravenous formulation of Pyridorin to specific types of acute renal failure in which pathogenic oxidative chemistries have been identified as likely causative factors in the onset, severity and progression of this condition. These include contrast-dye-induced acute renal failure and ischemia-reperfusion acute renal injury, which can arise in cardiac and vascular surgeries. In connection with these efforts, we have incurred and expect to incur significant expenses relating to:
•
  working with research institutions with expertise using animal models of various types of acute renal injury to conduct studies to determine where Pyridorin would have the most beneficial effect in ameliorating the severity and progression of the induced acute renal injury; and
•
  working with a third-party drug formulator to produce intravenous Pyridorin solutions for preclinical and clinical studies.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and related costs for employees in executive, operational, finance and human resources functions. Other significant general and administrative expenses include allocation of facilities costs, professional fees for directors, accounting and legal services and expenses associated with obtaining and maintaining patents.
We expect that our general and administrative expenses will increase as we operate as a public company and due to the potential commercialization of Pyridorin. We believe that these increases will likely include increased costs for director and officer liability insurance, costs related to the hiring of additional personnel and increased fees for outside consultants, lawyers and accountants. We also expect to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.
Interest Income and Interest Expense
Interest income consists of interest earned on our cash and cash equivalents. We expect our interest income to increase following the completion of this offering as we invest the net proceeds from this offering pending their use in our operations.
Interest expense pertains to interest accrued on our convertible notes. Each of the noteholders has agreed to convert their notes into common stock upon the completion of the offering contemplated by this prospectus.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States (GAAP). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are more fully described in note B to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.
Fair Value of Financial Instruments
FASB ASC 820 — Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. The estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.

FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).
The three levels of the fair value hierarchy are as follows:
•
  Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
•
  Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
•
  Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.
The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate their fair value based on the short-term maturity of these instruments. The carrying amounts reported in the balance sheet for notes payable approximate their fair value based on market rates of interest and the terms of the notes. We recognize all derivative financial instruments as assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss unless the derivatives qualify as hedges.
Research and development costs
Costs incurred in connection with research and development activities are expensed as incurred. These costs include licensing fees to use certain technology in our research and development projects as well as fees paid to consultants and various entities that perform certain research and testing on our behalf.
Stock based compensation
We recognize compensation cost relating to share-based payment transactions in net loss using a fair-value measurement method, in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC)-718 “Compensation-Stock Compensation”. ASC-718 requires all share based payments to employees, including grants of employee stock option, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. We determine the fair value of share-based awards using the Black-Scholes option-pricing model which uses both historical and current market data to estimate fair value. The method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield, expected forfeiture rate and expected life of the options. We have also granted stock options to nonemployees. Grants to non-employees are accounted for in accordance with ASC-505-50 Equity-Based Payments to Non-Employees. We determine the fair value of share based awards granted to nonemployees similar to the way fair value of awards are determined for employees except that certain assumptions used in the Black-Scholes option-pricing model, such as expected life of the option, maybe different and the fair value of each award is adjusted at the end of each period for any change in fair value from the previous valuation until the award vests.
In December 2013, we engaged an independent third-party to conduct a valuation of our common stock as of December 15, 2013, and the common stock was valued at $0.89 per share as of such date. The fair value of our common stock used to value stock options remain ed at $0.31 per share as of September

30, 2013 because that was determined to be the fair market value of the common stock on May 2, 2013, the last date of grant. The estimated price for this offering of $12.00  –  $14.00 per share reflects a reverse stock split, which as of the date of this prospectus, is expected to be approximately 1:4, and which we plan to implement prior to effectiveness of the registration statement.
This price range is based on a number of factors, including our prospects and the history of and prospects for our industry, the general condition of the securities markets, the recent market prices of, and the demand for, publicly-traded common stock of generally similar companies and preliminary discussions with the underwriters regarding potential valuations of our company. Further, as of September 30, 2013, there remained substantial uncertainty regarding the likelihood of a successful initial public offering as well as the price of any potential initial public offering, and the indication of a price range in this registration statement is not indicative that a transaction will be consummated at that price or at all. The appreciation in stock value from $0.31 per share as of September 30, 2013 to $0.89 per share as of December 15, 2013 principally reflects the fact that the likelihood of a successful initial public offering increased and the likelihood of bringing an approved drug to the market increased.
Specifically, the difference between the fair value of $0.31 per common share used to value stock options granted during the nine months ended September 30, 2013 and the midpoint of the estimated price range for the offering is primarily the result of the following company specific and external factors:
Key business milestones:
•
  On November 7, 2013 and December 12, 2013, we hired Pierre Legault as Chief Executive Officer and John Hamill as Chief Financial Officer, respectively. Each of Mr. Legault and Mr. Hamill are experienced executives with extensive experience in the biotechnology sector.
•
  In October 2013, we hired the underwriter for our initial public offering and conducted an organizational meeting.
•
  In November 2013, we made an initial confidential submission of a draft registration statement on Form S-1 for our initial public offering.
•
  Based upon preliminary discussions with our investors and potential investors, we believe there will be interest in investing in a company with our profile and at our stage of development.
•
  In December 2013, we entered into a Manufacturing Agreement with Patheon to formulate adequate drug product to initiate our Phase 3 trial.
•
  In November and December 2013, we raised $1.0 million and $1.65 million , respectively, of additional funding through the issuance of convertible notes.
•
  While we entered into an SPA with the FDA in April 2013, until we begin our Phase 3 trial and know that we have the funds to proceed, it is our view that the values of the SPA will not have been realized.
•
  The expected proceeds from the initial public offering greatly enhance our ability to conduct the clinical trials contemplated by the SPA referenced above.
Market and other external factors :
•
  Since September 30, 2013, the market conditions specific to the biotechnology industry continue to perform well and have demonstrated receptivity to investing in earlier stage biotechnology companies, as evidenced by the NASDAQ Biotechnology Index, which was up approximately 28 % during the second half of 2013.
•
  The estimated initial public offering price range necessarily assumes that the initial public offering has occurred, a public market for our common stock has been created and that our preferred stock and outstanding convertible notes each converted into common stock in connection with the initial public offering , and, therefore excludes any discount for lack of marketability of our common stock, which was factored into our estimated value on September 30, 2013.

•
  Upon closing of this offering, all outstanding shares of preferred stock will convert into common stock, thus eliminating the superior rights and preferences of our preferred stock as compared to our common stock.
JOBS Act
On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the Securities Act), for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.
We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.
Results of Operations
Comparison of the Nine Months Ended September 30, 2012 and the Nine Months Ended September 30, 2013
The following table summarizes our results of operations for each of the nine months ended September 30, 2012 and 2013, together with the changes in those items in dollars and as a percentage:

	Nine Months Ended September 30,		Dollar Change	% Change
	2012	2013
	(Unaudited)	(Unaudited)
Operating expenses:
Research and development	$1,698,764	$1,149,337	$(549,427)	(32.3)%
General and administrative	265,338	307,898	42,560	16.0%
Income/(loss) from operations	(1,964,102)	(1,457,235)	506,867	(25.8)%
Change in value of preferred stock warrants	—	(435,999)	(435,999)	—
Interest expense, net	(136,253)	(257,596)	(121,343)	89.1%
Net income/(loss)	$(2,100,355)	$(2,150,830)	$(50,475)	2.4%
Research and Development Expenses
Research and development expenses were $1.7 million and $1.2 million for the nine months ended September 30, 2012 and 2013, respectively, representing a decrease of $0.5 million, or 32.3%. This decrease in research and development expense primarily reflects our work with the FDA to obtain a new endpoint for the Pyridorin Phase 3 study including the assistance of clinical, medical and biostatistician consultants in data analyses and meetings and correspondence with the FDA. This work was largely completed in 2012, and therefore the observed decrease in research and development expense reflects the discontinuation of their services.
General and Administrative Expenses
General and administrative expenses were approximately $265,000 and $308,000 for the nine months ended September 30, 2012 and 2013, respectively, representing an increase of approximately $43,000, or 16.0%. This increase in general and administrative expenses was primarily a result of meetings with numerous pharmaceutical companies and potential investors to initiate and build interest in our product opportunity after reaching agreement with the FDA on a SPA for the required clinical trials necessary for Pyridorin approval and registration. This effort resulted in an increase in travel and business consulting expenses over the corresponding period from the previous year.
Interest Expense, Net
Interest expense, net was approximately $136,000 and $258,000 for the nine months ended September 30, 2012 and 2013, respectively, representing an increase of approximately $0.1 million, or 89.1%. This increase in interest expense, net was primarily a result of ongoing and growing interest costs associated with convertible promissory notes we have used to finance our operations since the conclusion of the Pyridorin Phase 2b study.
Comparison of the Year Ended December 31, 2011 and the Year Ended December 31, 2012
The following table summarizes our results of operations for the years ended December 31, 2011 and 2012, together with the changes in those items in dollars and as a percentage:

	Years Ended December 31,		Dollar Change	% Change
	2011	2012
Operating expenses:
Research and development	$2,142,380	$2,352,181	$209,801	9.8%
General and administrative	482,329	349,686	(132,643)	(27.5)%
Income/(loss) from operations	(2,624,709)	(2,701,867)	(77,158)	2.9%
Change in value of preferred stock warrants	835,411	(1,800)	(837,211)	(100.2)%
Interest expense, net	(62,499)	(200,497)	(137,998)	220.8%
Net income/(loss)	$(1,851,797)	$(2,904,164)	$(1,052,367)	56.8%
Research and Development Expenses
Research and development expenses were approximately $2.1 million and approximately $2.4 million for the years ended December 31, 2011 and 2012, respectively. This increase in research and development expenses of $0.3 million, or 9.8%, was primarily due to our work with the FDA to obtain a new endpoint for the Pyridorin Phase 3 study including the assistance of clinical, medical and biostatistician consultants in data analyses and meetings and correspondence with the FDA. This work was expanded in 2012 compared to 2011. We also conducted a cGMP manufacturing campaign of our drug substance in 2012 to support the Phase 3 clinical trial. These two activities resulted in an increase in research and development expenses in 2012.
General and Administrative Expenses
General and administrative expenses were approximately $482,000 and $350,000 for the years ended December 31, 2011 and 2012, respectively. The decrease in general and administrative expenses of approximately $132,000, or 27.5%, was mainly due to our employment of the chief medical officer of the PYR-210 Phase 2b study for a portion of 2011 and our use of more expensive office space for half of 2011.

Interest Expense, Net
Interest expense, net was approximately $62,000 and $200,000 for the years ended December 31, 2011 and 2012, respectively. The increase of approximately $138,000, or 220.8%, was driven by ongoing and growing interest costs associated with convertible promissory notes we have used to finance our operations since the conclusion of the Pyridorin Phase 2b study.
Liquidity and Capital Resources
Sources of Liquidity
We have incurred losses and cumulative negative cash flows from operations since our inception in May 2004 and, as of September 30, 2013, we had an accumulated deficit of $36.8 million. We anticipate that we will continue to incur losses for at least the next several years. We expect that our research and development and general and administrative expenses will continue to increase and, as a result, we will need additional capital to fund our operations, which we may seek to obtain through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements.
Since our inception through September 30, 2013, we have funded our operations principally with $29.3 million from the sale of common stock and preferred stock, convertible notes and approximately $244,000 from a government grant. As of September 30, 2013, we had cash and cash equivalents of approximately $202,000. Cash in excess of immediate requirements is invested in accordance with our investment policy, primarily with a view to liquidity and capital preservation. Currently, our funds are held in cash and money market bank accounts.
The gross proceeds we have received from the issuance and sale of common stock, convertible notes and preferred stock, as of September 30, 2013, are as follows:

Securities Issued	Year	Number of Shares	Gross Proceeds
Convertible notes	2004 – 2013	—	$6,821,870
Common stock	2004 – 2010	79,101	$6,136
Series A preferred stock	2007/2008/2010	20,255,126	$22,500,000
Total		20,334,227	$29,328,006
On November 12 and December 11, 2013, we sold convertible promissory notes for approximately $1.0 million and $1.65 million, respectively, pursuant to exemptions from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.
Cash Flows
The following table sets forth the significant sources and uses of cash for the periods set forth below:

	Years Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
	(In thousands)
			(Unaudited)
Net cash provided by (used in):
Operating activities	$(1,963,138)	$(2,170,701)	$(1,741,667)	$(2,021,572)
Investing activities	—	—	—	(11,810)
Financing activities	2,100,000	1,254,822	533,538	1,912,048
Net increase (decrease) in cash and cash equivalents	$136,862	$(915,879)	$(1,208,129)	$(121,334)

Operating Activities.   Net cash used in operating activities of $1.9 million during the year ended December 31, 2011 was primarily a result of our net loss increased by a $835,000 change in the fair value of preferred warrants offset by the add-back of non-cash expenses of approximately $125,000 for stock-based compensation and $66,000 for non-cash interest expense, $407,000 for the increase in accounts payable, accrued and other liabilities, and $105,000 for the decrease in prepaid expenses and other assets. Net cash used in operating activities of $2.2 million during the year ended December 31, 2012 was primarily a result of our net loss offset by the add-back of non-cash expenses of approximately $126,000 for stock-based compensation and $202,000 for non-cash interest expense, and $379,000 for the increase in accounts payable, accrued and other liabilities.
Net cash used in operating activities of $1.7 million during the nine months ended September 30, 2012 was primarily a result of our net loss, offset by the add-back of non-cash items of approximately $94,000 for stock-based compensation and $138,000 for non-cash interest expense, and increases in accounts payable, accrued and other liabilities of $80,000. Net cash used in operating activities of $2.0 million during the nine months ended September 30, 2013 was primarily a result of our net loss increased by a decrease of approximately $662,000 in accounts payable, accrued and other liabilities offset by the add-back of non-cash items of approximately $72,000 for stock-based compensation, $258,000 for non-cash interest expense and $436,000 for the change in the fair value of preferred warrants.
Investing Activities.   Net cash used in investing activities during nine months ended September 30, 2013 primarily reflected our use of cash to purchase equipment.
Financing Activities.   Net cash provided by financing activities in the year ended December 31, 2011 consisted of approximately $2.1 million of net proceeds from the sale of convertible notes. Net cash provided by financing activities in the year ended December 31, 2012 consisted of approximately $1.3 million of net proceeds from the sale of convertible notes. Net cash provided by financing activities in the nine months ended September 30, 2012 consisted of approximately $0.5 million of net proceeds from the sale of convertible notes. Net cash provided by financing activities in the nine months ended September 30, 2013 consisted of approximately $1.9 million of net proceeds from the sale of convertible notes.
Future Funding Requirements
To date, we have not generated any revenue. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate significant revenue from product sales unless and until we obtain regulatory approval of and commercialize Pyridorin or any of our other product candidates. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, our product candidates. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We anticipate that we will need substantial additional funding in connection with our continuing operations.
Based upon our current operating plan, we believe that the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments, will enable us to fund our operating expenses and capital expenditure requirements through 2016. We intend to devote the net proceeds from this offering to fund our Phase 3 Pyridorin trial and our planned clinical trials and nonclinical studies and other work needed to submit applications for Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes for regulatory approval in the United States and Europe; to fund further preclinical and Phase 1 & 2 development work on an intravenous formulation of Pyridorin for AKI in which pathogenic oxidative chemistries have been identified as a possible contributing factor in the severity of this condition; and for general corporate purposes, general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of our intellectual property. See “Use of Proceeds” for a more detailed discussion. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development of our product candidates.

Our future capital requirements will depend on many factors, including:
•
  the progress, costs, results of and timing of our Phase 3 Pyridorin trial for the treatment of diabetic nephropathy in patients with type 2 diabetes, and the clinical development of an intravenous formulation of Pyridorin for AKI;
•
  the willingness of the EMA or other regulatory agencies outside the U.S. to accept our Phase 3 Pyridorin trial, as well as our other completed and planned clinical and nonclinical studies and other work, as the basis for review and approval of Pyridorin in the European Union for the treatment of diabetic nephropathy in patients with type 2 diabetes;
•
  the outcome, costs and timing of seeking and obtaining FDA, EMA and any other regulatory approvals;
•
  the number and characteristics of product candidates that we pursue, including our product candidates in preclinical development;
•
  the ability of our product candidates to progress through clinical development successfully;
•
  our need to expand our research and development activities;
•
  the costs associated with securing and establishing commercialization and manufacturing capabilities;
•
  market acceptance of our product candidates;
•
  the costs of acquiring, licensing or investing in businesses, products, product candidates and technologies;
•
  our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;
•
  our need and ability to hire additional management and scientific and medical personnel;
•
  the effect of competing technological and market developments;
•
  our need to implement additional internal systems and infrastructure, including financial and reporting systems; and
•
  the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future.
Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our cash needs through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through government or other third-party funding, commercialization, marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us.
Contractual Obligations and Commitments
As of December 31, 2012, we had contractual obligations of approximately $319,000, consisting of $267,000 relating to interest on our outstanding convertible notes and $52,000 related to our office lease.

We are a party to license agreements with universities and other third parties, as well as patent assignment agreements, under which we have obtained rights to patents, patent applications and know-how. These license agreements are subject to various milestone payments related to milestones met in the FDA regulatory approval process. In July 2008, we made a $25,000 payment to the University of Kansas Medical Center Research Institute, Inc. (University of Kansas) upon the completion and FDA acceptance of our Phase I clinical trials.
We have employment agreements with certain employees which require the funding of specific levels of payments, if certain events, such as a change in control or termination without cause, occur. We enter into contracts in the normal course of business with CROs for clinical trials and clinical supply manufacturing and with vendors for preclinical research studies and other services and products for operating purposes, which generally provide for termination within 30 days of notice or less, and therefore are cancelable contracts and not included as contractual obligations and commitments.
Net Operating Losses
As of December 31, 2012, we had federal net operating loss carryforwards, or NOLs, of $21.6 million which expire from 2024 through 2032. Our ability to utilize our NOLs may be limited under Section 382 of the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). Although we have not undergone a Section 382 analysis, it is possible that the utilization of the NOLs, could be substantially limited. Additionally, U.S. tax laws limit the time during which these carryforwards may be utilized against future taxes. As a result, we may not be able to take full advantage of these carryforwards for federal and state tax purposes. Future changes in stock ownership may also trigger an ownership change and, consequently, a Section 382 limitation.
Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under Securities and Exchange Commission rules.
Recent Accounting Pronouncements
In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) – Presentation of Comprehensive Income” which amends ASC 220, “Comprehensive Income”. ASU 2011-05 gives an entity the option to present the total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We did not have any other comprehensive income related transactions during the year ended December 31, 2012 and as such did not present required statements.
In December 2011, the FASB issued ASU 2011-12 “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” This update stated that the specific requirement to present items that are reclassified from other comprehensive income to net income alongside their respective components of net income and other comprehensive income will be deferred. In February 2013, the FASB issued ASU 2013-02 “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. This update requires companies to present the effects on the line items of net income of significant reclassifications out of accumulated other comprehensive income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income in the same reporting period. ASU 2013-02 is effective prospectively for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company does not expect its adoption to have a material impact on our financial statements.
Basic and Diluted Net Loss Attributable to Common Stockholders per Common Share
Our Series A preferred stock represent participating securities. However, since we operate at a loss, and losses are not allocated to the preferred stock, the two class method does not affect our calculation of earnings per share. We had a net loss for all periods presented; accordingly, the inclusion of common stock options would be anti-dilutive.

Dilutive common stock equivalents would include the dilutive effect of convertible securities, common stock and options for common stock. Potentially dilutive common stock equivalents totaled approximately 3,327,422 shares and 3,082,359 shares for the years ended December 31, 2011 and 2012, respectively. Potentially dilutive common stock equivalents were excluded from the diluted earnings per share denominator for all periods because of their anti-dilutive effect. Therefore, the weighted average shares used to calculate both basic and diluted earnings per share are the same.
Quantitative and Qualitative Disclosure About Market Risk
Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates.
Due to the short-term duration of our investment portfolio and the low risk profile of our investments, an immediate 10.0% change in interest rates would not have a material effect on the fair market value of our portfolio. Accordingly, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.
We do not believe that our cash and cash equivalents have significant risk of default or illiquidity. While we believe our cash and cash equivalents do not contain excessive risk, we cannot provide absolute assurance that in the future our investments will not be subject to adverse changes in market value. In addition, at times we maintain significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.
Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our results of operations during 2011 or 2012 or through the nine months ended September 30, 2013.

BUSINESS
Overview
We are a pharmaceutical company focused on the development of therapeutics to treat kidney disease, an area of significant unmet medical need. Since our inception, we have collaborated with the world’s leading experts in kidney disease and leveraged our knowledge of pathogenic oxidative chemistries to build a strong portfolio of intellectual property and to advance the development of our drug candidates. We believe that our comprehensive effort to develop a new generation of therapeutics that target kidney disease provides us with a leadership position in this large and attractive market.
Pathogenic oxidative chemistries are collectively a group of oxygen-based chemical reactions that occur in the body during stress, injury, or disease, to form compounds that can induce pathological changes in tissues that effect normal physiological function. These include (i) advanced glycation end-products (AGE’s), which are oxidative end products of glucose-modified biomolecules which adversely affect their function; (ii) reactive oxygen species (ROS), which are chemically reactive molecules containing oxygen such as oxygen ions and peroxides that when elevated in the body can induce pathology; and (iii) toxic carbonyls which are reactive compounds that can modify biomolecules and affect their function. These chemistries are generally agreed to be involved in the etiology of diabetic nephropathy, a common complication of diabetes. We are developing Pyridorin™ (“Pyridorin”), a small molecule drug that is a unique and broadly acting inhibitor of the pathogenic oxidative chemistries which are elevated in diabetic patients.
We licensed patents covering methods of use and synthesis of Pyridorin from BioStratum, Inc. in May of 2006. We subsequently acquired Pyridorin-related patents from BioStratum through a Series A financing completed in May of 2007. At the time of acquisition, BioStratum, through its contracted investigators, contract research organizations, and collaborators had completed 5 preclinical efficacy studies, 36 preclinical safety studies, 4 Phase 1 studies and 5 Phase 2 studies with Pyridorin. After the acquisition, we conducted a multi-center, randomized, placebo-controlled Phase 2b study, namely PYR-210. In addition, we worked with the FDA to establish a new regulatory pathway for Pyridorin approval.
Pyridorin has demonstrated preliminary evidence of efficacy in slowing the progression of diabetic nephropathy in relevant patient populations in three Phase 2 clinical studies. Based on these results, Pyridorin will be further developed in a Phase 3 program agreed to by the U.S. Food and Drug Administration (FDA) under a Special Protocol Assessment (SPA). This Phase 3 program will use a novel endpoint based on a novel, events-based endpoint based on end stage renal disease (ESRD) or a 50% increase in serum creatinine (SCr). We believe this change will significantly reduce the cost and time for completion of the Phase 3 program compared to the traditional endpoint used in previous pivotal trials for diabetic nephropathy. The traditional renal endpoint used in previous pivotal trials for diabetic nephropathy is a 100% increase in SCr from baseline or ESRD. Based on an analysis of the Irbesartan Type II Diabetic Nephropathy Trial (IDNT) used for the approval of the drug irbesartan, the follow-up time required to reach the new endpoint of a 50% SCr increase would be approximately 50% less than the follow-up time required to reach the traditional endpoint in a similar patient population. We believe that we will be the first company to use this novel endpoint in a Phase 3 trial.
We are also studying the application of an intravenous formulation of Pyridorin to specific types of acute kidney injury (AKI) where pathogenic oxidative chemistries have been identified as a possible contributing factor to the severity of this condition.
Corporate Objectives
There is a large medical need and market opportunity for treatments that can (1) slow the progression of renal disease and thus delay or avoid the onset of end stage renal disease (ESRD); or (2) reduce the severity of acute kidney injury and its associated potential treatment costs and long term complications.
Our principal corporate objective is the maximization of shareholder value by advancing Pyridorin through Phase 3 development and approval. In order to maximize the market potential of Pyridorin, we intend to consider entering into a partnership for the launch and marketing of the product at the end of Phase 3 or possibly earlier, based on interim clinical data. We also intend to consider acquisitions and the development of other clinical candidates as we see appropriate.

We acquired commercial rights to Pyridorin in 2007 and, since then, have been investigating the safety and efficacy of Pyridorin therapy for diseases in which pathogenic oxidative chemistries are an established and/or causative and contributing factor in kidney disease. These include diabetic nephropathy and acute kidney injury.
We anticipate seeking corporate partners to aid us in commercialization and market entry.
Our Strategy
There is a large medical need and market opportunity for treatments that can (1) slow the progression of renal disease and thus delay or prevent the onset of end stage renal disease (ESRD); or (2) reduce the severity of acute kidney injury and potentially its associated treatment costs and long term complications.
We are committed to applying our leadership position in the field of kidney disease to transform the lives of patients with debilitating, costly diseases or conditions. Each of our ongoing and planned development projects addresses kidney diseases or conditions with high unmet medical need that presents a significant market opportunity. The core elements of our strategy include:
•
  advancing Pyridorin through Phase 3 development for the treatment of diabetic nephropathy in patients with type 2 diabetes;
•
  submission and approval of a new drug application (NDA) in the United States and a Market Authorization Application (MAA) in Europe;
•
  commercializing Pyridorin using a highly-targeted sales force in the United States and the rest of the world;
•
  maximizing the value of our Pyridorin franchise by expanding into additional indications; and
•
  deploying capital strategically to develop our portfolio of product candidates and create shareholder value.
Rationale for Development of Pyridorin
Diabetic microvascular complications arise in tissues that are not under direct insulin control and are thus exposed to elevated levels of glucose in hyperglycemic conditions. This exposure leads to a perturbation or deviation of many metabolic pathways and the emergence of non-enzymatic oxidative chemistries that form pathogenic reactive compounds including: (1) reactive oxygen species; (2) reactive carbonyl intermediates (which are reactive compounds containing a carbonyl function group that can react with biomolecules and modify their function, a process collectively referred to as carbonyl stress); and (3) glycated protein amino groups and their subsequent advanced glycation end-products (AGEs).

One pathway of particular interest is the post-Amadori pathway of AGE formation. The study of this pathway led to the discovery of Pyridorin as a promising drug candidate for diabetic nephropathy. Our founding scientists first isolated protein-Amadori intermediates and utilized them to search for compounds that could specifically block the degradation of protein-Amadori intermediates into AGEs. They examined many previously studied AGE inhibitors in this screening assay, including aminoguanidine (pimagedine). The majority of such AGE inhibitors, including aminoguanidine (Graph 2), did not exhibit inhibitory activity towards formation of the AGE carboxymethlylysine (CML) under these conditions. However, Pyridorin uniquely exhibited potent post-Amadori inhibitory activity (Graph 1). Due to the possible importance of this AGE pathway, this inhibitory activity may form the basis for the activity of Pyridorin in inhibiting the progression of diabetic nephropathy, as evidenced in nonclinical studies and as summarized below.
Chronic hyperglycemia is directly associated with end-organ damage in patients with diabetes. The major target organs affected, namely the kidney, peripheral nerves, retina, and the vasculature, are all exposed to glucose fluctuations since they are not under insulin regulation. This hyperglycemia damage may be initiated by direct chemical reaction of glucose (an aldehyde) with protein amino groups, leading to the formation of harmful products collectively designated as AGEs. It has been established that circulating and tissue levels of AGEs are elevated in patients with poorly controlled diabetes and increase dramatically when the glomerular filtration rate (GFR) declines. GFR is the calculation of the flow rate of filtered fluid through the glomerulus that determines how well the kidney is filtering the blood.

Control
50 mM
15mM
3mM
Pyridorin +
Ribonuclease
ELISA Reading
1.5
1.0
0.5
0.0
0
48
96
144
Time (hours)
Control
50 mM
15mM
3mM
Aminoguanidine +
Ribonuclease
ELISA Reading
1.5
1.0
0.5
0.0
0
48
96
144
Time (hours)

Graph 1 (top) shows that Pyridorin inhibits post-Amadori AGE formation in a dose-dependent fashion.

Graph 2 (bottom) shows that aminoguanidine (Pimagedine) has surprisingly little activity towards inhibiting AGE formation from Amadori intermediates.

Khalifah, et al, Biochem. & Bio Phys. Res. Com. 1999 257(2): 251-258

In extensive in-vitro studies, Pyridorin has been shown to inhibit AGE formation and scavenge ROS and toxic carbonyl compounds. For example, Pyridorin has been shown to:
•
  inhibit the degradation of glycated proteins to AGEs;
•
  inhibit lipoxidation (lipid oxidation) by trapping lipoxidation intermediates, (reactive lipid compounds that form during the oxidation of lipids that normally proceed to lipid oxidation end-products), particularly 1,4-dicarbonyls;
•
  scavenge glycoaldehyde and dicarbonyls intermediates of carbonyl stress such as glyoxal and methylglyoxal;
•
  trap the hydroxyl radical (which is a highly reactive and short-lived neutral form of the hydroxide ion (HO−); and
•
  bind redox transition metal ions (such as Cu2+, Mn2+, and Fe 2+),which interfere with their catalytic role in oxidative reactions (redox chemical reactions are common physiological chemical reactions involving the transfer of electrons).
All of the above processes and reactive compounds have been implicated directly or indirectly in the development of diabetic microvascular disease, the basis of diabetic complications.

Pyridorin Targets Specific Pathogenic Oxidative Chemistries

Protein
Protein
Protein
PYR
Protein
O_2/M^{n+}
Schiff base
Amadori
A.G.E.
Advanced glycation end-products
Glucose
O_2/M^{n+}
PYR
PYR
O_2/M^{n+}
Oxidative Chemistries
AGEs promote
Diabetic Nephropathy
PYR
O_2/M^{n+}
PYR
Toxic carbonyl compounds
Reactive carbonyl species
MGO & 3-DG and ROS
ROS - Reactive oxygen species
Protein
A.G.E.
Protein
Advanced glycation end-products

Diabetes (2005) Vol 54, p3274

Am J Physiol Renal Physiol (2005) Vol 289, pF645

Diabetes (2005) Vol 54, p3103

Diabetes (2002) Vol 51, p2826

Kidney International (2000) Vol 58, Supp 77, pS26

The above graphic is for illustrative purposes only.
Preclinical Efficacy Results
The ability of Pyridorin to slow the progression of diabetic nephropathy in animals has been examined in several preventative and interventional preclinical studies. These include a “proof-of-principle” rat model of AGE-albumin induced nephropathy (Khalifah, et al, J. Am. Soc. Nephrol. 1997 Sep; 8:641A), an STZ-treated rat classical model of type 1 diabetic nephropathy (Degenhardt, et al, Kidney Int. 2002; 61:939-950), a db/db mouse spontaneous model of type 2 diabetic nephropathy Zheng, et al, Kidney Int. 2006; 70: 507-514), the Zucker fa/fa rat model of non-diabetic, hyperlipidemic nephropathy (Alderson, et al, Kidney Int. 2003; 63:2123-2133), and the type 2 diabetic KK-Ay/Ta mouse (Tanimoto, et al, Metabolism. 56:160-7, 2007).
In the first model, AGE-modified rat serum albumin (RSA), which is the most abundant protein in rat blood plasma, was injected daily for 6 weeks into normoglycemic rats to mimic damage from circulating AGE-modified plasma proteins. These normoglycemic rats were given daily tail vein injections of AGE-modified RSA at 50 mg/kg/day with and without concomitant treatment with 25 mg/kg/day Pyridorin in the drinking water. Another AGE inhibitor, aminoguanidine (pimagedine) was also evaluated in this model for comparative purposes. At the time of this study, aminoguanidine was being developed by Alteon for the treatment of diabetic nephropathy. Previous studies have demonstrated that such daily injections of AGE-modified RSA induce pathological changes in the kidney consistent with the onset of diabetic nephropathy. As expected, overt nephropathy did not develop during this short-term study. However, statistically significant early diabetic-like morphological changes were observed in the glomerulus, such as an increase in glomerular volume, an increase in albumin deposition (Graph 3), and a decrease in heparin sulfate, a component of the kidney anionic filtration barrier (Graph 4).
Treatment with Pyridorin protected the animals from the damaging effects of AGE-albumin with regard to all three parameters mentioned above. All of the results were statistically significant when compared to untreated animals. Treatment with similar amounts of aminoguanidine did not lead to significant amelioration except for a partial reduction in albumin deposition.

***
500
400
300
200
100
0
Rat Serum Albumin Staining Change (%)
Untreated
##
+ PD
+ AG
AGE-RSA

Graph 3: Immunohistochemical glomerular changes in albumin deposition at 6 weeks in rats injected daily with 50 mg/day AGE-modified RSA in the absence and presence of Pyridorin (PD) or Aminoguanidine (AG) each at 25 mg/kg/day. Measurements given relative to animals injected with non-glycated RSA. Deposition reflects cross-linking of glycated RSA to glomerulus basement membrane

10
0
-10
-20
-30
-40
-50
-60
-70
Heparan Sulfate Side-Chain Change (%)
+ PD
+ AG
Untreated
##
**
***
AGE-RSA

Graph 4: Immunohistochemical glomerular changes in heparan sulfate at 6 weeks in rats injected daily with 50 mg/day AGE-modified RSA in the absence and presence of Pyridorin (PD) or Aminoguanidine (AG) each at 25 mg/kg/day. Measurements given relative to animals injected with non-glycated RSA that showed little loss of heparan sulfate. Monoclonal antibodies were specific to heparan sulfate side-chains.

* statistically significant change from healthy

\# statistically significant change from untreated

Results from an STZ-treated rat model of type 1 diabetic nephropathy are shown in Graphs 5 and 6 below. Pyridorin inhibited the development of albuminuria compared to untreated animals (p = 0.0001 at 27 weeks). It also inhibited the increase in plasma creatinine levels compared to untreated animals (p = 0.0001 at 28 weeks). Increases in albuminuria and plasma creatinine levels are indications of decreasing kidney function. Additionally, at equal doses, Pyridorin exhibited an improvement over aminoguanidine in preventing increases in plasma creatinine (p = 0.021 at 28 weeks) and albuminuria.

In addition to these results on kidney function, this study demonstrated that Pyridorin significantly inhibited AGE formation in skin collagen, as measured by standard methods of quantifying AGE levels (i.e. pepsin digestibility, AGE fluorescence, and carboxymethyllysine AGE content).

In a second STZ study similar in design to the above, treatment with Pyridorin at 1 g/L drinking water was compared to treatment with the ACE inhibitor enalapril (the standard of care treatment for diabetic nephropathy) dosed at 50 mg/L drinking water (Alderson, et al, Diabetologia 2004; 47:1385-1395). At 28 weeks, Pyridorin significantly inhibited the development of albuminuria relative to both untreated diabetic controls (43 mg/24 hr versus 12mg/24 hr) and diabetic animals treated with enalapril (26 mg/24 hr versus 12 mg/24 hr). The differences were statistically significant. Pyridorin also significantly reduced the increases in plasma creatinine relative to both untreated diabetic controls (110 μmol/L versus 45 μmol/L) and diabetic animals treated with enalapril (70 μmol/L versus 45 μmol/L). The differences were statistically significant.
Pyridorin has also been evaluated in a standard model of type 2 diabetic nephropathy. The db/db mouse is a commonly used mouse model of type 2 diabetes and develops histologic changes in the kidney which are very similar to those observed in humans with diabetic nephropathy. The study was designed to evaluate the effects of Pyridorin in established diabetic nephropathy. In mice with biopsy-proven diabetic nephropathy, Pyridorin orally administered at 250 mg/kg/day for 2 months resulted in a 43% reduction in the urinary albumin/creatinine ratio. In contrast, the placebo group albumin/creatinine ratio increased 215% (p<0.05). The ACE inhibitor treated group increased 40%. Microscopic lesions of glomerulosclerosis in the kidney were also reduced in the Pyridorin group when compared with control animals (p<0.05).
A second db/db mouse study of 16-week treatment duration was conducted to assess the combination of Pyridorin plus the ACE inhibitor enalapril versus enalapril alone. As in the initial study, there were significant effects on urinary albumin/creatinine ratio. In the placebo group albumin/creatinine ratio increased approximately 350% over 16 weeks. The enalapril treated group increased approximately 220%. The Pyridorin plus enalapril group increased approximately 50% (p<0.05 compared to control). There was also a reduction in glomerular lesions in the Pyridorin plus ACE inhibitor group (p<0.05 compared to control). In addition, Pyridorin plus enalapril significantly improved survival versus the control or enalapril alone (p<0.05).
Pyridorin has also been studied in a non-diabetic, “syndrome X-like” model to assess its effects on the development of nephropathy in the absence of diabetes. In this study, the development of nephropathy and dyslipidemia in treated and untreated obese fa/fa rats was compared to those in lean Fa/fa littermates. Pyridorin, administered at 1 g/L in the drinking water, markedly inhibited the development of dyslipidemia and nephropathy in the fa/fa rats. A 10-fold increase in albuminurea was observed in the untreated obese fa/fa rats over 32 weeks as well as an increase in plasma creatinine from 0.9 mg/dL to 1.5 mg/dL. Pyridorin provided nearly complete protection against increases in both of these parameters (p<0.0001). Pyridorin also inhibited the thickening of the aortic and coronary vasculature observed in the untreated obese fa/fa rats by approximately 90% (p<0.05). Furthermore, Pyridorin significantly reduced AGE levels in the rat skin collagen when compared to the untreated fa/fa group (p<0.05).
Pyridorin was also studied in the type 2 diabetic KK-Ay/Ta mouse. KK-Ay/Ta mice were given Pyridorin (200 or 400 mg/kg per day) starting at 8 weeks of age for 12 weeks. Pyridorin therapy, especially at 400 mg/kg per day, prevented an increase in albuminuria relative to untreated controls (increase of 6.4 mg/L versus 43.5 mg/L, p<0.05). Accumulations or Carboxymethyllysine (an AGE) and nitrotyrosine in the kidney were also decreased (p<0.05). TGF-β1 and laminin-β1 messenger RNA expressions in kidneys were significantly lower than those in the controls (p<0.05).
Preclinical Safety Summary
Pyridorin was studied in acute and chronic rat, rabbit and dog studies for up to one year. Acute and chronic toxicology studies were conducted by Quintiles Preclinical Services. Developmental & reproductive toxicology studies were conducted by Charles River Laboratories Inc. All of these studies were sponsored by BioStratum, Inc. There were no observable side effects seen at blood levels as high 100x over therapeutic blood levels in humans. In a full battery of genotoxicity tests, no mutagenicity or clastogenicity was observed. These studies were conducted by Bioreliance Labs, Quintiles Toxicology/Pathology Services, and Sequani Ltd and sponsored by BioStratum, Inc. Human hepatic cytochrome P450 enzymes are involved in the metabolism and elimination of many widely used drugs. Any induction or inhibition of these enzymes can potentially lead to drug-drug interactions. In human hepatic cell assays, Pyridorin had no effect on cytochrome P450 enzymes. Thus, the potential for Pyridorin to interact with the metabolism of other drugs in-vivo is unlikely. The P450 enzyme studies were conducted by RTI International and sponsored by BioStratum, Inc.

Clinical Safety Summary
An investigational new drug application (IND) was filed for Pyridorin by BioStratum, Inc. on July 30, 1999. The sponsorship of the IND was transferred to NephroGenex on July 10, 2007.
The safety, tolerability, and pharmacokinetics of Pyridorin was investigated in four Phase 1 studies conducted in healthy male volunteers. A summary of these studies is provided in the table below:

Protocol #	440-01 (PO)	440-01 (IV)	440-02	PYR-103
Conducted	Sep 99-Nov 99	Sep 99-Nov 99	Nov 99-Dec 99	Mar 2001
CRO/Sponsor	MDS Harris/ BioStratum	MDS Harris/ BioStratum	MDS Harris/ BioStratum	PPD Development/ BioStratum
Location(s)	Lincoln, NE	Lincoln, NE	N. Ireland	Morrisville, NC
Active/Placebo	16/8	4/2	18/6	6/0
Type of Subject M/F	Healthy 24/0	Healthy 6/0	Healthy 24/0	Healthy 6/0
Age range	19-41 yrs	19-41 yrs	18-45 yrs	19-50 yrs
Study Design	Ascending Single dose Randomized Double Blind Placebo control	Single dose Randomized Double Blind	Ascending Multiple dose Randomized Double Blind Placebo control	Single dose High fat meal vs fasted 2-way crossover
Route of admin.	Oral	I.V.	Oral	Oral
Dose	3 mg/kg 10 mg/kg 30 mg/kg 50 mg/kg	10 mg/kg	5mg/kg BID 15 mg/kg BID 25 mg/kg BID	500 mg
Duration	Single dose	Single dose	7 days	Single dose
Results	No safety signal	No safety signal	No safety signal	No safety signal
In all four of these studies, Pyridorin was well tolerated with no drug-related toxicity observed in any patients. Based on its benign profile in healthy patients, the decision was made by BioStratum to advance Pyridorin into Phase 2 testing in patients with diabetic nephropathy. The safety, tolerability, and pharmacokinetics of Pyridorin was investigated by BioStratum in a Phase 2 study conducted in patients with Type 1 diabetic nephropathy. In addition, the safety, tolerability and biological activity of Pyridorin was investigated in another Phase 2 study conducted in Type 2 diabetic patients with microalbuminuria (ACR≤ 300 mg/g). This study was conducted in Japan under the sponsorship and management of Kowa Company Ltd.
A summary of these two studies is provided in the table below:

Protocol #	PYR-202	K-163-04
Conducted	Nov 2000-Mar 2001	2005-2006
CRO/Sponsor	PPD Development/ BioStratum	Kowa
Location(s)	USA (5 sites)	Japan
Active/Placebo	9/3	68/67
Type of Subject M/F	Type 1 Diabetic nephropathy 8/4	Type 2 Diabetes w/ microalbuminurea 107/28
Age range	28-54 yrs	20-70 yrs

Protocol #	PYR-202	K-163-04
Study Design	Multiple dose Randomized Escalating dose Double Blind Placebo control	Multiple dose Randomized Double Blind Placebo control
Route of admin.	Oral	Oral
Dose	50 mg BID for 7 days then 250 mg BID for 7 days then 500 mg BID for 28 days	300 mg BID
Duration	6 weeks	26 weeks
Results	No safety signal	No safety signal No effect on microalbuminuria
In both of these studies, Pyridorin was well tolerated with no drug-related toxicity observed in any patients. Based on its benign profile in diabetic nephropathy patients, the decision was made by BioStratum to continue evaluation of the safety, tolerability and biological activity of Pyridorin in type 1 and type 2 diabetic nephropathy patients with macroalbuminuria (ACR >300 mg/g).
In two randomized, placebo-controlled, Phase 2 studies of 24-week treatment duration, patients with nephropathy due to either type 1 or type 2 diabetes showed no consistent across-study differences between Pyridorin and placebo groups in the type or incidence of adverse event reporting or in vital signs, weight, blood pressure, electrocardiograms (ECGs), general chemistry, urinalysis, hematology or special laboratories (coagulation and thyroid function tests). In the first study, the adverse events defined as definitely, probably, or possibly related to the study drug as determined by the investigator, were reported in 26.2% and 33.3% Pyridorin and Placebo patients respectively. In the second study, the adverse events defined as definitely, probably, or possibly related to the study drug as determined by the investigator, were reported in 35.1% and 44.4% Pyridorin and Placebo patients respectively. The types of serious adverse events (SAEs) observed were quite varied and very similar to what is typically observed in diabetic nephropathy patients. Cardiac related events were the most common followed by infections. While a numerical imbalance in SAE reporting was seen, the lack of a specific type of SAE reported in patients receiving Pyridorin, the similarity to the types of SAEs reported in other diabetic nephropathy studies, and the significant baseline medical conditions in these patients suggest that the SAEs were related to the underlying medical conditions, not an effect attributable to Pyridorin. In a retrospective ECG analysis using pooled data from the two 24-week studies, there was no evidence for an effect of Pyridorin on the QT/QTc interval, either at the group level or at the individual patient level (using Fridericia’s and Bazett’s formulae). The QT/QTc interval is a measure of the time between the start of the Q wave and the end of the T wave in the heart's electrical cycle. In general, the QT interval represents electrical depolarization and repolarization of the left and right ventricles. A lengthened QT interval is a biomarker for ventricular tachyarrhythmias and a risk factor for sudden death. Fridericia’s and Bazett’s formulae are two different correction methods commonly used to correct for heart rate differences when calculating the QT interval.
In a 12-month Phase 2 study treatment with Pyridorin, up to 300 mg twice daily (BID) was generally well tolerated. Most of the AEs were mild or moderate in severity and there was a slight increase in the incidence of diarrhea and constipation in the 300 mg BID group relative to placebo. The pattern and occurrence of AEs were consistent with the patient population under study. The overall incidence of AEs and AEs deemed drug-related was similar among the treatment groups. The types of serious adverse events (SAEs) observed were quite varied and very similar to what is observed in diabetic nephropathy patients. Cardiac related events were the most common followed by infections. There were no meaningful differences in SAEs between the placebo group and the Pyridorin group. The observed SAEs were attributed to underlying baseline medical conditions in these patients and not attributed to Pyridorin therapy.

Phase 2 Efficacy Results
PYR-206
PYR-206 was a Phase 2, multi-center, placebo-controlled, randomized, double-blind study which evaluated the safety and tolerability of Pyridorin administered orally via 50 mg capsules BID for 24 weeks to patients with nephropathy due to type 1 or type 2 diabetes.This study was conducted under the sponsorship and management of BioStratum Inc. who utilized the services of the contract research organization Pharmaceutical Product Development (PPD). The study was conducted from October 2001 to January 2003.
Although PYR-206 was designed as a safety and tolerability study, post-hoc analyses were performed on various efficacy parameters, including serum creatinine (SCr), urinary creatinine clearance, and TGF-β1. Creatinine is a breakdown product of creatine. Its level in serum reflects the efficiency of the kidney to remove waste products from the blood. Serum creatinine is the most commonly used indicator of renal function. The SCr change from baseline was analyzed for all patients and for the patient subgroups listed in Table 1 below using a repeated measures mixed model with baseline SCr as a fixed covariate.
Treatment with Pyridorin reduced the change in SCr concentration from baseline by 27% for all patients (65 Pyridorin and 63 placebo). While the treatment was not statistically significant in the Intent to Treat (ITT) patient population, which included all patients that received at least one dose of study drug, this effect was statistically significant for a subgroup of patients with type 2 diabetes and a starting baseline SCr ≥ 1.3 mg/dL (Table 1 and Figure 1).
Table 1: PYR-206 — Serum Creatinine Change from Baseline Analysis

Patient Population	Treatment Group	N	Baseline SCr(1)	SCr Change from Baseline(2)	Treatment Effect(3)
All Patients	Pyridorin Placebo	65 63	1.27 ± 0.34 1.33 ± 0.38	0.12 ± 0.40 0.16 ± 0.28	-27%
Type 2 Diabetes	Pyridorin Placebo	40 40	1.28 ± 0.34 1.30 ± 0.36	0.08 ± 0.29 0.17 ± 0.30	-53%
Baseline SCr ≥ 1.3 mg/dL	Pyridorin Placebo	34 30	1.54 ± 0.21 1.65 ± 0.28	0.13 ± 0.53 0.26 ± 0.33	-50%
Type 2, Baseline SCr ≥ 1.3 mg/dL	Pyridorin Placebo	22 19	1.53 ± 0.20 1.59 ± 0.73	0.06 ± 0.37 0.29 ± 0.35	-79%**

(1)
  Mean ± SD in mg/dL
(2)
  Unadjusted mean within group change from baseline in mg/dL
(3)
  Difference relative to placebo in unadjusted mean change from baseline where a negative value indicates a lesser change from baseline in Pyridorin patients (i.e. reno-protection)
**
  Statistically significant, p<0.01

Pyridorin
Placebo
SCr Change from Baseline (mg/dL)
0.4
0.3
0.2
0.1
0.0
-0.1
-0.2
0
4
8
12
16
20
24
Endpoint[1]
Weeks

Figure 1. PYR-206 — Serum Creatinine Change from Baseline Analysis in
Patients with Type 2 Diabetes and a Baseline SCr ≥ 1.3 mg/dL

(1)
  Mean ± SEM; P= 0.0074 (Repeated measures mixed model analysis with baseline serum creatinine as a fixed covariate)
In the total patient population, Pyridorin also reduced the rate of rise in SCr levels by 23% relative to placebo. The rise in SCr was 0.161 mg/dL/yr and 0.210 mg/dL/yr in the Pyridorin (n=65) and placebo (n=63) groups, respectively. In the sub-population of patients with more substantial renal impairment as evidenced by a baseline SCr level of ≥ 1.3 mg/dL, the ability of Pyridorin to preserve renal function was more pronounced with a 59% reduction in the rate of rise in SCr relative to placebo. In this sub-population of patients, the rise in SCr was 0.183 mg/dL/yr and 0.445 mg/dL/yr in the Pyridorin (n=34) and placebo (n=31) groups, respectively. This result suggests Pyridorin therapy may be slowing the progression of kidney disease in diabetic patients with more substantial renal impairment exhibiting a larger increase in SCr over the treatment period. However, it is part of a post-hoc analysis, and this effect may not be observed in a subsequent study.
Urinary creatinine clearance findings were consistent with the beneficial effects of Pyridorin on slowing the decline of renal function with an 18% reduction in the decline of creatinine clearance in the Pyridorin group relative to patients treated with placebo in the total patient population.
Urinary excretion of TGF-β1, a factor implicated in the pathogenesis of chronic renal failure in diabetic nephropathy, was also assessed. The mean change from baseline to endpoint in urinary TGF-β1 levels was -9.34 and 14.38 pg/mg creatinine in the Pyridorin and placebo patients respectively, with a relative change from baseline of -24.7% and 41.8%, respectively, in the total patient population. As in the case of the observed changes in SCr and urinary creatinine clearance, these results on urinary TGF-β1 are part of a post-hoc analysis, and they may not repeat in a subsequent clinical study.
PYR-205/207
PYR-205 and PYR-207 were identical in design, with the exception of the patient entrance criteria for SCr (≤ 2.0 mg/dL and > 2.0 mg/dL but ≤ 3.5 mg/dL, respectively). The data were merged, as prespecified in the Statistical Analysis Plan, and analyzed as a single study. PYR-205 and 207 were Phase 2, international, multi-center, randomized, double-blind, placebo-controlled, escalating dose studies to evaluate the safety, tolerability, and biologic activity of Pyridorin given orally in a sequential fashion to patients with diabetic nephropathy due to type 1 or type 2 diabetes at:
•
  50 mg BID for two weeks,
•
  100 mg BID for two weeks, and
•
  250 mg BID for 20 weeks.

This study was conducted under the sponsorship and management of BioStratum Inc. who utilized the services of the contract research organizations Pharmaceutical Product Development (PPD), Cato Research, and PharmNet. The study was conducted from July 2002 to September 2003.
In PYR-205/207, baseline renal function was more impaired than patients studied in PYR-206. In PYR-205/207, Pyridorin reduced the change from baseline SCr in either a statistically significant fashion or trending toward a significant p-value close to 0.05 in all prospectively defined patient sub-groups. The reno-protective effect of Pyridorin as compared to placebo was seen to an equal degree across all patient groups with an approximate 70% reduction relative to placebo in the increase of baseline SCr (Table 2 and Figure 2).
Table 2: PYR-205/207 — Serum Creatinine Change from Baseline Analysis

Patient Population	Treatment Group	N	Baseline SCr(1)	SCr Change from Baseline(2)	Treatment Effect(3)
All Patients	Pyridorin Placebo	57 27	1.75 ± 0.64 1.96 ± 0.86	0.11 ± 0.26 0.34 ± 0.92	-68%*
Type 2 Diabetes	Pyridorin Placebo	45 22	1.74 ± 0.67 1.94 ± 0.92	0.12 ± 0.27 0.38 ± 1.02	-68%*
Baseline SCr ≥ 1.3 mg/dL	Pyridorin Placebo	42 19	2.00 ± 0.55 2.37 ± 0.67	0.12 ± 0.30 0.47 ± 1.09	-74%*
Type 2, Baseline SCr ≥ 1.3 mg/dL	Pyridorin Placebo	33 15	2.00 ± 0.58 2.40 ± 0.73	0.14 ± 0.31 0.55 ± 1.22	-75%

(1)
  Mean ± SD in mg/dL
(2)
  Unadjusted mean within group change from baseline in mg/dL
(3)
  Difference relative to placebo in unadjusted mean change from baseline, where a negative value indicates a lesser change from baseline in Pyridorin patients (i.e., reno-protection)
(4)
  Determined using repeated measures mixed model analysis with baseline SCr as a fixed covariate and treatment effect being the difference relative to placebo in change from baseline measured in mg/dL.
*
  Statistically significant, p<0.05

Figure 2. PYR-206 — Serum Creatinine Change from Baseline Analysis in
Patients with Type 2 Diabetes and a Baseline SCr ≥ 1.3 mg/dL

(1)
  Mean ± SEM; P= 0.058 (Repeated measures mixed model analysis with baseline serum creatinine as a fixed covariate)

Relative to placebo, Pyridorin treatment also slowed the rate of SCr increase (slope analysis) by approximately 70% in all populations analyzed. The rise in SCr was 0.177 mg/dL/yr in Pyridorin group (n=57) and 0.629 mg/dL/yr in the placebo group (n=27), with a P value of 0.062.
No significant between-group differences were observed in urinary albumin excretion. Short term effects on proteinuria are usually only seen with anti-hypertensive drugs that improve renal hemodynamics. Pyridorin treatment did not affect blood pressure.
AGE measurements were performed in plasma of patients with more advanced renal disease (all PYR-207 patients) using gas chromatography-mass spectrometry. Whereas carboxymethyllysine (CML) and carboxyethyllysine (CEL) levels increased from baseline by 0.02 and 0.015 mmol/mol Lys, respectively, in the placebo group, CML and CEL levels were decreased from baseline by 0.04 and 0.01 mmol/mol Lys in the Pyridorin-treated group. These data suggest that Pyridorin-induced inhibition of AGE formation occurs concomitantly with the beneficial effects of Pyridorin on renal function, thus lending support to the hypothesis that Pyridorin exerts beneficial effects on renal function via an AGE-dependent mechanism.
The mean change from baseline to endpoint in urinary TGF-β1 levels was -9.7 pg/mg creatinine in Pyridorin patients and +14.2 pg/mg creatinine in placebo patients with a relative change from baseline of -13.1% and 55.7% in the Pyridorin and placebo groups, respectively. These relative differences in TGF-β1 levels could represent one of the mechanisms by which Pyridorin could potentially slow the progressive decline in renal function.
PYR-210
PYR-210 was a randomized, double-blind, placebo-controlled study of Pyridorin at doses of 150 mg BID, 300 mg twice daily (BID) or placebo for 12 months. PYR-210 was designed to further study the efficacy and safety of Pyridorin in patients with overt nephropathy due to type 2 diabetes and to identify the appropriate dose and patient population for Phase 3 pivotal trials.
We conducted the study and utilized the services of the contract research organization Medpace. The study was conducted from August 2008 to August 2010.
The population selected had macroalbuminuria and impaired renal function. Although previous pivotal trials for diabetic nephropathy (notably, the IDNT study of the drug Irbesartan and the RENAAL study of the drug Losartan) have excluded patients with baseline SCr values ≥ 3.0 mg/dL, patients with higher bSCr values (up to 3.7 mg/dL) were included in the PYR-210 study in order to evaluate Pyridorin safety in more advanced renal disease patients. Pre-specified efficacy analyses according to starting baseline SCr levels were included in the statistical analysis plan. Patients were required to be on an established diabetic nephropathy standard of care (SOC) at screening. Specifically, patients must have received a renin-aldosterone-angiotensin-system (RAAS) inhibitor (ACE-I) or an ARB for at least 3 months prior to screening where the dose of the ACE-I or the ARB was considered appropriate for that patient and had been stable for at least 2 months. Patients were also required to be on stable blood pressure medications (other than an ACE-I or ARB) for 2 months prior to screening.
Patients not on an established, stable regimen of SOC were allowed to enter a screening phase (designated the “run-in period”) during which ACE-I/ARB or blood pressure dosing was initiated or adjusted to establish SOC. This was followed by a run-in period of at least 2 months at these same doses before patients could be randomized. These patients were required to meet the other entry criteria at the screening visit. Because changes in ACE-I/ARB or blood pressure medications are known to affect baseline SCr values, a pre-specified analysis of patients on an established standard of care at screening, excluding run-in patients, was included in the statistical analysis plan.
Eligible patients also had:
•
  a history of overt diabetic nephropathy defined by a SCr measurement of 1.3 mg/dl to 3.3 mg/dl (women) or 1.5 mg/dl to 3.5 mg/dl (men), inclusive, and
•
  a 24-hour urine collection Protein to Creatinine Ratio (PCR) > 1200 mg/g.

The trial did not reach its primary endpoint on the intent to treat (ITT) population. In the overall patient population, Pyridorin did not demonstrate a significant treatment effect on the progressive increase in serum creatinine concentration that these patients experienced over one year. However, results from the pre-specified analysis of patients on established SOC at screening showed a treatment effect of 45% for Pyridorin 300 mg BID and 21% for Pyridorin 150 mg BID treatment as compared to placebo treatment. This analysis included patients with a baseline SCr ≥ 3.0 mg/dL, which is higher than the baseline SCr used in the precedent IDNT and RENAAL clinical studies and represents patients who are not appropriate for a pivotal trial in diabetic nephropathy due to their baseline instability and advanced stage of renal insufficiency. Nonetheless, these patients were included in PYR-210 for the purposes of a broad safety assessment. When patients with a baseline SCr < 3.0 mg/dL (the patient population studied in the RENAAL trial of Losartan) that were on established SOC at screening were analyzed, a statistically significant treatment effect of 57% for the Pyridorin 300 mg dose (p=0.0094) and 45% for the Pyridorin 150 mg dose (p=0.0414) was observed. The more robust treatment effect observed in the Pyridorin 300 mg BID group over the Pyridorin 150 mg BID group suggests a potential dose response in this patient population. This subgroup is the patient population that will be studied in the Phase 3 trial. Our subgroup analysis carries the inherent risk that the results may not be repeatable in a subsequent trial. It is possible that the treatment effect observed in this subgroup of PYR-210 may not be repeated in the Phase 3 trials.
A summary of these results is shown in Table 3.
Table 3: Change in Serum Creatinine (mg/dl) From Baseline to Endpoint in
Various Subgroups from PYR-210

Patient Population	Treatment Group	N	Baseline SCr	SCr Change from Baseline	Treatment Effect
ITT Population	Pyridorin 300mg Pyridorin 150mg Placebo	105 99 103	2.17 ± 0.57 2.22 ± 0.55 2.20 ± 0.56	0.36 ± 0.57 0.42 ± 0.72 0.36 ± 0.70	N/A N/A
Patients requiring a run-in period(1)	Pyridorin 300mg Pyridorin 150mg Placebo	36 30 34	2.32 ± 0.59 2.33 ± 0.56 2.34 ± 0.67	0.62 ± 0.75 0.73 ± 0.90 0.31 ± 0.68	N/A N/A
Patients on SOC @ screening in the RENAAL population (bSCr < 3.0)(1) (FDA approved patient population for Phase 3)	Pyridorin 300mg Pyridorin 150mg Placebo	64 60 63	2.01 ± 0.49 2.03 ± 0.40 2.04 ± 0.40	0.18 ± 0.34 0.23 ± 0.45 0.42 ± 0.70	-57%** -45%*

(1)
  A separate analysis of this group was pre-specified in the statistical analysis plan.
(2)
  The patient population used in the RENAAL clinical trial of Losartan is considered to be the established population used for pivotal trials in diabetic nephropathy.
*
  Statistically significant, p<0.05
**
  Statistically significant, p<0.01
Patients who were not on a stable regimen of SOC at screening, and required a run-in period, are also shown in Table 3. These patients did not show a Pyridorin treatment effect. The analysis of the ITT patient population also showed no Pyridorin treatment effect. Since the patients on SOC did show a Pyridorin treatment effect, it is possible that inclusion of patients requiring a run-in period confounded the analysis of the ITT population. It is generally accepted that the initiation or change in ACEi/ARB or blood pressure medication dosing in overt diabetic nephropathy patients with established renal insufficiency can result in an increase in SCr levels (or a decrease in GFR). A recently published post-hoc analysis of the RENAAL study showed that patients assigned to Losartan (an ARB marketed by Merck & Co. Inc.) had a greater acute fall in eGFR during the first three months compared to patients assigned to placebo. A post-hoc analysis of the database of the IDNT study indicates that this effect of a blood pressure medication can persist for up to 6 months. Since the run-in period in PYR-210 only required stable doses of ACEi/ARB or blood pressure medications for 2 months prior to randomization, it is likely that some run-in patients had not reached a stable SCr baseline value prior to randomization. In addition, there was an increased number of post-randomization blood pressure medication changes in the run-in patients as compared to patients on established SOC at screening. For future Pyridorin studies, the FDA has agreed that all patients will need to be on stable SOC for at least 6 months prior to screening.
When the subgroup of patients that will be studied in the Phase 3 trials was examined (the RENAAL patient population with bSCr < 3.0 mg/dL on stable SOC @ screening) a dose dependent statistically significant treatment effect of 57% at 300 mg BID was observed.
In addition to the primary efficacy endpoint of change from baseline in SCr, the changes in serum cystatin C were also measured based on the demonstration of a 50% reduction in serum cystatin C by Pyridorin relative to placebo in all patients in Study PYR-205/207. The cystatin C results in PYR-210 followed similar trends to what was observed in the subgroups analyzed for SCr changes. A 26% treatment effect was observed in both treated arms (300 mg BID and 150 mg BID) of patients on SOC at screening in the RENAAL population (bSCr < 3.0 mg/dL).
Changes in urinary TGF-β1 were measured based on the demonstration of a reduction in TGF-β1 in PYR 206 and PYR 205/207. The mean change from baseline to endpoint in urinary TGF-β1 levels was -5.8 pg/mg for the Pyridorin 300 mg BID group, +21.4 pg/mg for the Pyridorin 150 mg BID group and +264 pg/mg for the placebo group. Although a dose dependent trend of decreasing TGF-β1 was observed in treated patients, the differences did not reach statistical significance.
Changes in 24 hour urinary protein creatinine ratio (PCR) were also measured. The mean change from baseline to endpoint in urinary PCR was -118 mg/g for the Pyridorin 300 mg BID group, +182 mg/g for the Pyridorin 150 mg BID group and +179 mg/g for the placebo group. Although there was evidence of a possible reduction in the 300 mg BID group relative to the placebo group, the difference was not statistically significant. The average baseline PCR was extremely high in this patient population (~3000 mg/gm) making the likelihood of observing significant effects within one year very low. It is possible that Pyridorin would further reduce urinary PCR with exposures longer than those in the PYR-210 study. Shorter term effects on proteinuria are usually only seen with anti-hypertensive drugs that improve renal hemodynamics. Pyridorin treatment did not affect blood pressure.
In summary, treatment with Pyridorin up to 300 mg BID was well tolerated. No safety signals were observed in this study. Treatment with Pyridorin for 1 year demonstrated a statistically significant treatment effect of 57% for the Pyridorin 300 mg dose (p=0.0094) and 45% for the Pyridorin 150 mg dose (p=0.0414) in the subgroup of patients with a baseline SCr < 3.0 that were on established SOC at screening. The more robust treatment effect observed in the Pyridorin 300 mg BID group over the Pyridorin 150 mg BID group indicates evidence for a dose response in this patient population. Pyridorin also demonstrated evidence of a reduction in serum cystatin C and urinary TGF-β1.
The efficacy data from PYR-210 was consistent with the previous Phase 2 trials PYR-206 and PYR-205/207. These results support the use of the 300 mg BID dose for pivotal studies, as all doses were well tolerated and there was a suggestion of a better treatment effect with the highest dose.
We have reached agreement with the FDA in a Special Protocol Assessment (SPA) on the patient population to be studied in the pivotal Phase 3 studies: type 2 diabetic patients with overt nephropathy and a bSCr < 3.0 mg/dL that are on an established and stable SOC regimen at screening. In this specific patient population, Pyridorin dosed at 300 mg BID demonstrated a 57% treatment effect in PYR-210 in the endpoint of SCr change from baseline relative to placebo.
Clinical Development Strategy
The clinical development path for a drug to treat diabetic nephropathy has traditionally been very long and associated with significant risk. In the past few years there have been four drug candidates that failed in Phase 3 clinical trials: Pimagedine, Sulonex, Avosantan and Bardoxalone. These drug candidates all looked promising in their respective Phase 2 studies, but all four failed in pivotal trials. A close examination of these clinical development programs reveals that in each case the Phase 3 studies were conducted in a different patient population using a different endpoint than was studied in their respective Phase 2 programs. This unusual circumstance arose because of the very challenging regulatory pathway that previously existed in this field. The long term endpoint that the FDA previously required in Phase 3 (time to SCr doubling or ESRD) made it nearly impossible to evaluate the drug against a similar endpoint in a Phase 2 trial. For example, the recruitment and patient follow-up time for the IDNT study totaled 60 months or 5 years. Bearing in mind trial costs and patent lifetime, this is very long and expensive for a Phase 2 study. Companies chose to use Phase 2 trials to study surrogate endpoints. They also chose patient populations where a treatment effect on the surrogate endpoint would be the most pronounced. Since the FDA did not accept these surrogate endpoints and narrow patient populations for the Phase 3 program, the transition to a Phase 3 trial was quite risky. All four companies ended up evaluating a significant number of types of patients in Phase 3 that they had never evaluated before, using an endpoint for which they had relatively little data.
We took a different approach in our clinical development strategy for Pyridorin. Specifically, during the Phase 2 program, working closely with the FDA, we examined broader patient populations under different conditions of standard of care to identify those patients most appropriate for the Phase 3 program. The pre-specified subgroup analyses of the Phase 2b study indicate that the appropriate diabetic nephropathy patient population to study in Phase 3 is patients on long term establish standard of care at screening with a baseline SCr >1.3 and < 3.0 mg/dL. In this patient population, Pyridorin therapy produced a greater than a 50% treatment effect that was statistically significant (P = 0.009) at the 300 mg bid dose. The Phase 2b study also indicated that patients that would not be appropriate to include in the Phase 3 pivotal study are those not on a stable regimen of standard of care at screening. These patients did not demonstrate a Pyridorin treatment effect and very likely did not reach a stable blood pressure and stable SCr baseline prior to the start of the study which would confound the treatment effect analysis.
We also used a SCr increase-based endpoint that would correlate with a potentially approvable endpoint. Simultaneously, we provided the FDA with analyses from previously completed Phase 3 clinical studies in diabetic nephropathy that supported a new, lower SCr increase-based endpoint. As a result, we potentially significantly reduced the cost of the Phase 3 trials and made our Phase 2b endpoint even closer to the Phase 3 endpoint.
As agreed to in the SPA, the Pyridorin Phase 3 study will be conducted in the specific patient population where Pyridorin has previously shown greater than a 50% treatment effect on a year-1 SCr endpoint (PYR-210).
Phase 3 Development Plan
Based on these clinical results and the SPA agreement with the FDA, we intend to commence the first of two Pyridorin Phase 3 diabetic nephropathy clinical trials (PYR-311) in the first half of 2014. We intend to commence the second of the Phase 3 trials (PYR-312) during the first half of 2016. These two clinical trials (PYR-311 and PYR-312), if successful, will serve as the basis for the product registration applications.
PYR-311 and PYR-312 are identical Phase 3 randomized, double-blind, placebo-controlled, international multi-center studies to evaluate the efficacy of Pyridorin 300 mg twice daily (BID) compared to placebo in reducing the rate of progression of renal disease due to type 2 diabetes. This progression rate will be estimated by the time to the composite endpoint consisting of the earliest event amongst:
A SCr increase of ≥ 50% from baseline that occurs during follow-up; or
End Stage Renal Disease (ESRD).
The FDA has agreed to the SCr increase of ≥ 50% from baseline endpoint as indicated in our SPA agreement with the FDA which covers the design of the Pyridorin Phase 3 program and the endpoint to be used for drug approval. This endpoint was previously validated by an FDA-NKF (National Kidney Foundation) Workshop held in December of 2012 that included leading nephrology clinical investigators and extensive analyses of completed kidney disease clinical studies demonstrating a highly significant correlation between time to a 50% SCr increase and time to ESRD.
The key secondary objective of the studies is to determine the safety of Pyridorin compared to placebo, as assessed by adverse events, 12-lead ECGs, vital signs, physical examination, clinical chemistries, glycosylated hemoglobin (HbA1c), and hematology.

Each study will enroll approximately 600 patients with a history of overt diabetic nephropathy defined by a SCr measurement of ≥ 1.3 mg/dL for female patients or ≥ 1.5 mg/dL for male patients, < 3.0 mg/dL for all patients, and a urine PCR ≥ 1200 mg/g at screening. Patients must be on stable standard of care (SOC) regimen which is defined as an ACE-I or ARB at a constant dose for at least 26 weeks prior to randomization.
PYR-311 will include one interim analysis that will be conducted approximately 18 months following study initiation. At that time, an independent Data and Safety Monitoring Board (DSMB) will assess the general safety of Pyridorin and will perform an analysis of its effect on the rate of SCr progression. If the DSMB determines that Pyridorin is not safe or that it is futile to continue the trial because of lack of efficacy, the trial will be terminated. On the other hand, if the DSMB determines Pyridorin is safe and it is not futile to continue the study, the study will be continued until the necessary number of events have accrued per the study design.
We have had extensive discussions with the FDA regarding this new clinical endpoint as well as the protocol design, inclusion-exclusion criteria, and the trial population. These discussions culminated in an agreement with the FDA on a SPA. The new primary endpoint for this study has the potential to provide for a significantly shorter clinical development path at a substantially reduced cost as compared to the previous clinical endpoint of SCr doubling or ESRD. We believe that we will be the first company to conduct a Phase 3 clinical trial for diabetic nephropathy using this new endpoint.
Acute Kidney Injury (AKI)
Pyridorin targets specific pathogenic oxidative chemistries that emerge in diabetes. These same pathogenic oxidative chemistries emerge with the onset of AKI and are believed to contribute to the severity of the AKI. An intravenous formulation of Pyridorin could provide significant benefit in this acute setting. Because of its benign safety profile, Pyridorin could also be used as preventative therapy in patients at high risk.
AKI constitutes a very significant market opportunity for Pyridorin. Since this would be an intravenous product used in an acute setting, it would not compete with an oral Pyridorin product used for the chronic treatment of diabetic nephropathy.
AKI is characterized by a rapid reduction in kidney function resulting in a failure to maintain fluid, electrolyte and acid-base homoeostasis. It covers a wide spectrum of disease ranging from less severe forms of injury to more advanced injury when acute kidney failure may require renal replacement therapy (RRT). The incidence of AKI varies from 20% to 40% in critical care patients. In the U.S., it is estimated that up to 7% of all patients who visit the hospital will experience AKI. Patients with uncomplicated AKI have a mortality rate of up to 10%. If RRT is required, the mortality rate rises to as high as 80%.
The most common causes of AKI include:
•
  Sepsis
•
  Cardiovascular surgery
•
  Ischemic reperfusion injury
•
  Contrast dye induced AKI
•
  Chemotherapy induced AKI
•
  Trauma
•
  Serious Burns
Severe AKI is characterized by surge in pathogenic oxidative chemistries. These oxidative chemistries can lead to further damage to the kidneys and ultimately result in acute renal failure (ARF). Even if ARF does not occur, there is evidence that patients who experience AKI have a much higher incidence of subsequent chronic kidney disease.

New biomarkers have been identified that allow for earlier detection of AKI. One such biomarker is neutrophil gelatinase-associated lipocalin (NGAL). Early detection of AKI would allow therapeutic intervention with an agent like Pyridorin that could inhibit these pathogenic oxidative chemistries and prevent further damage to the kidneys. Because of its benign safety profile, Pyridorin is an attractive candidate for early intervention (e.g. elevated NGAL). Pyridorin may also have application as a preventative therapy in patients at high risk such as those patient undergoing cardiovascular surgery, receiving contrast dye or undergoing chemotherapy.
We will conduct additional preclinical studies to identify those indications where Pyridorin would be most effective. This will form the basis for our clinical development plan.
Commercialization
Given our stage of development, we have not yet established a commercial organization or distribution capabilities. Pyridorin, if approved, is intended to be prescribed to patients with diabetic nephropathy. These patients are normally under the care of a nephrologist, an endocrinologist, and/or a primary care physician (PCP). All of these specialties prescribe therapy for diabetic nephropathy, with the endocrinologist or the PCP typically treating patients in the earlier stage of the disease and the nephrologist typically treating patients in the later stages of the disease (overt diabetic nephropathy). Our current plan is to evaluate a possible partnership to commercialize Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes in the United States and Europe if it is approved. We may also build our own commercial infrastructure or utilize contract reimbursement specialists, sales people and medical education specialists, and take other steps to establish the necessary commercial infrastructure at such time as we believe that Pyridorin is approaching marketing approval. Outside of the United States and Europe, subject to obtaining necessary marketing approvals, we will likely seek to commercialize Pyridorin through distribution or other collaboration arrangements for kidney disease in patients with type 2 diabetes. As a result of our ongoing clinical work, we have been engaged in dialogue with specialists who treat patients with kidney disease. We believe that these activities have provided us with a growing knowledge of the physicians we plan to target for commercial launch of Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes, subject to marketing approval in the United States and Europe.
Competition
The biopharmaceutical industry is characterized by intense competition and rapid innovation. Although we believe that Pyridorin is one of the few drug candidates in advanced clinical trials for diabetic kidney disease, our competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. Our potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies and universities and other research institutions. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. We believe the key competitive factors that will affect the development and commercial success of our product candidates are efficacy, safety and tolerability profile, reliability, convenience of dosing, price and reimbursement.
Diabetic Nephropathy
As of 2010, the Center for Disease Control and U.S. Census data estimate the prevalence of diabetic nephropathy across all stages of disease to be approximately 6 million patients in the U.S. and this population is expected to grow.
While the market opportunity for drugs to treat diabetic nephropathy is large and growing, the availability of drugs to treat this condition is very limited. There are two classes of drugs currently approved to slow the progression of diabetic nephropathy: ACE-Inhibitors and ARBs. These agents target the renin-angiotensin system. Approved initially as anti-hypertension drugs, these agents are now considered standard of care (SOC) for patients with diabetic nephropathy. Pyridorin is intended to be given in conjunction with these therapies; therefore, actual competition will not come from drugs targeting the renin-angiotensin system. Instead, it may come from companies seeking to treat diabetic nephropathy through some other mechanism of action. The table below summarizes the competitive landscape.
COMPANIES WITH CLINICAL PROGRAMS IN DIABETIC NEPHROPATHY

Company	Agent	Phase	Program Status
AbbVie	Endothelin receptor antagonist	3	Active
Bayer Healthcare	Mineralcorticoid Receptor Antagonist	2	Active
Pfizer	Chemokine CCR2/5 Receptor Antagonist Phosphodiesterase type 5 inhibitor	2 2	Active Active
ChemoCentryx	Chemokine CCR2 Receptor Antagonist	2	Active
Eli Lilly	Transforming Growth Factor B – Monoclonal Antibody (IV) MR Antagonist	2 2	Active Active
Mitsubishi Tanabe Pharma	Unknown	1	Active
Competition for Phase 3 Recruitment
AbbVie’s Phase 3 trial is actively recruiting over 4,100 patients worldwide. While the eligible patient population is not identical, it is similar enough to potentially affect enrollment goals set by our Pyridorin Phase 3 program.
Acute Kidney Injury
In the U.S., the incidence of AKI varies from 20% to 40% in critical care patients. It is estimated that up to 7% of all patients who visit the hospital will experience AKI. Patients with uncomplicated AKI have a mortality rate of up to 10%. If RRT is required, the mortality rate rises to as high as 80%.
The current treatment for AKI is mainly supportive in nature; no therapeutic modalities to date have shown efficacy in treating the condition.
The market opportunity for effective treatments for AKI is large. There are a small number of industry drug trials in later stage development. Companies with an active AKI agent or program include AbbVie, Novartis, Thrasos Innovation, and AlloCure.

Sales of Pyridoxamine as a Dietary Supplement
Following the publication of the initial Phase 2 studies that evaluated pyridoxamine therapy in diabetic nephropathy patients, a number of dietary supplement companies began selling pyridoxamine over the internet.
In January 2009, the FDA ruled that pyridoxamine is an investigational drug candidate not eligible for sale as a dietary supplement. A significant decline in product availability occurred after the issuance of the above mentioned FDA ruling. We believe this decline was in response to the FDA ruling, and not a result of subsequent specific FDA letters to these vendors.
In the case of Pyridorin, we believe that illegal sales of pyridoxamine will have little if any effect on Pyridorin sales for the following reasons:
1.
  The FDA has a track record of enforcing the regulations against dietary supplement companies that attempt to sell the active ingredient of an FDA approved drug. Since pyridoxamine will be approved for diabetic patients with substantial kidney disease, it is likely the FDA will continue this policy for pyridoxamine.
2.
  NephroGenex has issued patents covering pyridoxamine as an agent to treat diabetic nephropathy patients and other diabetic complications, and also as an agent to inhibit pathogenic oxidative chemistries that emerge in diabetes. This intellectual property makes it difficult to effectively market pyridoxamine as a dietary supplement without infringing on these issued patents.
3.
  A significant investment in pyridoxamine production capacity would be required by the dietary supplement industry just to impact a small percentage of Pyridorin drug sales. Furthermore, a non-oxidative method of pyridoxamine production would have to be developed, since the commonly used oxidative method cannot be scaled up due to safety and environmental concerns. We have already developed and patented a non-oxidative method of pyridoxamine production (used in the Phase 2b study), thus making the task of developing a new, non-infringing, non-oxidative method of pyridoxamine production that much more difficult and expensive.
Food and dietary supplements in Europe are regulated by Directive 2002/46/EC, European Commission, Health and Consumers Directorate-General. Those approved are listed in Annex I and II of this directive. Pyridoxamine is not included on either list, and therefore the sale of pyridoxamine in foods and supplements in Europe is not permitted. We have kept the European Commission Health and Consumers Protection Directorate-General up to date on the clinical status of Pyridorin, and plans for Phase 3 trials.
This office has indicated to NephroGenex as recently as April of this year, that no applications for pyridoxamine have been received and that any new product intended for preventing, curing or treating diseases, would fall under the scope of medicinal products and not dietary supplements products.
Intellectual Property
The proprietary nature of, and protection for, our product candidates and our discovery programs, processes and know-how are important to our business. We have sought patent protection in the United States and internationally for Pyridorin and our discovery programs, and any other inventions to which we have rights, where available and when appropriate. Our policy is to pursue, maintain and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions and improvements that are commercially important to the development of our business. We also rely on trade secrets that may be important to the development of our business. However, we do not have composition of matter patent protection for Pyridorin which may result in competitors being able to offer and sell products including pyridoxamine so long as these competitors do not infringe any other patents that we or third parties hold, including synthesis and method of use patents.
Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our product candidates, discovery programs and processes. For this and more comprehensive risks related to our intellectual property, please see “Risk Factors — Risks Relating to Our Intellectual Property.”
Patents and Proprietary Rights Covering Our Drug Candidates
We strive to protect our product candidates and exclusivity rights, as well as both maintain and fortify our position in the field of kidney disease therapeutics. We believe our intellectual property portfolio consists of early and broad filings in the area. We have focused on patents and patent applications covering, where possible, use of our products in disease treatment. We have sought and continue to seek the strongest possible intellectual property protection available to us in order to prevent others from directly competing with us, as well as to exclude competition around our products where possible, their manufacture, and methods for use of the products in disease treatment. Our intellectual property portfolio contains 28 issued patents and at least 8 pending patent applications in the U.S. and worldwide of both in-licensed and NephroGenex-owned inventions. This portfolio includes patents and proprietary rights around:
(i)
  Methods for using Pyridorin (pyridoxamine dihydrochoride) as a therapeutic agent to treat diabetic nephropathy;
(ii)
  Methods for manufacture of Pyridorin;
(iii)
  Methods for using Pyridorin as a therapeutic agent to treat a variety of other kidney diseases and other disorders; and
(iv)
  Pyridorin analog drug candidates, and their use for treating kidney disease.
We own patents covering methods for using Pyridorin to treat diabetic nephropathy in patients with type 2 diabetes and elevated levels of SCr, and thus closely track the anticipated drug label for an approved Pyridorin drug. These patents consist of an issued U.S. patent (U.S. Patent 8067444) and corresponding issued patents in Canada and Europe, which will expire in 2024 absent any extension to the patent term. As discussed in more detail herein, if and when our pharmaceutical products receive FDA approval, we expect to apply for patent term extensions on patents covering those products.
We also have a worldwide, exclusive license from Kansas University Medical Center to an earlier set of patents covering methods for using Pyridorin to treat diabetic nephropathy. These patents include an issued patent in the U.S. (US Patent 5985857) and corresponding patents in Europe and Japan, which will expire in 2016 absent any extension to the patent term. We expect that expiration in 2016 of some of our method-of-use patents, or their foreign equivalents, covering use of Pyridorin for treating diabetic nephropathy will have a limited impact on our ability to protect our intellectual property in the United States, Europe, and Canada, where we have additional issued patents covering this use that extend until 2024. In other countries, our patent protection covering use of Pyridorin for treating diabetic nephropathy will expire in 2016. We will attempt to mitigate the effect of patent expiration by seeking data exclusivity, or the foreign equivalent thereof, in conjunction with product approval, as well as by filing additional patent applications covering improvements in our intellectual property.
We also own patents covering Methods for manufacture of Pyridorin; these patents consist of two issued U.S. patents (U.S. Patents 7214799 and 8431712), which will expire in 2025.
We also have worldwide, exclusive licenses from Kansas University Medical Center, the University of South Carolina, and Vanderbilt University to patents covering methods for using Pyridorin to treat a variety of other disorders. These patents include patents for treating urinary stone disease (US Patent 6521645), proteinuria (U.S. Patent 6472400), retinopathy (U.S. Patent 6750209), neuropathy (U.S. Patents 6750209 and 7030146), oxidative protein modification (U.S. Patent No. 6730686), oxidative stress-related disorders (U.S. Patent No. 6716858), hypercholesterolemia (U.S. Patent No. 6740668), and some corresponding foreign patents. The term of these patents will expire at various times, but all would expire by

2021. These patents further include pending applications in the United States for treating symptoms of kidney disorders, and inflammatory disorders. If granted, patents issuing from these patent applications would expire at different times, but all would expire by 2032.
We own pending patent applications in the United States and Europe covering Pyridorin analogs, and uses of such analogs as therapeutics to treat a variety of disorders, including kidney disorders such as nephropathy. Patent protection, to the extent it issues, would be expected to extend to 2027.
Intellectual Property Strategy
We continually assess our intellectual property strategy in order to fortify our position in our market space. To that end, we are prepared to file additional patent applications in any of the above families should our intellectual property strategy require such filings and/or where we seek to adapt to competition or seize business opportunities. Further, we are prepared to file patent applications relating to the other products in our pipeline soon after the experimental data necessary for a strong application become available and our cost-benefit analyses justify filing such applications. In addition to filing and prosecuting patent applications in the United States, we typically file counterpart patent applications in Europe and additional countries where we think such foreign filing is likely to be beneficial.
We do not know if patents will be issued for all of the patent applications in our portfolio. Furthermore, for patent claims now issued and for claims to be issued in the future, we do not know if such claims will provide significant proprietary protection to our drug candidates and proprietary technologies or if they will be challenged, circumvented, or invalidated. Our success will in part depend on our ability to obtain and maintain patents protecting our drug candidates, technologies and inventions, to operate without infringing the proprietary rights of third parties, and to enforce and defend our patents and ensure others do not infringe on our proprietary rights.
The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may be shortened if a patent is terminally disclaimed over another patent or as a result of delays in patent prosecution by the patentee, and a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in granting a patent.
The patent term of a patent that covers an FDA-approved drug or biologic may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug or biologic is under regulatory review. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug or biologic may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug or biologic. In the future, if and when our pharmaceutical products receive FDA approval we expect to apply for patent term extensions on patents covering those products. We anticipate that some of our issued patents may be eligible for patent term extensions. For more information regarding U.S. patent laws, see “Business — Government Regulation.”
In addition to the patent term extension rights described above, any of our product candidates that receive FDA approval may also be eligible for market exclusivity protection under the Federal Food, Drug and Cosmetic Act or the Biologics Price Competition and Innovation Act of 2009. For more information regarding market exclusivity laws, see “Business — Government Regulation.”
Many pharmaceutical companies, biotechnology companies and academic institutions are competing with us in the field of diabetic nephropathy and filing patent applications potentially relevant to our business. In order to contend with the inevitable possibility of third party intellectual property conflicts, from time to time, we review and assess the third-party intellectual property landscape for competitive and other developments that may inform or impact our intellectual property development and commercialization strategies. From time to time, we may find it necessary or prudent to obtain licenses from third party intellectual property holders. Where licenses are readily available at reasonable cost, such licenses are considered a normal cost of doing business. In other instances, however, where a third party holds relevant intellectual property and is a direct competitor, a license might not be available on commercially reasonable terms or available at all. Accordingly, we attempt to manage the risk that such third party intellectual property may pose by conducting, among other measures, freedom-to-operate studies to guide our early-stage research away from areas where we are likely to encounter obstacles in the form of third party intellectual property. As our programs advance, we continue to monitor the intellectual property landscape in an effort to assess the advisability of licensing third party intellectual property or taking other appropriate steps to address such freedom-to-operate or development issues in the manner we deem in the best interests of the Company.
With respect to third party intellectual property, it is impossible to establish with certainty that our product candidates will be free of claims by third party intellectual property holders or whether we will require licenses from such third parties. Even with modern databases and on-line search engines, literature searches are imperfect and may fail to identify relevant patents and published applications. Even when a third party patent is identified, we may conclude upon a thorough analysis, that we do not infringe the patent or that the patent is invalid. If the third party patent owner disagrees with our conclusion and we continue with the business activity in question, we might have patent litigation thrust upon us. Alternatively, we might decide to initiate litigation in an attempt to have a court declare the third party patent invalid or not infringed by our activity. In either scenario, patent litigation typically is costly and time-consuming, and the outcome is uncertain. The outcome of patent litigation is subject to uncertainties that cannot be quantified in advance, for example, the credibility of expert witnesses who may disagree on technical interpretation of scientific data. Ultimately, in the case of an adverse outcome in litigation, we could be prevented from commercializing a product or using certain aspects of our discovery platform as a result of patent infringement claims asserted against us. This could have a material adverse effect on our business.
To protect our competitive position, it may be necessary to enforce our patent rights through litigation against infringing third parties. Litigation to enforce our own patent rights is subject to the same uncertainties discussed above. In addition, however, litigation involving our patents carries the risk that one or more of our patents will be held invalid (in whole or in part, on a claim-by-claim basis) or held unenforceable. Such an adverse court ruling could allow third parties to commercialize our products, and then compete directly with us, without payment to us.
Trade Secrets
In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect our proprietary information. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems.
License Agreements
Licensing Payments
Set forth below is a summary chart outlining various potential license payments due under our license agreements referenced below:

Indication	Diabetic Nephropathy Phase III	Acute Kidney Injury, Chemotherapy Protection, or Radiation Damage Pre-clinical AKI	Diabetic Neuropathy or Hyperlipedemia Not in current pipeline
Institution	Kansas University Medical Center	Vanderbilt University	South Carolina Research Foundation
FDA Approval of SPA	$25,000

Indication	Diabetic Nephropathy Phase III	Acute Kidney Injury, Chemotherapy Protection, or Radiation Damage Pre-clinical AKI	Diabetic Neuropathy or Hyperlipedemia Not in current pipeline
Filing of IND		$75,000
Commencement of first Phase 1		$100,000
Commencement of first Phase 2		$150,000	$325,000
Commencement of first Phase 3		$250,000	$500,000
File NDA or foreign equivalent			$750,000
FDA Approval of NDA	$200,000	$500,000 ($250,000 credited against royalty)	$2,000,000
First commercial sale			$2,500,000
Royalty on Net Sales	None	5% (minus $250,000 credit)	None
Licensing Fee	None	None	$20,000 due 12/31/13 $112,000 due 3/31/14 $30,000 per quarter thereafter (credited against milestone payments & upfront sublicense fees)
Upon execution of a sublicense		25% of any sublicense fees or milestone payments	$35,000 25% of upfront sublicense fees
License Agreements
Kansas University Medical Center (KUMC) Exclusive License Agreement
In May 2007, we entered into an amended license agreement with KUMC. Under the agreement, KUMC grants us an exclusive, royalty-free, worldwide license, with a right to grant sublicenses, to make, have made, use, distribute, sell, have sold, have distributed, offer to sell, market, import, have imported or otherwise dispose of licensed products for diagnostic testing and palliative, prophylactic and therapeutic treatments which incorporate the use of the technology relating to the licensed patents and improvements. The patents licensed from KUMC include claims reciting methods for using Pyridorin to: (a) treat diabetic nephropathy (expires by 2016 absent any extension); (b) treat proteinuria or albuminuria associated with elevated blood sugar levels (expires by 2016 absent any extension); (c) treat retinopathy or neurodegenerative disease (expires by 2016 absent any extension); (d) inhibiting oxidative modification of proteins or treating atherosclerosis in a non-hyperglycemic mammal (expires by 2016 in the U.S. and 2019 outside the U.S. absent any extension); (e) treat a condition associated with oxidative stress in a hyperglycemic mammal (expires by 2016 absent any extension); (f) treat diabetes-associated increases in hypercholesterolemia or hypertriglyceridemia in a diabetic mammal; (expires by 2016 in the U.S. and 2019 outside the U.S. absent any extension); (g) treat diabetic neuropathy (expires by 2016 absent any extension); (h) decrease dialysis-related amyloidosis or dialysis-related increases in permeability of the peritoneal membrane in a dialysis patient (expires by 2016 absent any extension); and (i) urinary stone disease (expires by 2021 absent any extension).
The patents licensed from KUMC also include patents with claims reciting novel Pyridorin analogues, and methods for using them to treat AGE-related pathologies, diabetic nephropathy, proteinuria,

albuminuria; diabetes-associated increases in hypercholesterolemia or hypertriglyceridemia in a diabetic mammal; and for inhibiting oxidative modification of proteins or treating atherosclerosis in a non-hyperglycemic mammal (expire by 2016 in the U.S. and 2019 outside the U.S. absent any extension). The granted license is subject to certain rights and license granted to the United States and to foreign governments pursuant to U.S. government patent laws and regulations.
We must pay KUMC milestone payments related to milestones met in the FDA regulatory approval process. These milestone payments include $25,000 upon receipt of FDA approval of our SPA for our first licensed product and $200,000 upon receipt of FDA approval of our submitted NDA for our first licensed product in respect to the first primary indication. We must exercise commercially reasonable efforts to seek regulatory approval for the marketing of a licensed product for at least one primary indication, effect the introduction of a licensed product for at least one primary indication into the commercial market and to maximize these sales. Primary indications are the diagnosis, treatment, palliation or prophylaxis of diabetic nephropathy, diabetic retinopathy and diabetic neuropathy.
The agreement survives until expiration of the last to expire licensed patent, or in November 2018, whichever occurs last. We may terminate the license for any reason upon 90 days written notice. If either we or KUMC breach a material obligation under the agreement the non-breaching party may terminate the agreement upon an additional written notice.
The South Carolina Research Foundation (SCRF) Exclusive License Agreement
In April 2012, we entered into an amended license agreement with SCRF. Under the agreement, SCRF grants us an exclusive, royalty-free, worldwide license, under certain patent rights and related technology (including know-how) with a right to sub-license to utilize the patent rights and the technology during the term of the agreement and to practice under the patent rights to make, have made, use, sell, have sold, offer to sell, market, import, lease, or otherwise dispose of licensed products for all uses covered under the patent rights. The licensed product is Pyridorin or any other pharmaceutical compound labeled for an FDA-approved indication that would infringe a valid claim of the patent rights in the absence of the license.
The patents licensed from SCRF include claims reciting methods for using Pyridorin to: (a) inhibit oxidative modification of proteins or treating atherosclerosis in a non-hyperglycemic mammal (expires by 2016 in the U.S. and 2019 outside the U.S. absent any extension); (b) treat diabetes-associated increases in hypercholesterolemia or hypertriglyceridemia in a diabetic mammal; (expires by 2016 in the U.S. and 2019 outside the U.S. absent any extension); and (c) treat diabetic neuropathy (expires by 2016 in the U.S. and 2019 outside the U.S. absent any extension). The patents licensed from SCRF also include patents with claims reciting novel Pyridorin analogues, and methods for using them to treat diabetes-associated increases in hypercholesterolemia or hypertriglyceridemia in a diabetic mammal, and for inhibiting oxidative modification of proteins or treating atherosclerosis in a non-hyperglycemic mammal; (expire in 2016 in the U.S. and 2019 outside the U.S. absent any extension).
Under the license, SCRF retains the right to practice under the patents in the field solely for non-profit, educational, research, and academic purposes. The license also is subject to any U.S. government rights in the patent rights, if the technology or patent rights were developed with the support of the U.S. government or an agency thereof.
We must exercise commercially reasonable efforts to develop and commercialize one or more licensed products. If we fail to comply with our diligence obligations with respect to at least one licensed product, then SCRF may terminate the license. If we develop Pyridorin for the treatment of hyperlipidemia or diabetic neuropathy, we must pay SCRF milestone payments related to milestones met in the FDA regulatory approval process in the aggregate amount of $6,075,000. We must pay SCRF an annual license fee each year that we are actively marketing Pyridorin or have an active sublicense for Pyridorin for the treatment of hyperlipidemia or diabetic neuropathy, which are creditable only against Licensed Product Sublicense upfront fees and milestone payments earned and payable in the same calendar year. We must pay SCRF an annual fee of $122,000 in 2013 and $120,000 in 2014 and the years thereafter. We must pay SCRF a one-time fee of $35,000 upon execution of a sub-license between NephroGenex and a third party, and must pay to SCRF 25% of any non-royalty sublicense payments made by such sub-licensee to NephroGenex. The planned phase 3 program for Pyridorin is for the treatment of diabetic nephropathy. Hyperlipidemia and diabetic neuropathy are not being evaluated in the current trial.

The agreement survives until the expiration or other disposition of the licensed patent rights. We may terminate the license at any time on three months prior written notice to SCRF. If we breach a material obligation under the agreement, and such obligation is not cured within 90 days after we receive written notice of the breach, then SCRF may terminate the agreement upon an additional written notice. SCRF may also terminate the license if (i) we cease operations and have not assigned the license to a third party; (ii) we become insolvent or make a general assignment of substantially all of our assets for the benefit of creditors, or if a petition of bankruptcy or any reorganization shall be commenced by, against, or in respect of us; or (iii) we fail to make a payment due under the license and the default is not cured within 30 days after written notice of such default, and SCRF has provided additional written notice.
Vanderbilt University (VU) Exclusive License Agreement
In connection with our additional pipeline opportunities for specific types of acute kidney injury, in July 2012, we entered into a license agreement with VU, which was amended on November 6, 2013. Under the agreement, VU grants us an exclusive, royalty-bearing, worldwide license, under certain patent rights, and a corresponding nonexclusive license under related know-how, with a right to sub-license, to make, have made, use, offer to sell, sell, and import licensed products incorporating the technology embodied in the licensed VU patent rights for use of pyridoxamine in the field of use, which is defined as treatment of acute renal failure or acute renal injury, use for radiation protection, and use for chemotherapy protection. The patent applications licensed from VU include claims reciting methods for using Pyridorin to: (a) ameliorate at least one symptom of a kidney disorder associated with oxidative stress, carbonyl stress, or combinations thereof (if issued, would expire by 2026); (b) treat or prevent acute renal injury or acute renal failure (if issued, would expire by 2026); and (c) treat an inflammatory disorder (if issued, would expire by 2032).
The patent applications licensed from VU also include claims reciting intravenous formulations of Pyridorin (if issued, would expire by 2026). Federal government rights in the licensed patents are reserved, as are VU’s right to use the subject matter of the licensed patents for academic research or other not-for-profit scholarly purposes, and to grant to other academic, governmental, or not-for-profit organizations a non-exclusive right, non-transferable, non-sublicensable right to practice the licensed patent rights for academic research or other not-for-profit scholarly research purposes, expressly excluding any human use.
We must pay VU milestone payments related to milestones met in the FDA regulatory approval process in the aggregate amount of $1,095,000. We must also pay VU a 5% royalty on net sales of licensed products in the field of use. We must also pay VU 25% of non-royalty sublicense payments to us such as milestone payments we recoup from sub licensees. We must exercise commercially reasonable efforts to develop and commercialize a licensed product for at least one indication. Our diligence obligations include a series of patent prosecution and clinical trial milestones. If we fail to comply with our diligence obligations with respect to at least one licensed product, then VU may terminate the license.
The agreement survives until the last to expire of the licensed patent rights. We may terminate the agreement upon 60 days written notice to VU. If either we or VU breach a material obligation under the agreement, and such obligation, then the non-breaching party may terminate the agreement upon an additional written notice. VU may also terminate the license if we become insolvent or suspend business, or file a voluntary petition or an answer admitting the jurisdiction of the court, or consent to an involuntary petition pursuant to any reorganization or insolvency law of any jurisdiction, or make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee of a substantial part of our property.
BioStratum, Inc. (BioStratum) Grant Back License Agreement
In May 2007, we entered into a grant-back license agreement with BioStratum as part of our acquisition of certain of BioStratum’s assets, including certain patent rights. The licensed patent rights include all patents and patent applications licensed by NephroGenex from BioStratum under an earlier, terminated license agreement between the parties. These rights include all patents owned or licensed by us with the exception of the patent applications that we license from VU. Under this agreement, we grant BioStratum an exclusive, sublicensable license and sublicense under those patent rights to make, have made, use, sell, offer for sale and import licensed products solely in Japan, Taiwan, Korea and China. The licensed products are Pyridorin or AGE inhibitor products that are covered by the licensed patents. As this license has been fully paid, there are no milestone payments under this agreement. In this agreement, we also agreed not to modify the Kansas or USC license agreements in a manner that would adversely affect BioStratum’s rights.
The license grant to BioStratum was made solely to enable BioStratum to exercise its rights and perform its obligations pursuant to a license agreement with Kowa Company, Ltd. (Kowa) pursuant to which BioStratum granted Kowa an exclusive license (the Kowa Agreement) to manufacture and use licensed products in Japan, Taiwan, Korea, and China. The Kowa Agreement was terminated by Kowa on December 5, 2007.
After termination of the BioStratum grant-back license agreement for any reason other than assignment or transfer of the Kowa Agreement to NephroGenex, we are required to obtain the written consent of BioStratum to grant a license to any third party to develop, make, have made, use, sell, offer for sale, or import Licensed Products in Japan, Taiwan, Korea or China.
Manufacturing
We do not own or operate manufacturing facilities for the production of any of our product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently rely on third-party contract manufacturers for all of our required raw materials, active pharmaceutical ingredient (API) and finished product for our preclinical research and clinical trials, including the Phase 3 trials for Pyridorin for the treatment of diabetic nephropathy in patients with type 2 diabetes. In December 2013, w e entered into a manufacturing agreement with Patheon Pharmaceuticals Inc. to manufacture pyridoxamine dihydrochloride, the API in Pyridorin. At our direction, Patheon will manufacture clinical trial material batches of pyridoxamine dihydrochloride capsules and placebo for our clinical supply. We do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates if they are approved. If any of our products are approved by any regulatory agency, we intend to enter into agreements with a third-party contract manufacturer and one or more back-up manufacturers for the commercial production of those products. Development and commercial quantities of any products that we develop will need to be manufactured in facilities, and by processes, that comply with the requirements of the FDA and the regulatory agencies of other jurisdictions in which we are seeking approval. We currently employ internal resources to manage our manufacturing contractors.
The typical route for the chemical synthesis of Pyridorin (pyridoxamine) uses oxidative methods where the starting material is the readily and economically available pyridoxine (vitamin B6). Although such oxidative manufacturing methods are usable at a small scale, oxidative methods are not viable for large-scale production and commercialization. For example, the first step in the metabolism of pyridoxine is an enzymatic oxidation of the alcohol group to an aldehyde, thus converting pyridoxine to pyridoxal. The oxidative chemical synthetic parallels this by utilizing oxidizing agents such as manganese dioxide to convert pyridoxine to pyridoxal. However, the oxidation of pyridoxine is problematic at the scale required for commercial manufacturing for several reasons, including the need to rapidly remove large amounts of solid oxidants to minimize the potential for continuing oxidation reactions. Such overoxidation not only can convert pyridoxal to pyridoxic acid but can also lead to non-selective oxidation of the second hydroxymethyl group at the 5-position. Other difficulties can be encountered subsequent to the formation of pyridoxal. For example, in order to form the desired amine, pyridoxal is conveniently reacted with hydroxylamine to form an intermediate oxime that must be subsequently reduced. Hydroxylamine is a dangerous reagent to handle on an industrial scale due to its instability, its high reactivity and its toxicity. Reduction of the oxime is known and can be performed by methods such as using zinc. However, this is also an unfavorable reagent for large scale manufacturing. Reduction with hydrogen catalysts such as platinum or palladium is possible, but this route is expensive, difficult to control, and difficult to scale up. Over-reduction can lead to the generation of deoxy impurities that may be toxic anti-metabolites contaminating the API.
To overcome this barrier to commercialization, we have developed and patented a non-oxidative method for the synthesis of pyridoxamine and all of its intermediate compounds and salts. This method provides for large scale synthesis at a fraction of the price required using traditional oxidative methods. It also eliminates the safety and environmental hazards associated with these oxidative methods.

Government Regulation and Product Approval
Governmental authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing and export and import of products such as those we are developing. Our product candidates must be approved by the FDA through the NDA process before they may be legally marketed in the United States and by the EMA through the MAA process before they may be legally marketed in Europe. Our product candidates will be subject to similar requirements in other countries prior to marketing in those countries. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.
United States Government Regulation
NDA Approval Processes
In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (the FDCA) and implementing regulations. Failure to comply with the applicable U.S. requirements at any time during the product development process or approval process, or after approval, may subject an applicant to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:
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  refusal to approve pending applications;
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  withdrawal of an approval;
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  imposition of a clinical hold;
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  warning letters;
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  product seizures;
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  total or partial suspension of production or distribution; or
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  injunctions, fines, disgorgement, or civil or criminal penalties.
The process required by the FDA before a drug may be marketed in the United States generally involves the following:
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  completion of nonclinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices (GLPs) or other applicable regulations;
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  submission to the FDA of an IND, which must become effective before human clinical trials may begin;
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  performance of adequate and well-controlled human clinical trials according to Good Clinical Practices (GCPs) to establish the safety and efficacy of the proposed drug for its intended use;
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  submission to the FDA of an NDA;
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  satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current Good Manufacturing Practices (cGMPs) to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and
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  FDA review and approval of the NDA.
Once a pharmaceutical candidate is identified for development, it enters the preclinical or nonclinical testing stage. Nonclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the nonclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some nonclinical testing may continue even after the IND is submitted. In addition to including the results of the nonclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND, and may affect one or more specific studies or all studies conducted under the IND.
All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, research subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and progress reports detailing the status of the clinical trials must be submitted to the FDA annually. Sponsors also must timely report to FDA serious and unexpected adverse reactions, any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigation brochure, or any findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve the protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each research subject or the subject’s legal representative, monitor the study until completed and otherwise comply with IRB regulations.
Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
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  Phase 1.   The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and elimination. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.
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  Phase 2.   Clinical trials are performed on a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.
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  Phase 3.   Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for product labeling.
Human clinical trials are inherently uncertain and Phase 1, Phase 2 and Phase 3 testing may not be successfully completed. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.
During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to the submission of an IND, at the end of Phase 2 and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development. Sponsors typically use the meeting at the end of Phase 2 to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support the approval of the new drug. If a Phase 2 clinical trial is the subject of discussion at the end of Phase 2 meeting with the FDA, a sponsor may be able to request a Special Protocol Assessment, or SPA, the purpose of which is to reach agreement with the FDA on the Phase 3 clinical trial protocol design and analysis that will form the primary basis of an efficacy claim.
According to published guidance on the SPA process, a sponsor which meets the prerequisites may make a specific request for a SPA and provide information regarding the design and size of the proposed clinical trial. The FDA is supposed to evaluate the protocol within 45 days of the request to assess whether the proposed trial is adequate, and that evaluation may result in discussions and a request for additional information. A SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the record. The agreement will be binding on the FDA and may not be changed by the sponsor or the FDA after the trial begins except with the written agreement of the sponsor and the FDA or if the FDA determines that a substantial scientific issue essential to determining the safety or efficacy of the drug was identified after the testing began.
Concurrent with clinical trials, sponsors usually complete additional animal safety studies and also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing commercial quantities of the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug and the manufacturer must develop methods for testing the quality, purity and potency of the drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its proposed shelf-life.
The results of product development, nonclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests and other control mechanisms, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees, but a waiver of such fees may be obtained under specified circumstances. The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. It may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.
Once the submission is accepted for filing, the FDA begins an in-depth review. NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured and tested.
Expedited Review and Approval
The FDA has various programs, including Fast Track, priority review, and accelerated approval, which are intended to expedite or simplify the process for reviewing drugs, and/or provide for the approval of a drug on the basis of a surrogate endpoint. Even if a drug qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will be shortened. Generally, drugs that are eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs and those that offer meaningful benefits over existing treatments. For example, Fast Track is a process designed to facilitate the development and expedite the review of drugs to treat serious or life-threatening diseases or conditions and fill unmet medical needs. Priority review is designed to give drugs that offer major advances in treatment or provide a treatment where no adequate therapy exists an initial review within six months as compared to a standard review time of ten months.
Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug and expedite review of the application for a drug designated for priority review. Accelerated approval, which is described in Subpart H of 21 CFR Part 314, provides for an earlier approval for a new drug that is intended to treat a serious or life-threatening disease or condition and that fills an unmet medical need based on a surrogate endpoint. A surrogate endpoint is a laboratory measurement or physical sign used as an indirect or substitute measurement representing a clinically meaningful outcome. As a condition of approval, the FDA may require that a sponsor of a product candidate receiving accelerated approval perform post-marketing clinical trials.
In the Food and Drug Administration Safety and Innovation Act, or FDASIA, which was signed into law in July 2012, Congress encouraged the FDA to utilize innovative and flexible approaches to the assessment of products under accelerated approval. The law required the FDA to issue related draft guidance within a year after the law’s enactment and also promulgate confirming regulatory changes. In June 2013, the FDA published a draft Guidance for Industry entitled, “Expedited Programs for Serious Conditions — Drugs and Biologics” which provides guidance on FDA programs that are intended to facilitate and expedite development and review of new drugs as well as threshold criteria generally applicable to concluding that a drug is a candidate for these expedited development and review programs. In addition to the Fast Track, accelerated approval and priority review programs discussed above, the FDA also provided guidance on a new program for Breakthrough Therapy designation. A request for Breakthrough Therapy designation should be submitted concurrently with, or as an amendment to an IND. FDA has already granted this designation to around 30 new drugs and recently approved the first Breakthrough Therapy designated drug.
Patent Term Restoration and Marketing Exclusivity
Depending upon the timing, duration and specifics of FDA approval of the use of our drug candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for extension must be made prior to expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.
Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an approved NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.
Pediatric Exclusivity and Pediatric Use
Under the Best Pharmaceuticals for Children Act (BPCA) certain drugs may obtain an additional six months of exclusivity, if the sponsor submits information requested in writing by the FDA (a Written

Request) relating to the use of the active moiety of the drug in children. The FDA may not issue a Written Request for studies on unapproved or approved indications or where it determines that information relating to the use of a drug in a pediatric population, or part of the pediatric population, may not produce health benefits in that population.
We have not received a Written Request for such pediatric studies, although we may ask the FDA to issue a Written Request for such studies in the future. To receive the six-month pediatric market exclusivity, we would have to receive a Written Request from the FDA, conduct the requested studies in accordance with a written agreement with the FDA or, if there is no written agreement, in accordance with commonly accepted scientific principles, and submit reports of the studies. A Written Request may include studies for indications that are not currently in the labeling if the FDA determines that such information will benefit the public health. The FDA will accept the reports upon its determination that the studies were conducted in accordance with and are responsive to the original Written Request or commonly accepted scientific principles, as appropriate, and that the reports comply with the FDA’s filing requirements.
In addition, the Pediatric Research Equity Act (PREA) requires all applications (or supplements to an application) submitted under section 505 of the FDCA (21 U.S.C. Section 355) for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration to contain a pediatric assessment unless the applicant has obtained a waiver or deferral. It also authorizes the FDA to require holders of approved NDAs for marketed drugs to conduct pediatric studies under certain circumstances. In general, PREA applies only to those drugs developed for diseases and/or conditions that occur in both the adult and pediatric populations. Products intended for pediatric-specific indications will be subject to the requirements of PREA only if they are initially developed for a subset of the relevant pediatric population.
As part of the FDASIA, Congress reauthorized both BPCA and PREA, which were slated to expire on September 30, 2012, and made both laws permanent.
Post-approval Requirements
Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.
Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:
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  record-keeping requirements;
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  reporting of adverse experiences with the drug;
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  providing the FDA with updated safety and efficacy information;
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  drug sampling and distribution requirements;
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  notifying the FDA and gaining its approval of specified manufacturing or labeling changes; and
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  complying with FDA promotion and advertising requirements.
Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP and other laws.
We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products. Future FDA and state inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.
Regulation Outside of the United States
In addition to regulations in the United States, we will be subject to regulations of other countries governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials in such countries and approval of the regulators of such countries or economic areas, such as the European Union, before we may market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.
Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat AIDS, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.
Reimbursement
Sales of our products will depend, in part, on the extent to which the costs of our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly challenging the prices charged for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payors do not consider our products to be cost-effective compared to other therapies, they may not cover our products after approved as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.
The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the MMA) imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for our products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.
The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.
The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the ACA), enacted in March 2010, is expected to have a significant impact on the health care industry. ACA is expected to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. We cannot predict the impact of ACA on pharmaceutical companies, as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet occurred. In addition, some members of the U.S. Congress have been seeking to overturn at least portions of the legislation and we expect they will continue to review and assess this legislation and alternative health care reform proposals. Any legal challenges to ACA, as well as Congressional efforts to repeal ACA, add to the uncertainty of the legislative changes enacted as part of ACA.
In addition, in some non-U.S. jurisdictions, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.
Legal Proceedings
From time to time, we are involved in various legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, operating results or financial condition.
Facilities
Our corporate headquarters and clinical development operations are located in Research Triangle Park, North Carolina where we lease and occupy approximately 3,000 square feet of space. The lease for our office expire d in December 2013 but is renewable for 6 months at a time. We anticipate that we will extend our existing lease for six months . Upon the completion of our initial public offering we intend to enter into a long-term lease. We believe that our facility is suitable and adequate for our current needs.

Employees
As of January 8, 2014 , we had 3 employees, of which all are involved in our drug development operations and in general and administrative functions. None of our employees are represented by a labor union and we consider our employee relations to be good. In addition, the company is or has engaged with a sizable number of consultants and companies that provide expertise in each of the key functions involved with the development of Pyridorin, including in the fields of regulatory, non-clinical, clinical and CMC.

MANAGEMENT
Executive Officers and Directors
The following table sets forth certain information about our executive officers and directors as of January 8, 2014 :

Name	Age	Position(s)
Executive Officers:
Pierre Legault	53	Chief Executive Officer and Director
John P. Hamill	50	Chief Financial Officer(1)
J. Wesley Fox, Ph.D.	62	President, Chief Scientific Officer and Director
Bob Peterson	56	Vice President of Product Development and Regulatory Affairs
Pepper Landson	43	Vice President of Clinical Operations
Mark A. Klausner, M.D.	61	Chief Medical Officer(2)
Daniel Cabo	46	Acting Chief Financial Officer(3)
Carrie Taylor, Ph.D., MHS	49	Vice President of Clinical Development(4)
Non-Employee Directors:
Richard Markham	63	Chairman of the Board of Directors
James Mitchum	61	Director(5)
Robert R. Seltzer	38	Director
Eugen Steiner, M.D.	59	Director
Martin Vogelbaum	50	Director

(1)
  Mr. Hamill has agreed to serve as our Chief Financial Officer effective on January 21, 2014.
(2)
  Dr. Klausner has agreed to serve as our Chief Medical Officer effective upon the completion of this offering.
(3)
  Mr. Cabo will serve as our Acting Chief Financial Officer until Mr. Hamill begins his employment.
(4)
  Dr. Taylor has agreed to serve as our Vice President of Clinical Development effective upon the completion of this offering.
(5)
  Mr. Mitchum has agreed to serve on our board of directors effective upon the completion of this offering.
Executive Officers
Pierre Legault was named our Chief Executive Officer on October 18, 2013 and has been a member of our board of directors since November 2012. From April 2012 until October 2013, Mr. Legault was the Chief Executive Officer of Stone Management LLC, a consulting company. From January 2009 to April 2012, Mr. Legault, was the Chief Executive Officer of Prosidion Ltd., a U.K. mid-size biotechnology firm discovering, developing and commercializing products in the therapeutic areas of diabetes and obesity. From January 2009 to September 2010, he served as Executive VP, Chief Financial Officer and Treasurer with OSI Pharmaceuticals, a mid-size biotechnology company focused on oncology. He was also Senior Executive VP and Chief Administrative Officer of Rite Aid Corporation, a fortune 500 pharmaceutical retail company, from July 2007 to December 2008. From January 2006 to July 2007, Mr. Legault served as Executive VP of The Jean Coutu Group (PJC) Inc. and President of the Eckerd group, with overall management responsibilities for the Brooks Eckerd operations in the US.
Previously Mr. Legault held several senior positions for a period of 15 years with Sanofi-Aventis and predecessor companies, last serving as Worldwide President of Sanofi-Aventis Dermatology/Dermik (2003 to 2005). Prior positions included the Senior VP and Chief Financial Officer of Aventis Pharmaceuticals Inc. (2000 to 2003), Global Senior VP Finance and Treasury of Hoechst Marion Roussel, Inc. (1998 to 2000), VP and Chief Financial Officer, North America Finance, IT and Administration of Marion Merrell Dow, Inc. (1997 to 1998), and VP and Chief Financial Officer of Marion Merrell Dow Pharmaceutical Canada (1989 to 1996). Mr. Legault has served on several public, private and nonprofit company boards and audit committees, as well as on several advisory boards, including the following: Cyclacel Pharmaceutical Inc., a publicly traded biotech company (2006-2008) and Forest Laboratories, Inc. (2012-present). Mr. Legault also belongs to several professional associations and he studied at McGill University, University of Montreal (HEC) and the Harvard Business School. He has a Six Sigma Green Belt, a BAA, MBA, CA and CPA diploma.
We believe that Mr. Legault’s perspective and the experience he brings as our chief executive officer, together with his historic knowledge of our company and our product candidates, operational expertise and continuity to our board of directors, and his experience in managing and investing in companies within the life sciences industry, qualify him to serve as a member of our board of directors.
John P. Hamill has agreed to serve as our Chief Financial Officer, effective on January 21, 2014. From June 2013 until January 2013, Mr. Hamill served as Co-President and Chief Financial Officer of Savient Pharmaceuticals, Inc. and as Senior Vice President and Chief Financial Officer of Savient since September 2012. From 2010 to 2012, Mr. Hamill served as a financial consultant for various private companies. From 2001 until 2009, Mr. Hamill worked for PharmaNet Development Group, Inc., where he served as Executive Vice President and Chief Financial Officer from 2006 until 2009. During the period in which Mr. Hamill served as Executive Vice President and Chief Financial Officer, he also maintained responsibilities as the Chief Financial Officer of PharmaNet Development Group, Inc.’s wholly-owned subsidiary, PharmaNet, Inc. Mr. Hamill earned his B.S. with a dual major in Accounting/Business and Computer Science from DeSales University (formerly Allentown College of St. Francis de Sales) in 1986. Mr. Hamill is a Certified Public Accountant and is affiliated with the Pennsylvania Institute of Certified Public Accountants and the American Institute of Certified Public Accountants.
J. Wesley Fox, Ph.D. is a co-founder of NephroGenex and has served as our President and Chief Scientific Officer since October 2013. From 2005 until October 2013, Dr. Fox served as our President and Chief Executive Officer. Dr. Fox has over 30 years of experience in the organization, funding and management of early and developmental stage biotechnology companies. Prior to co-founding the Company, Dr. Fox was co-founder and Chief Scientific Officer of BioStratum, Inc. from 1994 to 2005, where he established and directed research and development operations that identified and advanced Pyridorin, recombinant laminins for tissue regeneration (now being sold and applied to stem cells by BioLamina AB), and licensed inhibitors of GPBP kinase with applications to autoimmune disease, fibrosis, and cancer (now being developed by FibroStatin SL). Dr. Fox is also an advisor for BioLamina AB and FibroStatin SL. Prior to these entrepreneurial activities, Dr. Fox held research and development positions with Abbott Laboratories and Idexx Laboratories, Inc. Dr. Fox received a B.A. in Chemistry from Washington and Jefferson College in Washington, Pennsylvania. Dr. Fox received his Ph.D. in Biochemistry from University of Kansas Medical School in Kansas City, Missouri.
We believe that Dr. Fox’s perspective and the experience he brings as our President and Chief Scientific Officer and as one of our company’s founders, together with his historic knowledge of our company and our product candidates, operational expertise and his experience in managing and investing in companies within the life sciences industry, qualify him to serve as a member of our board of directors.
Bob Peterson has served as our Vice President of Product Development and Regulatory Affairs since 2009. Mr. Peterson has over 27 years of product development experience in the pharmaceutical and cardiovascular implant industry. Prior to joining the Company, Mr. Peterson served as Director of Research and Development of Cardiopolymers, Inc., which is currently named LoneStar Heart Inc., overseeing development of novel biopolymer therapy for the treatment of chronic heart failure. From 1999 to 2006, Mr. Peterson served as Director of Product Development for BioStratum, Inc. where he led the development of biopharmaceutical candidates from concept to early clinical trials. From 1986 to 1999, he worked at Baxter International where he led the development from concept to market release of a complete line of ePTFE vascular grafts for peripheral use, and a complete line of endovascular prosthetic grafts for treatment of abdominal aortic aneurysms. Prior to the pharmaceutical and medical device industries, Mr. Peterson served as an officer in the United States Army. Mr. Peterson graduated from the United States Military Academy at West Point and received his Master of Engineering Degree at the University of California, Berkeley.
Pepper Landson has served as our Vice President of Clinical Operations since 2011. Ms. Landson has over 21 years of clinical research industry experience. From 1999 to 2011, Ms. Landson served as Principal

Consultant of Cheval Noir Inc. In this capacity, Ms. Landson served clients across the spectrum of clinical development and operations management. She built the clinical operations department for an Ohio-based oncology diagnostics company that was acquired after a successful NDA submission. Her efforts have positively affected a number of global clinical development endeavors in the areas of oncology, diabetes, neurology, infertility, and HIV. As a management and operations expert, Ms. Landson has advised clients in a business and strategic development capacity. Prior to her time as a consultant, from 1996 to 1998, Ms. Landson worked as a Project Manager and Research Associate for British Biotech developing a first generation anti-angiogenesis agent. From 1993 to 1996, she managed clinical research operations for the U.S. Military. Ms. Landson received a B.S. in Television, Radio and Film Management from Syracuse University in Syracuse, New York, a B.S. in Life Sciences from Marymount University in Arlington, Virginia, and a Professional Coaching Certificate in Leadership Development at the Institute for Professional Excellence in Coaching.
Mark A. Klausner, M.D. was named our Chief Medical Officer in December 2013, effective upon the completion of this offering. Dr. Klausner previously held this role with us from November 2007 until February 2010. Since that time, Dr. Klausner has provided consulting services to us. From March 2010 until February 2012, Dr. Klausner served as Chief Medical Officer of CorMedix Inc. Additionally, from 1990 to November 2007, Dr. Klausner held various vice presidential roles at Johnson & Johnson, a consumer health, pharmaceutical and medical devices, and diagnostics company, in the areas of medical affairs, clinical research and development, and domestic and global drug safety and surveillance. Dr. Klausner also held director positions at Wyeth Pharmaceuticals, a pharmaceutical company that is now a part of Pfizer, in the areas of cardiovascular clinical research and OTC clinical research, from 1987 to 1990. Dr. Klausner received his B.A. in Chemistry from the University of Rochester. Dr. Klausner holds board certifications in nephrology and internal medicine and received his M.D. from Harvard Medical School.
Daniel Cabo has served as our Acting Chief Financial Officer since 2007. Mr. Cabo is the Chief Financial Officer of Care Capital, LLC. Prior to joining Care Capital, LLC in 2002, Mr. Cabo was Chief Financial Officer for KBL Healthcare Ventures where he had full responsibility for the financial activities of the General, Limited Partners and Venture Capital funds, overseeing all treasury functions, budget and the maintenance of the partners’ capital accounts. From 1999 to 2001, Mr. Cabo was a Director – High Yield Division at CIBC World Markets, where he provided financial support to the High Yield Private Equity Funds and 120 related corporate entities. Previously, Mr. Cabo was Corporate Controller for Access America Financial, where he developed and implemented a highly-accurate income technology-driven recognition schedule for credit card tracking, and a Senior Accountant at Kaufman, Rosin & Company, a CPA firm in Miami, FL. He has also acted as Tax Consultant for Price Waterhouse and Arthur Andersen & Co. Mr. Cabo received his B.S. in Accounting from Manhattan College and his M.B.A. from Rider University. He is a C.P.A. and a Member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.
Carrie Taylor, Ph.D., MHS, was named our Vice President of Clinical Development in December 2013, effective upon the completion of this offering. Dr. Taylor is currently the President and Chief Executive Officer of Royal Clinical Consulting, Inc., which has provided consulting services to us since December 4, 2013. From October 2010 through December 2013, Dr. Taylor served as a clinician for Atrium, Inc. Additionally, from July 2007 through October 2010, Dr. Taylor was a Functional Service Provider Manager for ExecuPharm, Inc. Dr. Taylor received her B.S. in Mathematics from Meredith College and her M.H.S. in Biometry and Clinical Research from Duke University School of Medicine. She received her Ph.D. in Public Policy and Administration-Health Services from Walden University.
Non-Employee Directors
Richard J. Markham has served as a member of our board of directors since 2007 and as the chairman of our board of directors since October 2013. Mr. Markham has been a partner in the venture capital firm Care Capital, LLC since November 2004 and continues in that role. Prior to joining Care Capital, he was the Vice Chairman of the Management Board and COO of Aventis. Previously, he was the CEO of Aventis Pharma and Hoechst Marion Roussel and the President and COO of Marion Merrell Dow, Inc. and a member of its board of directors. From 1973 to 1993, Mr. Markham was associated with Merck & Co., Inc., culminating in his position as President and COO. Prior to this role Richard held a number of positions, starting as a professional representative and then becoming district manager, product manager and director, executive director and then VP of Marketing for the Merck Sharp & Dohme Division. He later was responsible for Merck’s European pharmaceutical business before being named senior vice president of Merck & Co. and president of the Merck Human Health Division, responsible for worldwide marketing and sales of Merck’s pharmaceutical products. Mr. Markham received a B.S. in Pharmacy and Pharmacal Sciences from Purdue University and has served as a member of the Dean’s Advisory Council of the university. He has also been awarded an honorary Doctor of Science degree, the university’s highest honor for achievement. Mr. Markham previously served as a member of the board of directors of Acura Pharmaceuticals, Inc. and Anacor Pharmaceuticals, Inc. In addition, Mr. Markham has been a member of the board of directors and executive committee of the Pharmaceutical Research and Manufacturers Association, a member of the Board of Trustees of the HealthCare Institute of New Jersey and a member of the board of directors of Aventis Pasteur and of Commerce Bank of Kansas City.
We believe that Mr. Markham’s extensive experience within the life sciences industry, the experience he brings as a Board member of life sciences companies, his knowledge of finance and transactions, and his historic knowledge of our company and our product candidates qualify him to serve as a member of our board of directors.
James Mitchum was appointed by our board of directors in November 2013, effective upon the completion of this offering, to serve as a member of our board of directors and as the chair of our Audit Committee. From 2009 to July 2012, Mr. Mitchum served as President of the Americas for EUSA Pharma (USA), Inc., where he oversaw the streamlining of that business as well as the development, FDA approval and successful launch of a pediatric oncology drug in 2011. From 2005 to 2008, Mr. Mitchum served as President and Chief Executive Officer of Enturia, Inc., a privately owned drug-device company, based in Kansas City, Missouri. From 2004 to 2005, Mr. Mitchum served as the President and Chief Executive Officer of Sanofi-Aventis Group Japan. Mr. Mitchum has also served as a director on numerous private company and organization boards. Mr. Mitchum earned an MBA in Business from the University of Tennessee in Knoxville, Tennessee and a Bachelor of Science degree in Business and Math from Milligan College in Johnson City, Tennessee.
We believe that Mr. Mitchum’s experience in managing companies in the life sciences industry, as well as his financial and operational expertise, qualify him to serve on our board of directors.
Robert R. Seltzer has served as a member of our board of directors since October 2013. Mr. Seltzer is a Partner at Care Capital, a life sciences venture capital firm, which he joined in July 2005. He was previously a management consultant at the Boston Consulting Group (1997 to 2000 and 2004 to 2005), and he was the Founder and President of Trenza Corp (2000 to 2001). He serves on the board of directors of a number of private biopharmaceutical and drug development companies. Mr. Seltzer received his MBA from The Wharton School, a Master in Biotechnology from the University of Pennsylvania, and a BS in Molecular Biophysics and Biochemistry from Yale University.
We believe that Mr. Seltzer’s perspective and the experience he brings as a Board member of life sciences companies, his knowledge of finance and transactions, and his historic knowledge of our company and our product candidates qualify him to serve as a member of our board of directors.
Eugen Steiner, M.D., Ph.D., has served as a member of our board of directors since 2007. Dr. Steiner is a venture partner of HealthCap, a group of multistage venture capital funds, investing globally in the life sciences. He has more than 25 years of executive management experience, and since 1997 has served as CEO of certain companies in which HealthCap has invested, leading these companies mostly in start-up and early stages of development. He has been CEO of Affibody AB, Biostratum Inc., Calab Medical AB, Creative Peptides AB, Eurona Medical AB, Melacure Therapeutics AB, Nordic Vision Clincs AS, PyroSequencing AB and Visual Bioinformatics AB. Dr. Steiner has served on several public, private and nonprofit company boards, including Alba Therapeutics, APL, Biolipox (chairman), BioPhausia, Biostratum (chairman), Biotage, Praktikertjänst, and Stockholm School of Entrepreneurship, and also belongs to several professional medical, industry and investor associations. He studied medicine and earned his MD as well as PhD degrees at the Karolinska Institute. Until 1987 Dr. Steiner practiced medicine and was active in medical research at the Karolinska Hospital, Stockholm, Sweden.

We believe that Dr. Steiner’s experience, together with his historic knowledge of our company and our product candidates, and continuity to our board of directors, and his experience in managing and investing in companies within the life sciences industry, qualify him to serve as a member of our board of directors.
Martin Vogelbaum has served as a member of our board of directors since October 2013. Mr. Vogelbaum has served as a partner of Rho Ventures since 2005 and primarily focuses on investments in biotechnology, biopharmaceuticals and medical devices. He has more than 19 years of experience investing in the life sciences sector, having been involved with companies at all stages of development, including co-founding more than a half dozen companies. From 2007 to 2010, Mr. Vogelbaum served as a member of the board of directors of Middlebrook Pharmaceuticals, Inc. (NASDAQ: MBRK). Prior to his venture capital career, he was a research associate in the bone marrow transplantation unit at Memorial-Sloan Kettering Hospital, where he conducted research in graft-versus-host-disease (GVHD). Mr. Vogelbaum received his A.B. in biology and history from Columbia University.
We believe that Mr. Vogelbaum’s experience in the life sciences industry as a venture capitalist provides him with the qualifications and skills to serve on our board of directors.
Composition of our Board of Directors
Our board of directors currently consists of six members, four of whom are non-employee directors. All of our directors were elected pursuant to the board composition provisions of our voting agreement, which provisions will automatically terminate upon the completion of this offering. Upon termination of these provisions, there will be no further contractual obligations regarding the election of our directors.
In accordance with our restated certificate of incorporation and restated bylaws to be effective upon completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders commencing with the meeting in 2014, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following the election. At the closing of this offering, our directors will be divided among the three classes as follows:
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  the Class I directors will be J. Wesley Fox, Eugen Steiner and Martin Vogelbaum and their terms will expire at the annual meeting of stockholders to be held in 2014;
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  the Class II directors will be James Mitchum and Robert R. Seltzer and their terms will expire at the annual meeting of stockholders to be held in 2015; and
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  the Class III directors will be Richard Markham and Pierre Legault and their terms will expire at the annual meeting of stockholders to be held in 2016.
Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers.
Our restated certificate of incorporation provides that the authorized number of directors comprising our board of directors shall be fixed by a majority of the total number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that each class will consist of approximately one-third of the directors.
Director Independence
Under Rules 5605 and 5615 of the NASDAQ Marketplace Rules, a majority of a listed company’s board of directors must be comprised of independent directors within one year of listing. In addition, NASDAQ Marketplace Rules require that, subject to specified exceptions, including certain phase-in rules, each member of a listed company’s audit, compensation and governance and nominating committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that          , are independent under the applicable rules and regulations of the NASDAQ Stock Market. Our board of directors also determined that          , who comprise our compensation committee; and          , who comprise our nominating and governance committee, all satisfy the independence standards for such committees established by the Securities and Exchange Commission and the NASDAQ Marketplace Rules, as applicable. With respect to our audit committee, our board of directors has determined that          satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the Securities and Exchange Commission and the NASDAQ Marketplace Rules, as applicable. In making such determinations, the board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence.
Board Diversity
Upon completion of our initial public offering, our nominating and governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:
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  diversity of personal and professional background, perspective, experience, age, gender, ethnicity and country of citizenship;
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  personal and professional integrity and ethical values;
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  experience in one or more fields of business, professional, governmental, scientific or educational endeavors, and a general appreciation of major issues facing public companies similar in scope and size to us;
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  experience relevant to our industry or with relevant social policy concerns;
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  relevant academic expertise or other proficiency in an area of our operations;
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  objective and mature business judgment and expertise; and
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  any other relevant qualifications, attributes or skills.
Committees of the Board of Directors
Upon the closing of this offering, our board of directors intends to establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee will operate under a charter approved by our board of directors. Following the closing of this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website, which is located at www.nephrogenex.com. The composition and function of each of these committees are described below.
Audit Committee.   Our audit committee is comprised of                .                is the chairperson of the committee. Our board of directors has determined that                is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission, and satisfies the financial sophistication requirements of applicable NASDAQ rules.
Under the applicable NASDAQ rules, we are permitted to phase in our compliance with the independent audit committee requirements set forth in NASDAQ Marketplace Rule 5605(c)(2)(A)(ii) on the same schedule as we are permitted to phase in our compliance with the independent audit committee requirement pursuant to Rule 10A-3(b)(1)(iv)(A) under the Exchange Act, which require (1) one independent member at the time of listing; (2) a majority of independent members within 90 days of listing; and (3) all independent members within one year of listing.

Our board of directors has determined that each of                is an independent director under the NASDAQ Marketplace Rules and Rule 10A-3 of the Exchange Act.
Our audit committee is authorized to:
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  approve and retain the independent auditors to conduct the annual audit of our financial statements;
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  review the proposed scope and results of the audit;
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  review and pre-approve audit and non-audit fees and services;
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  review accounting and financial controls with the independent auditors and our financial and accounting staff;
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  review and approve transactions between us and our directors, officers and affiliates;
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  recognize and prevent prohibited non-audit services;
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  establish procedures for complaints received by us regarding accounting matters;
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  oversee internal audit functions, if any; and
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  prepare the report of the audit committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.
Compensation Committee.   Our compensation committee is comprised of                .                is the chairman of the committee. Our compensation committee is authorized to:
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  review and recommend the compensation arrangements for management, including the compensation for our president and chief executive officer;
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  establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
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  administer our stock incentive plans; and
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  prepare the report of the compensation committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.
Nominating and Governance Committee. Our nominating and governance committee is comprised of                .                is the chairman of the committee. Our nominating and governance committee is authorized to:
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  identify and nominate members of the board of directors;
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  develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and
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  oversee the evaluation of our board of directors.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of another entity’s board of directors or compensation committee that has one or more executive officers serving as a member of our board of directors or compensation committee.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.nephrogenex.com upon the completion of this offering. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Board Leadership Structure and Board’s Role in Risk Oversight
The positions of chairman of the board and chief executive officer are presently separated at our company. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing our chairman of the board to lead the board of directors in its fundamental role of providing advice to, and independent oversight of, management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. This leadership structure also is preferred by a significant number of our stockholders. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure.
While our restated bylaws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to product candidate development, technological uncertainty, dependence on collaborative partners and other third parties, uncertainty regarding patents and proprietary rights, comprehensive government regulations, having no commercial manufacturing experience, marketing or sales capability or experience and dependence on key personnel, as more fully discussed under “Risk Factors” in this prospectus. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the board of directors, but the full board of directors has retained responsibility for general oversight of risks. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company as our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.
Limitation of Directors’ and Officers’ Liability and Indemnification
The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our restated certificate of incorporation to be effective upon the completion of this offering limit the liability of our directors to the fullest extent permitted by Delaware law.
We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our restated certificate of incorporation and restated bylaws to be effective upon the completion of this offering also provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, ERISA excise taxes, penalties, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

We have entered into or plan to enter into indemnification agreements with each of our directors and certain of our officers, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. These agreements provide that we will, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.
Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.
There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION
Summary Compensation Table
The following table sets forth the compensation paid or accrued during the last two fiscal year s to our named executive officers, who are comprised of (1) our principal executive officer, (2) our next highest compensated executive officer other than the principal executive officer and  (3) Pierre Legault, who was not an executive officer in 2012, but would have been included among our highest compensated executive officers if he was serving as an officer in 2012. The table below sets for th the compensation of our only two employees in 2012 and 2013 .

Name and Principal Position		Salary ($)	Bonus(1) ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation(2) ($)	Total ($)
Pierre Legault(3) Chief Executive Officer	2013	$214,516	$82,500	$496,080	$125,996	$3,098	$922,190
	2012	$11,667	—	—	—	—	$11,667
J. Wesley Fox(4) President and Chief Scientific Officer	2013	$340,680	$172,000	—	—	$17,817	$530,497
	2012	$332,667	$150,300	—	—	$16,752	$499,719
Bob Peterson Vice President of Product Development and Regulatory Affairs	2013	$229,500	$69,300	—	—	$26,908	$325,708
	2012	$223,750	$60,750	—	—	$25,768	$310,268

(1)
  Amounts represent cash bonuses earned in 2012, which were paid during 2013, and cash bonuses earned in 2013, which are expected to be paid in 2014, based on achievement of performance goals and other factors deemed relevant by our board of directors and the compensation committee. The corporate performance goals for 2012 and 2013 included key strategic and financial goals that related to development programs, obtaining approval from the FDA for Pyridorin, securing new sources of capital/financing and achieving the budgeted financial targets. However, the payment of bonuses to our named executive officers are subject to the discretion of the board of directors and the compensation committee.
(2)
  Amount represents medical, dental, vision, life and long-term disability benefits paid on behalf of each of Dr. Fox and Mr. Peterson.
(3)
  Mr. Legault was appointed as our Chief Executive Officer on October 18, 2013. Prior to this date, Mr. Legault served as the chairman of our board of directors. Compensation information presented for 2013 reflects compensation paid to Mr. Legault as a consultant for part of the year and as our Chief Executive Officer for part of the year. Compensation information presented for 2012 reflects compensation paid to Mr. Legault as a consultant to NephroGenex during 2012.
(4)
  Dr. Fox was appointed as our President and Chief Scientific Officer on October 18, 2013. Prior to this date, Dr. Fox served as our President and Chief Executive Officer. Compensation information presented for 2012 reflects compensation paid to Dr. Fox in his capacity as our President and Chief Executive Officer in 2012.
Narrative to Summary Compensation Table
Employment Arrangements with Our Named Executive Officers
Pierre Legault.   On November 7, 2013, we entered into an employment agreement with Pierre Legault to reflect his role and responsibilities as Chief Executive Officer. Mr. Legault’s service as Chief Executive Officer commenced on October 18, 2013 (the “Commencement Date”). The employment agreement will continue until Mr. Legault’s employment is terminated by either party pursuant to the terms and provisions of the employment agreement. The employment agreement provides Mr. Legault an annual base salary of $360,000, subject to an increase to a rate not less than $400,000 per year upon (i) our receipt of a total of $20,000,000 in new capital (whether debt, equity, or a combination of debt and equity, but excluding capital raised from currently existing equity investors), or (ii) the consummation of our first underwritten public offering under the Securities Act of 1933, as amended (either, a “Capital Increase”). For each completed fiscal year during Mr. Legault’s service to us, Mr. Legault is eligible to earn a bonus based on achievement of reasonable individual and corporate performance objectives established by our board of directors and communicated to Mr. Legault. The target amount of Mr. Legault’s annual bonus for each fiscal year will be 50% of the base salary paid or payable to Mr. Legault for his service in that year. To receive any annual bonus otherwise earned for a given year, Mr. Legault must remain employed with us through the last business day of that year.
In addition, Mr. Legault received a grant of restricted stock units which represent the right to receive 156,000 shares of our common stock, subject to the terms and conditions of a restricted stock unit agreement and grant notice connected therewith (the “RSU Award”). We will also make special cash bonus payments to Mr. Legault on the each date that restricted stock units are delivered to Mr. Legault in an amount equal to the product of the number of shares of common stock underlying the restrict stock units delivered on such date and $2.48, less applicable taxes and withholdings; but in no event shall this bonus amount exceed $387,000 in the aggregate, before adjustment for applicable taxes and withholdings. The per share bonus amount shall be equitably adjusted in the event of any capitalization adjustment of the company.
The employment agreement further provides that during Mr. Legault’s continuing service to us, if the number of issued and outstanding shares of our capital stock increases, without limitation, in connection with an initial public offering of our common stock or a stock dividend with respect to our preferred stock, but not including the conversion of convertible debt or convertible promissory notes issued prior to the one year anniversary of the Commencement Date (the “Additional Shares”), we shall grant Mr. Legault an option under the 2005 Plan or any successor plan of ours (the “True Up Option”) covering the number of shares of common stock equal to three ninety-sevenths of the Additional Shares, rounded to the nearest whole share. Such True Up Option, if issued in connection with this offering, will be issued on the date we execute an underwriting agreement with respect to the initial public offering of our common stock and will have an exercise price equal to the per share price at which shares are sold in the initial public offering of our common stock. We will have no obligation to grant any True Up Option with respect to the issuance or authorization of additional shares after the first anniversary of our first Capital Increase (or, if sooner, after the completion of the initial public offering of our common stock). No True Up Options shall be granted if our common stock increases due to a capitalization adjustment of the company, but such outstanding True Up Options shall be adjusted in the case of such capitalization adjustment of the company.
If, while any portion of the True Up Option or RSU Award is outstanding, any of our convertible debt issued prior to the execution of the employment agreement is actually converted into shares of our stock, Mr. Legault will be entitled to an additional option to purchase shares of our common stock in an amount equal to three ninety-sevenths of the shares into which such debt is converted (the “Additional Option”). The exercise price for each such Additional Option shall be $0.31 per share (subject to adjustment for stock splits, reverse splits, mergers, reorganizations, recapitalizations and similar events or transactions). Any Additional Option may only be exercised, to the extent vested, during the period beginning on the earliest of the following to occur after the grant of such Additional Option: (i) Mr. Legault’s “separation from service” (as defined by Treasury Regulation § 1.409A-1(h), or, if Treasury Regulation § 1.409A-3(i)(2) applies, six months and one day following Mr. Legault’s separation from service), (ii) the time immediately preceding a change in control, but only if such change in control also constitutes a “change in control event” (as that term is defined in Treasury Regulation Section 1.409A-3(i)(5)(i)), or (iii) the first day of the calendar year in which the expiration date of the employment agreement occurs. Once exercisable, each such Additional Option will continue to be exercisable until (x) the last day of the calendar year in which the option became exercisable (if such Additional Option became exercisable pursuant to Mr. Legault’s separation from service, as defined above), (y) the closing of a change in control (if such Additional Option became exercisable pursuant to a change in control), or (z) the tenth anniversary of the date of the RSU Award (if such Additional Option became exercisable pursuant to the first day of the tenth year after the date of the RSU Award).

Mr. Legault is also eligible to participate in the employee benefit plans, policies or arrangements maintained by us for our management-level employees, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that until a Capital Increase, we will pay Mr. Legault a monthly stipend equal to 175% of the monthly premiums payable by him for coverage for himself and his dependents under the individual health, dental and vision insurance policies he reasonably selects, subject to reduction for applicable tax and legal purposes. Further, we have agreed to pay directly, or reimburse, Mr. Legault for travel and business expenses in accordance with our generally applicable policies relating to such expenses.
Upon the termination of Mr. Legault’s employment, he will receive payment for any accrued but unpaid wages, accrued but unused vacation and for any incurred but unreimbursed expenses, subject to our policies for expense reimbursements. If, after the occurrence of a Capital Increase, Mr. Legault’s employment is terminated by us upon 53 days prior written notice or is terminated by Mr. Legault for “Good Reason,” we will (a) make a cash lump sum payment to Mr. Legault equal to 150% of his base salary (at the rate in effect immediately prior to such termination), less applicable taxes and withholdings, and (b) for a period of twelve (12) months (or by lump sum covering twelve (12) months if allowed by applicable law) pay Mr. Legault the monthly benefit stipend equal to Mr. Legault’s premiums for continuation of medical and dental benefits pursuant to Mr. Legault’s COBRA election, including payments to account for applicable taxes and withholdings. Such payments will be conditioned on Mr. Legault’s execution of a general release of claims against us and our affiliates (excluding Mr. Legault’s rights as a stockholder, rights with respect to equity incentive awards and rights to indemnification for acts performed in MR. Legault’s capacity as an director, officer or employee) in a mutually acceptable form and on such release becoming effective no later than 53 days following such termination. Notwithstanding the foregoing, for the twenty-four (24) month period following any change in control: we will (a) make a cash lump sum payment to Mr. Legault equal to 225% of his base salary (at the rate in effect immediately prior to such termination) and (b) continue to pay Mr. Legault the monthly benefit stipend described above for eighteen (18) months following such termination.
“Good Reason” is defined under the employment agreement as (i) any adverse change in Mr. Legault’s title, authority or duties (including, without limitation, the assignment to Mr. Legault of duties materially inconsistent with his position) or (ii) any other material breach by us of any term or condition of the employment agreement.
Receipt of the severance benefits described above may be modified by us to comply with Section 409A of the Internal Revenue Code of 1986, as amended, or the Code.
J. Wesley Fox, Ph.D.   On April 30, 2007, we entered into an employment agreement with Dr. Fox as our president and chief executive officer. Dr. Fox is currently our president and chief scientific officer. The employment agreement provides for an annual base salary at a gross annual rate of not less than $250,000. In addition, the employment agreement granted Dr. Fox options to purchase 669,454 shares of our common stock pursuant to the terms and conditions of the 2005 Plan, with an exercise price being the fair market value of the common stock underlying such options on that date of grant. One quarter of the common stock underlying the options vested after Dr. Fox’s first year of service to us under the employment agreement, and the remainder of shares underlying the options vested on a quarterly basis over the next three years.
Under the employment agreement, Dr. Fox is eligible to be considered for an annual incentive bonus which will require approval by our board of directors. Prior to our establishment of a healthcare benefit plan, Dr. Fox was entitled to an additional $3,000 per month in salary. If we terminate Dr. Fox for any reason other than for cause or permanent disability, he shall be entitled to his base salary at the rate currently in effect at the time of termination for a period of twelve months following such termination, in addition to reimbursement for health care premiums under COBRA for Dr. Fox and his dependents until the earliest of (i) twelve months following termination, (ii) the expiration of Dr. Fox’s continuation coverage under COBRA, or (iii) the date Dr. Fox receives substantially equivalent health insurance coverage in connection with new employment or self-employment.
Under the employment agreement, “Cause” is defined as: (i) an unauthorized use or disclosure by Dr. Fox of our confidential information or trade secrets, which use or disclosure causes us material harm; (ii) a material breach by Dr. Fox of any agreement between Dr. Fox and us; (iii) a material failure by Dr. Fox to comply with our written policies or rules; (iv) Dr. Fox’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) Dr. Fox’s gross negligence or willful misconduct; (vi) a continuing failure by Dr. Fox to perform assigned duties after receiving written notification of such failure from our board of directors; (vii) a failure by Dr. Fox to cooperate in good faith with a governmental or internal investigation of us or our directors, officers or employees after request for such cooperation by us; or (viii) Dr. Fox’s debarment, or conviction of a crime that could lead to disbarment, under any governmental payment program.
Either we or Dr. Fox shall be entitled to terminate Dr. Fox’s employment at any time and for any reasons, with or without cause. We may terminate Dr. Fox’s employment with us by giving Dr. Fox notice of such termination in writing. Dr. Fox may terminate his employment with us by providing us with 30 days’ advance notice in writing.
Under the employment agreement, Dr. Fox has agreed to refrain from directly or indirectly competing with us or soliciting our employees or independent contractors during his employment and for a two-year period thereafter. In connection with the employment agreement, Dr. Fox entered into our standard proprietary information and inventions agreement.
Bob Peterson.   On August 8, 2009, we entered into an employment letter with Bob Peterson to reflect his role as vice president of operations. Mr. Peterson is currently our vice president of product development and regulatory affairs. Pursuant to the terms of the employment letter, Mr. Peterson is entitled to an annual salary of $210,000 subject to adjustment pursuant to our employee compensation policies in effect from time to time. In addition, Mr. Peterson is eligible to be considered for an incentive bonus for each fiscal year of employment, which will be awarded based on objective or subjective criteria established by our chief executive officer and approved by our board of directors. The target bonus will be equal to 30% of Mr. Peterson’s annual base salary. Mr. Peterson is also eligible to participate in our sponsored healthcare benefits program. The employment letter provided Mr. Peterson with options to purchase 150,000 shares of our common stock, subject to the terms and conditions of our 2005 Plan, with the exercise price determined by our board of directors at the time when the options are granted. One quarter of the shares subject to the options vested when Mr. Peterson completed twelve months of continuous service to us after December 11, 2009, and the remaining shares underlying the options vest in equal monthly installments over the next 48 months. Should Mr. Peterson be subject to Involuntary Termination by us or should we experience a Change in Control, all of the then unvested shares subject to the options shall become immediately vested.
“Involuntary Termination” is defined in the employment letter to mean either (a) Mr. Peterson’s involuntary discharge by us for reasons other than Cause or (b) Mr. Peterson’s resignation (i) following a change in his position with us that materially reduces his level of authority or responsibility, (ii) a reduction in Mr. Peterson’s salary by more than 10% or (iii) notice that Mr. Peterson’s principal workplace will be relocated by more than thirty miles. A “Change in Control” under the employment letter means either the consummation of a merger of consolidation of us with or into another company, or our dissolution, liquidation or winding up.
Under the employment letter, “Cause” is defined as: (i) an unauthorized use or disclosure by Mr. Peterson of our confidential information or trade secrets, which use or disclosure causes us material harm; (ii) a material breach by Mr. Peterson of any agreement between Mr. Peterson and us; (iii) a material failure by Mr. Peterson to comply with our written policies or rules; (iv) Mr. Peterson’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) Mr. Peterson’s gross negligence or willful misconduct; (vi) a continuing failure by Mr. Peterson to perform assigned duties after receiving written notification of such failure from our board of directors or (vii) a failure by Mr. Peterson to cooperate in good faith with a governmental or internal investigation of us or our directors, officers or employees after request for such cooperation by us.
Either we or Mr. Peterson shall be entitled to terminate Mr. Peterson’s employment at any time and for any reason, with or without cause. In connection with the employment letter, Mr. Peterson entered into our standard proprietary information and inventions agreement.

Non-Competition, Confidential Information and Assignment of Inventions Agreements
Each of our named executive officers has also entered into a standard form agreement with respect to confidential information and assignment of inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment.
Outstanding Equity Awards at Fiscal Year-End
The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 201 3 .

	Option Awards					Restricted Stock Units
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Unvested Securities Underlying (#)	Market Value of Units that are Unvested ($)
Pierre Legault	432,543	160,259		$0.31	5/2/2023	156,000	$109,200
J. Wesley Fox	5,000	0		$5.00	2/1/2015	—	—
	176,978	0		$0.06	8/13/2017	—	—
	178,765	0		$0.06	4/18/2018	—	—
	492,476	0		$0.06	4/18/2018	—	—
	211,500	0		$0.30	6/5/2019	—	—
	135,281	0		$0.30	12/11/2019	—	—
	189,000	63,000	(1)	$0.28	12/8/2021	—	—
	49,479	45,521	(2)	$0.28	12/8/2021	—	—
Bob Peterson	121,875	28,125	(3)	$0.30	12/11/2019	—	—
	60,000	20,000	(1)	$0.28	12/8/2021	—	—
	41,667	38,333	(2)	$0.28	12/8/2021	—	—

(1)
  Options vest monthly through December 14, 2014.
(2)
  Options vest monthly through December 14, 2015.
(3)
  Options vest monthly through December 11, 2014.
Director Compensation
Members of our board of directors who are our employees do not receive any fees for their service on our board of directors or for their service as a chair or committee member. Mr. Legault and Dr. Fox are our only employee directors.
Our non-employee directors, other than Mr. Legault in his role as chairman of our board of directors in 2012, have not received any compensation for their service during our fiscal year s ended December 31, 2012 and 2013, respectively .
We do not currently have an established director compensation policy. However, on November 4, 2013, our board of directors approved proposed board fees that will take effect upon the completion of this offering. The board fees provide cash compensation of $30,000 per year to each of our directors, an additional $25,000 per year to the chairman of our board of directors, $10,000 per year to the chairman of our audit committee, $5,000 per year to the chairman of our compensation committee, and $5,000 per year to the chairman of our nominating and governance committee. In additional to the annual cash compensation discussed above, each board member can receive an annual fee up to $6,000 for board meeting attendance, and each board committee chairman can receive an annual fee up to $12,000 for such attendance. Each member of the audit committee can receive an annual fee up to $8,000 per year for committee meeting attendance; each member of the compensation committee can receive an annual fee up to $4,000 for committee meeting attendance; and each member of the nominating and governance committee can receive an annual fee up to $4,000 for committee meeting attendance. In addition, our independent directors will receive 20,000 stock options annually, issued pursuant to the 2005 Plan, as compensation for their service to the board.
Equity Incentive Plans
2005 Stock Option Plan
Our 2005 Stock Option Plan was initially adopted by our board of directors and approved by our stockholders on February 1, 2005, and was amended and restated effective as of August 13, 2007. We refer to this plan, as amended, as the 2005 Plan. The 2005 Plan permits us to make direct awards or sales of shares of our common stock, grants of non-statutory stock options and grants of incentive stock options. Our employees, outside directors and consultants are eligible to receive awards under the 2005 Plan; however, incentive stock options may only be granted to our employees. A person who owns more than 10% of the total combined voting power of all classes of our outstanding stock is only eligible to receive awards under the 2005 Plan in certain circumstances as described in the 2005 Plan. A maximum of 3,960,472 shares of common stock are authorized for issuance under the 2005 Plan, subject to adjustment due to the effect of any stock split, stock dividend, combination, recapitalization or similar transaction.
Our board of directors has full authority and discretion to take any actions it deems necessary or advisable for the administration of the 2005 Plan. The 2005 Plan is administered by either the board of directors or one or more committees or subcommittees of our board of directors, which in either case, we refer to as the administrator.
Any shares of common stock awarded pursuant to the 2005 Plan will be subject to special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the board of directors may determine from time to time. Such restrictions shall be set forth in the applicable stock purchase agreement entered into by any awardee and shall apply in addition to any restrictions on the shares of common stock generally. An option shall be transferrable by (i) a beneficiary designation, (ii) a will, (iii) the laws of descent and distribution or (iv) as provided for in any applicable stock option agreement.
The term of any option awarded under the 2005 Plan shall not exceed 10 years from the date of grant. If an optionee’s service terminates for any reason other than the death of the optionee, then the options awarded to such optionee shall expire on the earliest of (i) the expiration date agreed to in the stock option agreement for such grant, (ii) the date three months after the termination of the optionee’s service for any reason other than disability, or such later date as the board of directors may determine or (iii) the date six months after the termination of the optionee’s service by reason of disability, or such later date as the board of directors may determine. If an optionee dies while the optionee is in service to us, then the optionee’s option will terminate on the earlier of (i) the expiration date agreed to in the stock option agreement for such grant or (ii) the date 12 months after the optionee’s death, or such later date as determined by the board of directors.
Upon a merger or consolidation, outstanding options and shares of our common stock issued pursuant to the 2005 Plan shall be subject to the agreement of merger or consolidation, which need not treat all outstanding options in an identical manner. Such agreement, without the optionee’s consent, shall provide for one of more of the following with respect to options that are exercisable as of the effective date of such merger or consolidation:
•
  the continuation of such options if we are the surviving corporation;
•
  the assumption of such options by the surviving corporation or its parent in a manner that complies with Section 424(a) of the Code;

•
  the substitution by the surviving corporation or its parent of new options in a manner that complies with Section 424(a) of the Code;
•
  the cancellation of such options and a payment to the optionees equal to the excess of the fair market value of the shares of common stock underlying such options as of the effective date of the merger or consolidation over their exercise price; or
•
  the cancellation of such options.
401(k) Plan and Other Benefits
We use ADP Totalsource (“ADP”), a Professional Employer Organization to administer our payroll and benefits and to provide certain other related human resource functions. Through ADP we provide access to a voluntary 401(k) plan, but we do not provide any matching contributions at this time, although we may modify our company policy in this regard in the future. We also contribute to medical, disability and other standard insurance for our employees.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan and subject to the lock-up agreements described under “Underwriting,” a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 8, 2014 , on a pre-offering basis and as adjusted to reflect the sale of our common stock offered by this prospectus, by:
•
  our named executive officers;
•
  each of our directors;
•
  all of our current directors and executive officers as a group; and
•
  each stockholder known by us to own beneficially more than five percent of our common stock.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of January 8, 2014 , pursuant to the exercise of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership before this offering is based on an aggregate of 33,492,425 shares, consisting of (i) 2,079,330 shares of common stock outstanding on January 8, 2014 , (ii) 23,688,396 shares of common stock into which all of our preferred stock outstanding as of January 8, 2014 will be converted upon the completion of this offering and (iii)  7,724,699 shares of common stock issuable upon conversion of convertible notes (including interest thereon) outstanding as of January 8, 2014 . The aggregate of 33,492,425 shares used to calculate the percentage of ownership before this offering excludes, among other items, 3,858,341 aggregate shares of our common stock expected to be issued upon the completion of this offering to Care Capital and Rho, in connection with the expected resolution of outstanding participation rights held by Care Capital and Rho to purchase additional shares of our Series A preferred stock . An agreement in principle has been reached amongst our shareholders but until the definitive documentation is finalized there can be no assurance that a final agreement will be reached.
Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o NephroGenex, Inc., 79 T.W. Alexander Drive, 4401 Research Commons Building Suite 290, P.O. Box 14188, Research Triangle Park, NC 27709.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
		Before Offering	After Offering
Pierre Legault(1)	185,376	*
J. Wesley Fox, Ph.D.(2)	1,452,938	4.2%
Bob Peterson(3)	234,896	*
Richard Markham(4)	—	*
Robert R. Seltzer	—	*
Eugen Steiner, M.D.	—	*
Martin Vogelbaum	—	*
All current executive officers and directors as a group (7 persons)(5)	1,873,210	5.3%
Five Percent Stockholders
Care Capital III, LLC(6)	19,706,945	58.8%
Funds affiliated with Rho Ventures(7)	7,438,557	22.2%
BioStratum, Incorporated(8)	3,495,174	10.4%

*
  Represents beneficial ownership of less than 1% of the shares of common stock.

(1)
  Consists of options to purchase 185,376 shares of common stock that are exercisable within 60 days of January 8, 2014 .
(2)
  Consists of options to purchase 1,452,938 shares of common stock that are exercisable within 60 days of January 8, 2014 .
(3)
  Consists of options to purchase 234,896 shares of common stock that are exercisable within 60 days of January 8, 2014 .
(4)
  Mr. Markham is one of four managing members at Care Capital III, LLC. Care Capital III, LLC is the general partner of Care Capital Investments III, LP and Care Capital Offshore Investments III, LP (collectively referred to herein as “Care Capital”). Mr. Markham disclaims beneficial ownership of the shares held by Care Capital.
(5)
  Consists of options to purchase 1,873,210 shares of common stock beneficially owned by our officers and directors which are exercisable within 60 days of January 8, 2014 . See notes (1) through (3) above.
(6)
  Consists of (a) 13,735,016 shares of common stock into which the shares of preferred stock held of record by Care Capital Investments III, LP are convertible and (b) 5,648,224 shares of common stock into which the convertible notes held of record by Care Capital Investments III, LP are convertible. Also includes (a) 229,382 shares of common stock into which the shares of preferred stock held of record by Care Capital Offshore Investments III, LP are convertible and (b) 94,323 shares of common stock into which the convertible notes held of record by Care Capital Offshore Investments III, LP are convertible. Care Capital III, LLC is the general partner of Care Capital Investments III, LP and Care Capital Offshore Investments III, LP. Mr. Markham, Jan Leschly, Jerry N. Karabelas and David R. Ramsay are the four managing members at Care Capital III, LLC, and in their capacity as such, may be deemed to exercise shared voting and investment power over the shares held by Care Capital. The address of Care Capital is 47 Hulfish Street, Princeton, New Jersey 08542.
(7)
  Consists of (a) 5,631,531 shares of common stock into which the shares of preferred stock held by Rho Ventures V, L.P. (“RV V’’) are convertible and (b) 1,206,639 shares of common stock into which the convertible notes held by RV V are convertible. Also includes (a) 494,447 shares of common stock into which the shares of preferred stock held by Rho Ventures V Affiliates, L.L.C. (“RV V Affiliates’’) are convertible and (b) 105,940 shares of common stock into which the convertible notes held by RV V Affiliates are convertible. The general partner of RV V is RMV V, L.L.C., a Delaware limited liability company, and the managing member of RMV V, L.L.C. is Rho Capital Partners LLC, a Delaware limited liability company (‘‘RCP LLC’’). Each of Habib Kairouz, Mark Leschly and Joshua Ruch is a managing member of RCP LLC, and in their capacity as such may be deemed to exercise voting and investment power over the shares held by the Rho Funds. The address for the Rho Ventures group is Carnegie Hall Tower, 152 West 57th Street, 23rd Floor, New York, New York 10019.
(8)
  Consists of (a) 1,426,823 shares of common stock owned by Biostratum, Incorporated, (b) 1,800,456 shares of common stock into which the shares of preferred stock held by Biostratum, Incorporated are convertible and (c) 267,895 shares of common stock into which the convertible notes held by Biostratum, Incorporated are convertible. The board of directors of BioStratum, consisting of Dr. Steiner, Per Samuelsson, Eggert Dagbjartson, Birgir Haraldsson and Dr. John Mazur, has sole voting and investment power with respect to the shares held by BioStratum, and each disclaims beneficial ownership of shares held by BioStratum, except to the extent of his pecuniary interest therein. The address of BioStratum is c/o Eugen Steiner, Timmermansgatan 2A, SE 11825 Stockholm, Sweden.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
In addition to the director and executive officer compensation arrangements discussed above in “Executive and Director Compensation,” since January 1, 2010, we have been a party to the following transactions in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.
Issuances of convertible notes
Between 2010 and 2013, we sold convertible notes in an aggregate principal amount of approximately $7.92 million. Each convertible note bore a simple interest rate of 8% per annum. We have not paid any accrued interest on the convertible notes to date. Each of the noteholders has agreed to convert their notes into common stock upon the completion of the offering contemplated by this prospectus. For more information regarding the convertible promissory notes, see “Description of Capital Stock.”
The following table sets forth the loan amounts provided by our directors, executive officers and principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders between 2010 and 2013.

Name	Loan amount
Entities affiliated with Care Capital III LLC(1)	$5,946,945
Entities affiliated with Rho Capital Partners, LP(2)	$1,285,925
Biostratum, Incorporated	$254,207

(1)
  Consists of (a) loans in an aggregate principal amount of $5,849,260 provided by Care Capital Investments III LP and (b) loans in an aggregate principal amount of $97,685 provided by Care Capital Offshore Investments III LP.
(2)
  Consists of (a) loans in an aggregate principal amount of $1,182,134 provided by Rho Ventures V, L.P. and (b) loans in an aggregate principal amount of $103,791 provided by Rho Ventures V Affiliates, L.L.C.
Issuances of preferred stock
In July 2010, we issued and sold an aggregate of 900,228 shares of our Series A preferred stock at a purchase price of $1.11083 per share, for an aggregate purchase price of approximately $1.0 million in cash. The following table sets forth the number of shares of Series A preferred stock issued in July 2010 to our directors, executive officers and principal stockholders, or an affiliate or immediate family thereof. All of our preferred stock will be automatically converted upon the completion of the offering contemplated by this prospectus.

Name	Number of shares of Series A preferred stock purchased in July 2010	Aggregate purchase price
Entities affiliated with Care Capital III LLC(1)	625,729	$695,079
Entities affiliated with Rho Capital Partners, LP(2)	274,499	$304,922

(1)
  Consists of (a) 615,451 shares purchased by Care Capital Investments III LP and (b) 10,278 shares purchased by Care Capital Offshore Investments III LP.
(2)
  Consists of (a) 252,343 shares purchased by Rho Ventures V, L.P. and (b) 22,156 shares purchased by Rho Ventures V Affiliates, L.L.C.

Director and Executive Officer Compensation
Please see “Executive and Director Compensation” for information regarding compensation of directors and executive officers.
Payments for Services
In connection with Daniel Cabo’s service to us as acting chief financial officer, we pay $8,000 monthly to Care Capital, LLC, an affiliate of our largest shareholder.
Employment Agreements
For descriptions of compensation paid to our named executive officers for acting in such capacities, see “Executive and Director Compensation — Narrative to Summary Compensation Table — Employment Arrangements with Our Named Executive Officers.”
Policy for Approval of Related Person Transactions
Pursuant to the written charter of our audit committee that will be in effect upon completion of this offering, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.
In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction shall be entered into prior to the completion of these procedures.
The audit committee or its chair, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.
Indemnification Agreements
We intend to enter into indemnification agreements with each of our directors and officers, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. The indemnification agreements and our restated certificate of incorporation and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management — Limitation of Directors’ and Officers’ Liability and Indemnification.”

DESCRIPTION OF CAPITAL STOCK
The following is a summary of our capital stock and provisions of our restated certificate of incorporation and restated bylaws, as they will be in effect upon the closing of this offering. For more detailed information, please see our restated certificate of incorporation and restated bylaws, which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.
Upon completion of this offering, we will be authorized to issue           shares of common stock, $0.001 par value per share, and           shares of preferred stock, $0.001 par value per share, and there will be           shares of common stock and no shares of preferred stock outstanding. Assuming the conversion of all of our preferred stock and convertible notes, as of January 8, 2014 , we would have had outstanding an aggregate of 33,492,425 shares, consisting of (i) 2,079,330 shares of common stock outstanding on such date, (ii) 23,688,396 shares of common stock into which all of our preferred stock outstanding as of such date would have been converted, which were held of record by 30 stockholders and (iii) 7,724,699 shares of common stock issuable upon conversion of convertible notes (including interest thereon) outstanding as of such date. In addition, as of January 8, 2014 , there were outstanding options to purchase 3,665,061 shares of common stock and restricted stock units for 156,000 shares of common stock.
Common Stock
On             , 201 4 , we effected a 1-for-           reverse stock split. Upon the effectiveness of the reverse stock split, every           shares of outstanding common stock decreased to one share of common stock. Similarly, the number of shares of common stock into which each outstanding option and warrant to purchase common stock is exercisable decreased on a 1-for-           basis and the exercise price of each outstanding option and warrant to purchase common stock increased proportionately. In addition, the applicable conversion price of the Preferred Stock was proportionately increased to adjust for the stock split resulting in a proportionate decrease in the number of shares to be issued upon conversion of the preferred stock.
Unless otherwise indicated, all references to share numbers in this prospectus filed as part of this registration statement reflect the effects of these reverse stock splits.
Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.
Preferred Stock
Our preferred stock, if issued, would have priority over our common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Our currently outstanding Series A preferred stock will all be converted before the effective date of this offering, and all references to the Series A preferred stock will be removed from the restated certificate of incorporation which will be in effect upon the completion of this offering.
Representative’s Warrants
We have agreed to issue to the representative of the underwriters in this offering warrants to purchase up to shares of our common stock at a per share price of 125% of the public offering price. A complete description of the representative’s warrants is included in the “Underwriting — Representative’s Warrants” section of this prospectus.
Convertible Notes
We issued $300,000 principal amount of convertible notes in June 2011, $1.8 million of convertible notes in August 2011, $0.5 million of convertible notes in June 2012, $0.7 million of convertible notes in October 2012, $0.5 million of convertible notes in February 2013, $0.8 million of convertible notes in April 2013, $0.7 million of convertible notes in August 2013, $1.0 million of convertible notes in November 2013 and $1.65 million of convertible notes in December 2013. All of these convertible notes (other than the October 2013 and December 2013 notes whose maturity dates were originally set at April 1, 2014) have been amended and the maturity date has been extended to April 1, 2014. The notes currently bear interest at 8% per annum and are convertible at the option of the holder into a number of shares of Series A preferred stock determined by dividing the principal amount of the notes (plus any accrued and unpaid interest) by $1.11083. The notes provide that if we have a Liquidation Event prior to the maturity date of the notes and the notes are not converted, we will be obligated to pay the holders of the notes an amount equal to twice the amount of the unpaid principal amount of the notes plus accrued interest. Each of the noteholders has agreed to convert their notes into common stock upon the consummation of the offering contemplated by this prospectus.
Registration Rights
On May 4, 2007, we entered into an investors’ rights agreement with certain holders of our preferred stock and common stock, which provide such holders with registration rights with respect to certain shares of our common stock, including shares of our common stock into which the shares of our preferred stock are convertible. The summary of the registration rights below is qualified by reference to the investors’ rights agreement, a copy of which is attached as an exhibit to the registration statement of which this prospectus is a part. As of September 30, 2013, an aggregate of 30,981,871 shares of outstanding common stock, shares of common stock underlying our preferred stock and shares of common stock underlying our convertible notes to be converted upon the consummation of the offering contemplated by this prospectus and options would be registrable securities pursuant to the terms of the investors’ rights agreement. Any additional shares of common stock purchased in this offering by our affiliated stockholders who are parties to the investors’ rights agreement would also be registrable shares.
Demand Registration Rights.    Commencing 180 days from the completion of this offering, the holders of the registrable shares will be entitled to certain demand registration rights. If holders of the registrable shares then outstanding at any time 180 days after the completion of this offering request a registration of registrable shares having an aggregate offering price of at least $10,000,000 million, then we will be required to provide notice to all holders of registrable shares within twenty days of such request to register their shares. We will then be required to use all commercially reasonable efforts to effect, as soon as practicable the registration of all registrable shares that the holders of such registrable shares request to be registered in a written request received by us within twenty days of the mailing of the notice. We may be required to effect up to two registrations in accordance with such demand registration rights. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their registrable shares in the registration. Under certain circumstances, our board of directors may suspend our obligations to register registrable shares.
Piggyback Registration Rights.    In the event that we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders (other than in connection with this offering, a registration statement on Form S-8 or Form S-4 or to cover securities proposed to be issued in exchange for securities or assets of another corporation), the holders of the registrable shares will be entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, the holders of these shares of our common stock are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. We have the right to terminate any registration that provides for piggyback registration rights prior to the effectiveness of such registration whether or not holders of registrable shares have elected to include such registrable shares in such registration.
Shelf Registration Rights.    If we become eligible to file registration statements on Form S-3 that will become automatically effective upon filing, the holders of the registrable shares will be entitled to require us to register all or a portion of their registrable shares on Form S-3 if the registrable shares held by such holders have an aggregate value of at least $5,000,000 million (based on the public market price on the date of such request, net of any underwriters’ discounts or commissions). Upon such request from the holders of registrable shares, we shall promptly give notice of the proposed registration, and any related qualification or compliance, to all other holders of registrable shares. We shall then use all commercially reasonable efforts to effect, as soon as practicable, such registration of such requesting holder’s registrable shares, in addition to the shares of any other holders joining in the request as are specified in a written request given within fifteen days after receipt of out notice, except under limited circumstances. We may be required to effect up to two registrations within the twelve month period of such shelf registration request. Under certain circumstances, our board of directors may suspend our obligations to register registrable shares.
We have agreed to pay certain registration expenses of the holders of the shares registered pursuant to any demand, piggyback and shelf registrations described above.
Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and Restated Bylaws
The provisions of Delaware law and our restated certificate of incorporation and restated bylaws to be effective upon completion of this offering could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.
Delaware Statutory Business Combinations Provision.   We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.
Classified Board of Directors; Removal of Directors for Cause.   Our restated certificate of incorporation and restated bylaws to be effective upon completion of this offering provide that upon completion of this offering, our board of directors will be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors, or its remaining members, even if less than a quorum, is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause and only by the affirmative vote of at least 80% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.   Our restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered not earlier than the 90th day prior to the meeting and not later than the later of (1) the 60th day prior to the meeting or (2) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.
Special Meetings of Stockholders.   Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.
No Stockholder Action by Written Consent.   Any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.
Super Majority Stockholder Vote Required for Certain Actions.   The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless the corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and Restated Bylaws,” or to reduce the number of authorized shares of common stock or preferred stock. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. An 80% vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a simple majority vote of the board of directors.
Blank-Check Preferred Stock.   Our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.
Stock Market Listing
We intend to apply to list our common stock on the NASDAQ Capital Market under the symbol “NRX.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock, and a liquid public trading market for our common stock may not develop or be sustained after this offering. If a public market does develop, future sales of significant amounts of our common stock, including shares issued upon exercise of outstanding options, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. We intend to apply to list our common stock on the NASDAQ under the symbol “NRX.”
Upon the closing of the offering made hereby, we will have outstanding an aggregate of        shares of common stock, assuming no exercise by the underwriters of their over-allotment option or of the representative’s warrants and no exercise of outstanding options. Of these shares, all of the shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of our common stock purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below.
The remaining shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act. One such safe-harbor exemption is Rule 144, which is summarized below.
Subject to the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date Available for Sale	Shares Eligible for Sale	Comment
Date of prospectus		Shares sold in the offering and shares that may be sold under Rule 144 that are not subject to a lock-up
90 days after date of prospectus		Shares that are not subject to a lock-up and can be sold under Rule 144
180 days* after date of prospectus		Lock-up released; shares that can be sold under Rule 144

*
  Assumes that no options will be exercised on a “cashless” basis.
**
  180 days corresponds to the lock-up period described below in “— Lock-Up Agreements.” This lock-up period may be extended or shortened under certain circumstances as described in “Underwriting.” However, Aegis Capital Corp. may in its sole discretion, release all or any portion of the shares from the restrictions in any of these agreements.
Rule 144
Affiliate Resales of Shares
Affiliates of ours must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of the offering made hereby, and the shares of common stock that our preferred stock can be converted into are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.
In general, subject to the lock-up agreements described below, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate of ours at any time during the three months immediately before a sale can sell restricted shares of our common stock in compliance with the following requirements of Rule 144.

Holding period:   If the shares are restricted securities, an affiliate must have beneficially owned the shares of our common stock for at least six months.
Manner of sale:   An affiliate must sell its shares in “broker’s transactions” or certain “riskless principal transactions” or to market makers, each within the meaning of Rule 144.
Limitation on number of shares sold:   An affiliate is only allowed to sell within any three-month period an aggregate number of shares of our common stock that does not exceed the greater of:
•
  one percent of the number of the total number of shares of our common stock then outstanding, which will equal approximately        shares immediately after this offering; and
•
  the average weekly trading volume in our common stock on the stock exchange where our common stock is traded during the four calendar weeks preceding either (i) to the extent that the seller is required to file a notice on Form 144 with respect to such sale, the date of filing such notice, (ii) the date of receipt of the order to execute the transaction by the broker or (iii) the date of execution of the transaction with the market maker.
Current public information:   An affiliate may only resell its restricted securities to the extent that adequate current public information, as defined in Rule 144, is available about us, which, in our case, means that we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for a period of at least 90 days prior to the date of the sale and we have filed all reports with the Securities and Exchange Commission required by those sections during the preceding 12 months (or such shorter period that we have been subject to these filing requirements).
Notice on Form 144:   If the number of shares of our common stock being sold by an affiliate under Rule 144 during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, then the seller must file a notice on Form 144 with the Securities and Exchange Commission and the stock exchange on which our common stock is traded concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non-Affiliate Resales of Restricted Shares
Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Subject to the lock-up agreements described below, those persons may sell shares of our common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.
Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.
Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.
Rule 701
In general, under Rule 701 of the Securities Act, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.
The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.
Registration Rights
Upon completion of this offering, the holders of approximately 37,350,766 shares of common stock will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares held by affiliates. See “Description of Capital Stock — Registration Rights.”
Stock Options
As of September 30, 2013, options to purchase a total of 3,665,061 shares of common stock were outstanding and exercisable and an additional 375,000 options are expected be granted to our employees and directors upon consummation of the offering (excluding options to be issued to our Chief Executive Officer pursuant to his employment agreement. See “Executive and Director Compensation  —  Narrative to Summary Compensation Table  —  Employment Agreements with Our Named Executive Officers  —  Pierre Legault”) , at an exercise price equal to the offering price of the common stock in this offering.          of the shares subject to options are subject to lock-up agreements. Subject to the necessary corporate approvals, we expect 4,400,000 shares of our common stock to be reserved for future issuance under our 2005 Plan.
Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock subject to outstanding options or issuable pursuant to our stock plans. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.
Lock-Up Agreements
Our officers, directors and all of our other existing security holders have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock held prior to the offering for a period of 180 days after the date of this prospectus, without the prior written consent of Aegis Capital Corp., the representative of the underwriters. Aegis Capital Corp., as the representative of the underwriters, may in its sole discretion choose to release any or all of these shares from these restrictions prior to the expiration of the 180-day period.

UNDERWRITING
Aegis Capital Corp. is acting as the sole book-running manager of the offering and as representative of the underwriters, or the Representative. We have entered into an underwriting agreement, dated            , 201 4 , with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Aegis Capital Corp.
Total
The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Over-allotment Option.   We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of         additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $     and the total net proceeds, before expenses, to us will be $     .
Discount.   The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over- allotment option.

		Per Share		Total Without Over-Allotment Option		Total With Over-Allotment Option
Public offering price	$		$		$
Underwriting discount (7%)	$		$		$
Proceeds, before expense, to us	$		$		$
Non-accountable expense allowance (1%)(1)	$		$		$

(1)
  The expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.
The underwriters propose to offer the shares to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $     per share. After the initial offering, the public offering price and concession to dealers may be changed.

We have paid an aggregate expense deposit of $15,000 to the R epresentative for out-of-pocket- accountable expenses . The underwriting agreement, however, provides that in the event the offering is terminated, the $15,000 expense deposit paid to the R epresentative will be returned to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).
We have also agreed to pay the Representative’s expenses relating to the offering, up to a maximum of $ 160,000 , including but not limited to, reasonable fees and disbursements of Representative’s legal counsel, travel, lodging and other road show expenses, mailing, printing and reproduction expenses and any expenses incurred by Representative in conducting its due diligence, including background checks of our directors and officers, less amounts, if any, previously paid to Representative for such expenses. We have also agreed that Representative’s counsel will act as our “blue sky” counsel and receive a fee of $10,000 in connection therewith.
We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $     .
Discretionary Accounts.   The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.
Lock-Up Agreements.   Pursuant to certain “lock-up” agreements, we, our executive officers and directors, and all holders of our outstanding shares of common stock on a fully diluted basis (including shares underlying options, warrants and convertible securities) have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the Representative, for a period of 180 days from the date of effectiveness of the offering.
Representative’s Warrants.   We have agreed to issue to the Representative warrants to purchase up to a total of shares of common stock (2% of the shares of common stock sold in this offering, but excluding the over-allotment option). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants are exercisable at a per share price equal to $     per share, or 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of effectiveness. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.
Right of First Refusal.    U ntil six (6) months after the date of effectiveness of the offering, the Representative has a right of first refusal to purchase for its account or to sell for our account, or any subsidiary or successor, any securities of our company or any such subsidiary or successor which we or any subsidiary or successor may seek to sell in any public or private equity and public debt offerings during such six (6)-month period on the Representative’s customary terms and conditions .

Electronic Offer, Sale and Distribution of Securities.   A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The R epresentative may agree to allocate a number of shares and warrants to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Determination of the Initial Public Offering Price.   Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations between us and the Representative of the underwriters. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:
•
  the information included in this prospectus and otherwise available to the Representative;
•
  the valuation multiples of publicly traded companies that the Representative believes to be comparable to us;
•
  our financial information;
•
  our prospects and the history and the prospectus of the industry in which we compete;
•
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;
•
  the present state of our development; and
•
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.
An active trading market for our common stock may not develop. It is also possible that, after the offering, the shares will not trade in the public market at or above the initial public offering price.
Stabilization.   In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.
•
  Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
•
  Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
•
  Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•
  Penalty bids permit the R epresentative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Passive market making.   In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.
Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
•
  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•
  to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);
•
  to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or
•
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.
France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the common stock has not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common stock has not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel
The common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such common stock been registered for sale in Israel. The shares and warrants may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the common stock in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
•
  to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•
  in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.
Any offer, sale or delivery of the common stock or distribution of any offer document relating to the common stock in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
•
  made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•
  in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.
Any subsequent distribution of the common stock in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock being declared null and void and in the liability of the entity transferring the common stock for any damages suffered by the investors.
Japan
The common stock has not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities

Code (Código dos Valores Mobiliários). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock has not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates
Neither this document nor the common stock have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.
No offer or invitation to subscribe for common stock is valid or permitted in the Dubai International Financial Centre.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS
The validity of the shares of the common stock offered by this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. The underwriters are being represented by Reed Smith LLP, New York, New York.
EXPERTS
The balance sheets of NephroGenex, Inc. (a development stage company) as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ deficiency, and cash flows for each of the years in the two-year period ended December 31, 2012 and for the cumulative period from May 25, 2004 (inception) to December 31, 2012, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.
You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.
Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the web site of the Securities and Exchange Commission referred to above.

NEPHROGENEX, INC.
(A Development Stage Enterprise)
INDEX TO FINANCIAL STATEMENTS

Page(s)
Financial Statements As of and for the Years Ended December 31, 2012 and 2011, and for the Cumulative Period from May 25, 2004 (inception) to December 31, 2012
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2012 and 2011	F-3
Statements of Operations for the years ended December 31, 2012 and 2011, and the cumulative period from May 25, 2004 (inception) to December 31, 2012	F-4
Statements of Stockholders’ Deficiency for the years ended December 31, 2012 and 2011, and the cumulative period from May 25, 2004 (inception) to December 31, 2012	F-5
Statements of Cash Flows for the years ended December 31, 2012 and 2011, and the cumulative period from May 25, 2004 (inception) to December 31, 2012	F-6
Notes to Financial Statements	F-7 – F-21
Financial Statements As of September 30, 2013 and for the Nine Month Periods Ended September 30, 2013 and 2012 and for the Cumulative Period from May 25, 2004 (inception) to September 30, 2013
Balance Sheets as of September 30, 2013 (unaudited) and December 31, 2012	F-22
Statements of Operations for the nine months ended September 30, 2013 and 2012, and the cumulative period from May 25, 2004 (inception) to September 30, 2013 (unaudited)	F-23
Statements of Stockholders’ Deficiency for the nine months ended September 30, 2013 and 2012, and the cumulative period from May 25, 2004 (inception) to September 30, 2013 (unaudited)	F-24
Statements of Cash Flows for the nine months ended September 30, 2013 and 2012, and the cumulative period from May 25, 2004 (inception) to September 30, 2013 (unaudited)	F-25
Notes to Financial Statements (unaudited)	F-26 – F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
NephroGenex, Inc.
We have audited the accompanying balance sheets of NephroGenex, Inc., a Development Stage Company, (the “Company”) as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ deficiency, and cash flows for each of the years in the two-year period ended December 31, 2012 and the cumulative period from May 25, 2004 (inception) to December 31, 2012. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NephroGenex, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2012 and the cumulative period from May 25, 2004 (inception) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company is a development stage enterprise that has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As discussed in Note A to the financial statements, certain of the accounts in the December 31, 2012 and 2011 balance sheet and the related statements of operations, stockholders’ deficiency and cash flows have been revised to correct the effect of errors. This discovery was made subsequent to the initial issuance of the 2012 financial statements. The financial statements as of and for the years ended December 31, 2012 and 2011 and for the period from May 25, 2004 (inception) to December 31, 2012 have been restated to reflect these changes.

Jenkintown, Pennsylvania
December 20, 2013

NEPHROGENEX, INC.
(A Development Stage Company)
Balance Sheets

	December 31,
	2012	2011
	(Restated)	(Restated)
Assets
Current assets
Cash and cash equivalents	$323,678	$1,239,557
Prepaid expenses and other assets	24,022	38,793
Total current assets	347,700	1,278,350
Property and equipment, net	3,143	23,946
Other assets	13,586	4,098
Total assets	$364,429	$1,306,394
Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$77,920	$40,313
Accrued and other liabilities	1,334,972	792,508
Preferred stock warrant liability	3,565,802	3,564,002
Convertible notes payable	3,354,822	2,100,000
Total current liabilities	8,333,516	6,496,823
Stockholders’ deficiency
Series A preferred stock: $.001 par value; 32,690,676 shares authorized; 23,688,396 shares issued and outstanding as of December 31, 2012 and 2011	23,688	23,688
Common stock; $.001 par value; 39,751,707 shares authorized; 2,079,330 shares issued and outstanding as of December 31, 2012 and 2011	2,079	2,079
Additional paid-in capital	26,699,689	26,574,183
Deficit accumulated during the development stage	(34,694,543)	(31,790,379)
Total stockholders’ deficiency	(7,969,087)	(5,190,429)
Total liabilities and stockholders’ deficiency	$364,429	$1,306,394
See accompanying notes to financial statements

NEPHROGENEX, INC.
(A Development Stage Company)
Statements of Operations

	Year Ended December 31, 2012	Year Ended December 31, 2011	Cumulative Period From May 25, 2004 (Inception) to December 31, 2012
	(Restated)	(Restated)	(Restated)
Expenses
Research and development	$2,352,181	$2,142,380	$27,528,392
General and administrative	349,686	482,329	3,424,806
Total expenses	2,701,867	2,624,709	30,953,198
Loss from operations	(2,701,867)	(2,624,709)	(30,953,198)
Other income (expense):
Change in value of preferred stock warrants	(1,800)	835,411	(3,620,896)
Interest expense	(201,554)	(65,556)	(1,049,779)
Interest income	1,057	3,057	684,851
Qualifying Therapeutic Discovery Program grant	—	—	244,479
Net loss and comprehensive loss	(2,904,164)	$(1,851,797)	$(34,694,543)
Net loss per share, basic and diluted	$(1.40)	$(0.89)	$(29.76)
Weighted average shares outstanding, basic and diluted	2,079,330	2,079,330	1,165,728
See accompanying notes to financial statements

NEPHROGENEX, INC.
(A Development Stage Company)
Statement of Stockholders’ Deficiency

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount
Balance at May 25, 2004 (inception)	—	$—	—	$—	$—	$—	$—
Sale of common stock for cash in May 2004 at $0.05 per share	—	—	11,000	11	539	—	550
Net loss	—	—	—	—	—	(129,923)	(129,923)
Balance at December 31, 2004	—	—	11,000	11	539	(129,923)	(129,373)
Net loss	—	—	—	—	—	(688,915)	(688,915)
Balance at December 31, 2005	—	—	11,000	11	539	(818,838)	(818,288)
Issuance of shares to BioStratum, Inc. (Note G)	—	—	82,599	83	4,878	—	4,961
Issuance of shares and warrant to Vanderbilt University (Note G)	—	—	3,000	3	6,907	—	6,910
Issuance of shares to Tryggvason Biotech AB (Note G)	—	—	1,000	1	59	—	60
Net loss	—	—	—	—	—	(1,337,715)	(1,337,715)
Balance at December 31, 2006	—	—	97,599	98	12,383	(2,156,553)	(2,144,072)
Issuance of Series A preferred stock for cash, licensed technology and the conversion of debt in May 2007 (Note E)	4,783,612	4,784	—	—	2,498,539	—	2,503,323
Issuance of shares to FibroStatin, SL (Note G)	—	—	1,000	1	4,999	—	5,000
Exercise of warrant by Vanderbilt University (Note G)	—	—	112,172	112	(112)	—	—
Sale of Series A preferred stock for cash in December 2007	1,800,456	1,800	—	—	2,243,602	—	2,245,402
Net loss	—	—	—	—	—	(7,570,642)	(7,570,642)
Balance at December 31, 2007	6,584,068	6,584	210,771	211	4,759,411	(9,727,195)	(4,960,989)
Issuance of Series A preferred stock and common stock in March 2008 (Note E)	16,204,100	16,204	294,024	294	20,214,623	—	20,231,121
Issuance of common stock to BioStratum, Inc. (Note G)	—	—	1,350,342	1,350	79,671	—	81,021
Issuance of common stock to Vanderbilt University (Note G)	—	—	156,092	156	9,209	—	9,365
Stock based compensation	—	—	—	—	115,347	—	115,347
Net loss	—	—	—	—	—	(6,740,834)	(6,740,834)
Balance at December 31, 2008	22,788,168	22,788	2,011,229	2,011	25,178,261	(16,468,029)	8,735,031
Stock based compensation	—	—	—	—	126,725	—	126,725
Net loss (restated)	—	—	—	—	—	(7,549,788)	(7,549,788)
Balance at December 31, 2009 (restated)	22,788,168	22,788	2,011,229	2,011	25,304,986	(24,017,817)	1,311,968
Issuance of common stock upon exercise of stock options	—	—	68,101	68	5,518	—	5,586
Sale of Series A preferred stock in July 2010	900,228	900	—	—	999,100	—	1,000,000
Stock based compensation	—	—	—	—	139,209	—	139,209
Net loss	—	—	—	—	—	(5,920,765)	(5,920,765)
Balance at December 31, 2010 (restated)	23,688,396	23,688	2,079,330	2,079	26,448,813	(29,938,582)	(3,464,002)
Stock based compensation	—	—	—	—	125,370	—	125,370
Net loss (restated)	—	—	—	—	—	(1,851,797)	(1,851,797)
Balance at December 31, 2011 (restated)	23,688,396	23,688	2,079,330	2,079	26,574,183	(31,790,379)	(5,190,429)
Stock based compensation	—	—	—	—	125,506	—	125,506
Net loss (restated)	—	—	—	—	—	(2,904,164)	(2,904,164)
Balance at December 31, 2012 (restated)	23,688,396	$23,688	2,079,330	$2,079	$26,699,689	$(34,694,543)	$(7,969,087)

NEPHROGENEX, INC.
(A Development Stage Company)
Statements of Cash Flows

	Year Ended December 31, 2012	Year Ended December 31, 2011	Cumulative Period from May 25, 2004 (Inception to December 31, 2012
	(Restated)	(Restated)	(Restated)
Cash flows from operating activities
Net loss	$(2,904,164)	$(1,851,797)	$(34,694,543)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities
Depreciation and amortization	20,803	20,803	102,052
Common stock issued in consideration for research and development	—	—	1,218,297
Change in fair value of preferred stock warrants	1,800	(835,411)	3,620,896
Non-cash interest expense	201,554	65,556	1,025,882
Stock based compensation expense	125,506	125,370	632,157
Changes in operating assets and liabilities
Prepaid expenses and other assets	5,283	104,931	(37,608)
Accounts payable, accrued and other liabilities	378,517	407,410	1,145,782
Net cash and cash equivalents used in operating activities	(2,170,701)	(1,963,138)	(26,987,085)
Cash flows from investing activities
Property and equipment purchases	—	—	(105,195)
Net cash and cash equivalents used in investing activities	—	—	(105,195)
Cash flows from financing activities
Proceeds from issuance of notes payable	—	—	1,655,000
Payment of note payable	—	—	(100,000)
Proceeds from issuance of convertible notes payable	1,254,822	2,100,000	3,354,822
Proceeds from issuance of common stock, Series A preferred stock and warrants	—		22,500,550
Proceeds from exercise of common stock options			5,586
Net cash and cash equivalents provided by financing activities	1,254,822	2,100,000	27,415,958
Net (decrease) increase in cash and cash equivalents	(915,879)	136,862	323,678
Cash and cash equivalents
Beginning of period	1,239,557	1,102,695	—
End of period	$323,678	$1,239,557	$323,678
Supplemental disclosure of cash flow information
Cash paid for interest	$—	$—	$4,690
Supplemental disclosure of noncash financing activities
Conversion of notes payable into Series A preferred stock and warrants	$—	$—	$1,555,000
Conversion of accrued interest into Series A preferred stock and warrants	$—	$—	$758,772
Increase in paid-in capital resulting from exercise of warrant	$—	$—	$2,458,882
See accompanying notes to financial statements

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012
Note A — Organization, History And Nature Of Operations
NephroGenex, Inc. (the “Company”) was incorporated in Delaware on May 25, 2004. The Company is a drug development company focused on developing novel therapies for kidney disease. The Company acquired commercial rights to Pyridorin™ and conducted a Phase 2b clinical study in diabetic nephropathy patients. The Company has also been working with the Food and Drug Administration (“FDA”) to validate a new fully approval endpoint for diabetic nephropathy that would significantly reduce the time and cost of the Phase 3 pivotal study. The Phase 2b clinical study did not reach its primary endpoint, however, a subgroup of patients on long term established standard of care demonstrated a dose dependent statistically significant treatment effect of greater than 50%. Based on these results, NephroGenex is seeking agreement with the FDA on a Special Protocol Assessment (SPA) that would outline specific requirements for approval of Pyridorin that would use this same patient population and a new fully approvable endpoint that would substantially decrease the time and cost of the Pyridorin Phase 3 program.
As a development stage enterprise, the Company’s primary efforts to date have been devoted to raising capital, recruiting senior management and staff and performing research and development. The Company has limited capital resources and has experienced recurring net losses and negative cash flows from operations since inception, and management expects these conditions to continue for the foreseeable future. Operations have been financed to date by debt and equity financings as discussed in Note E. The Company will be required to raise additional capital to fund long-term operations. The Company believes that it will be able to obtain additional financing through additional equity financings or other arrangements to fund operations; however, there can be no assurance that such additional financing, if at all available, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, future operations will need to be scaled back or discontinued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
In addition to the normal risks associated with a new business venture, the Company currently has no commercially approved products and there can be no assurance that the Company’s research and development will be successfully commercialized. Developing and commercializing a product requires significant time and capital and is subject to regulatory review and approval as well as competition from other biotechnology and pharmaceutical companies. The Company operates in an environment of rapid change and is dependent upon the continued services of its employees and consultants and obtaining and protecting intellectual property.
Restatement
Subsequent to the initial issuance of the Company’s financial statements, the Company discovered errors in the accounting for the preferred stock warrant liability as of and for the years ended December 31, 2012 and 2011 and for the period from May 25, 2004 (inception) to December 31, 2012. These financial statements have been restated to reflect the results of adjustments to correct these errors. The following is a summary of the adjustments:
Financial Statements As of and For the Year Ended December 31, 2012

Balance Sheet	As Originally Presented	As Restated	Change
Liabilities:
Preferred stock warrant liability	201,598	3,565,802	3,364,204
Stockholders’ deficiency:
Deficit accumulated during the development stage	(31,330,339)	(34,694,543)	(3,364,204)

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note A — Organization, History And Nature Of Operations (continued)

Statement of Operations	As Originally Presented	As Restated	Change
Change in value of preferred stock warrants	$—	$(1,800)	$(1,800)
Net loss and comprehensive loss	(2,902,364)	(2,904,164)	(1,800)
Financial Statements As of and For the Year Ended December 31, 2011

Balance Sheet	As Originally Presented	As Restated	Change
Liabilities:
Preferred stock warrant liability	201,598	3,564,002	3,362,404
Stockholders’ deficiency:
Deficit accumulated during the development stage	(28,427,975)	(31,790,379)	(3,362,404)

Statement of Operations	As Originally Presented	As Restated	Change
Change in value of preferred stock warrants	$—	$835,411	$835,411
Net loss and comprehensive loss	(2,687,208)	(1,851,797)	835,411
Net loss per share, basic and diluted	(1.29)	(0.89)	0.40
Financial Statements For the Period From May 25, 2004 (inception) to December 31, 2012

Statement of Operations	As Originally Presented	As Restated	Change
Change in value of preferred stock warrants	$(256,692)	$(3,620,896)	$(3,364,204)
Net loss and comprehensive loss	(31,330,339)	(34,694,543)	(3,364,204)
Net loss per share, basic and diluted	(26.88)	(29.76)	(2.88)
Note B — Significant Accounting Policies
[1]
  Basis of presentation:
The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
From its inception the Company has devoted substantially all of its efforts to business planning, engaging regulatory, manufacturing and other technical consultants, acquiring operating assets, planning clinical trials and raising capital. Accordingly, the Company is considered to be in the development stage as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915: Development Stage Entities.
[2]
  Use of estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note B — Significant Accounting Policies (continued)

[3]
  Cash and cash equivalents:
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
[4]
  Property and equipment:
Property and equipment consists of furniture, fixtures and computers. Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the respective asset’s useful life. Maintenance and repairs that do not improve or extend the life of assets are expensed as incurred. When an asset is retired or disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected within the statement of operations.
[5]
  Fair value of financial instruments:
FASB ASC 820 — Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. The estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.
FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).
The three levels of the fair value hierarchy are as follows:
•
  Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
•
  Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g. quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active). Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
•
  Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.
The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate their fair value based on the short-term maturity of these instruments. The carrying amounts reported in the balance sheet for notes payable approximate their

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note B — Significant Accounting Policies (continued)

fair value based on market rates of interest and the terms of the notes. The Company recognizes all derivative financial instruments as assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss unless the derivatives qualify as hedges. Certain terms of the May 4, 2007 Stock Purchase Agreement were accounted for as derivatives, which are valued under Level 3 of the fair value hierarchy. See Note E, Stockholders’ Deficiency.
[6]
  Research and development costs:
Costs incurred in connection with research and development activities are expensed as incurred. These costs include licensing fees to use certain technology in the Company’s research and development projects as well as fees paid to consultants and various entities that perform certain research and testing on behalf of the Company.
[7]
  Income taxes:
The Company utilizes the liability method of accounting for income taxes as required by FASB ASC Topic 740 Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Uncertain tax positions are evaluated in accordance with this topic and if appropriate, the amount of unrecognized tax benefits are recorded within deferred tax assets. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.
ASC Topic 740 also clarifies the accounting for uncertainty in income taxes recognized in the financial statements. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. There were no significant matters determined to be unrecognized tax benefits taken or expected to be taken in a tax return that have been recorded in the Company’s financial statements through December 31, 2012. ASC Topic 740 provides guidance on the recognition of interest and penalties related to income taxes. There were no interest or penalties related to income taxes that have been accrued or recognized as of December 31, 2012 or 2011 for the years then ended or for the period from May 25, 2004 (inception) to December 31, 2012. The Company has elected to treat interest and penalties, to the extent they arise, as a component of income taxes. Tax years beginning in 2009 for federal purposes are generally subject to examination by taxing authorities, although net operating losses from all prior years are subject to examinations and adjustments for at least three years following the year in which the tax attributes are utilized.
[8]
  Stock based compensation:
The Company recognizes compensation cost relating to share-based payment transactions in net loss using a fair-value measurement method, in accordance with ASC-718 Compensation-Stock Compensation. ASC-718 requires all share based payments to employees, including grants of employee stock option, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. The Company determines the fair value of share-based awards using the Black-Scholes option-pricing model which uses both historical and current market data to estimate fair value. The method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield, expected forfeiture rate and expected life of the options. The Company has also granted stock options to nonemployees. Grants to non employees are

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note B — Significant Accounting Policies (continued)

accounted for in accordance with ASC-505-50 Equity – Based Payments to Non-Employees. The Company determines the fair value of share based awards granted to nonemployees similar to the way fair value of awards are determined for employees except that certain assumptions used in the Black-Scholes option-pricing model, such as expected life of the option, maybe different and the fair value of each award is adjusted at the end of each period for any change in fair value from the previous valuation until the award vests.
[9]
  Earnings per share:
Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. Since there are a significant number of common stock options outstanding, fluctuations in the actual market price could have a variety of results for each period presented. No common stock options were included in the computations of diluted earnings per share for the years ended December 31, 2012 or 2011 or for the period from May 25, 2004 (inception) to December 31, 2012 because their effect would be anti-dilutive as a result of losses incurred during those periods. Shares issuable upon the exercise of options outstanding at December 31, 2012 and 2011 were 3,082,359 and 3,327,422, respectively.
Note C  — Property and Equipment
Property and equipment as of December 31, 2012 and 2011 consisted of:

	Useful Life	2012	2011
Furniture and fixtures	7 years	$38,920	$38,920
Computer equipment	3 years	66,275	66,275
		105,195	105,195
Less accumulated depreciation		(102,052)	(81,249)
Property and equipment, net		$3,143	$23,946
For the year ended December 31, 2012 and 2011 depreciation expense was approximately $20,800 and $20,800, respectively. Depreciation expense for the period from May 25, 2004 (inception) to December 31, 2012 was approximately $102,100.
Note D — Notes Payable
During the period from May 25, 2004 (inception) to December 31, 2006 certain stockholders lent the Company an aggregate of approximately $1.7 million dollars. In connection therewith, the Company executed numerous agreements (“Notes”) that provided the lenders with various rights and preferences including interest at rates ranging from 7.75% to 11.25%, security interest in all the assets of the Company and conversion rights into preferred stock. Certain Notes issued in 2006 contained beneficial conversion features (“BCF”) whereby upon conversion of the convertible note into preferred stock, the holder received a favorable exchange rate that was accounted for as additional interest expense. The BCF totaled $560,000 and was recognized as additional interest expense amortized over the life of the Notes.
On May 4, 2007, all the Notes, and the related accrued and unpaid interest was converted into shares of Series A Preferred Stock (Note E).

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note D — Notes Payable (continued)

During 2011, the Company sold convertible promissory notes for approximately $2,100,000 in aggregate to shareholders of the Company, which are payable on December 31, 2013, the maturity date of the Notes.
During 2012, the Company sold convertible promissory notes for approximately $1,255,000 in aggregate to shareholders of the Company, which are payable on December 31, 2013, the maturity date of the Notes.
At December 31, 2012, the Company had outstanding promissory notes in an aggregate amount of approximately $3,355,000. All issuers of the promissory notes are also investors in Company. Each of the notes has a stated interest rate of 8% per annum. Further, each of the notes automatically convert into preferred stock on or before April 1, 2014 upon an equity raise of at least $7.5 million with the approval of the majority of the note holders at a price of 90% of the price per share of such equity raise. This contingent beneficial conversion will only be recorded if it is probable that the contingency will occur. The notes are also convertible into shares of Series A preferred stock at the election of the holder, at a price of $1.11083 per share. The notes provide that if the Company has a liquidation event prior to the maturity date of the notes and the notes are not converted, the Company will be obligated to pay the holders of the notes an amount equal to twice the amount of the unpaid principal amount of the notes plus accrued interest. Liquidation events would include (1) the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets, (2) the consummation of the merger or consolidation of the Company with or into another entity, (3) the closing of the transfer in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), or (4) liquidation, dissolution or winding up of the Company.
The Company has accrued interest of approximately $267,000 and $66,000 as of December 31, 2012 and 2011, respectively, which is included in accrued and other liabilities on the accompanying balance sheets. Interest expense relating to the notes amounted to approximately $202,000 and $66,000 for the years ended December 31, 2012 and 2011, and $1,026,000 for the period from May 25, 2004 (inception) to December 31, 2012.
Note E — Stockholders’ Deficiency
Series A Preferred Stock
The Series A Preferred Stock (“Series A”) has the following rights, preferences and restrictions:
Dividends
Series A stockholders are entitled to receive dividends prior to and in preference to common stockholders. Series A dividends are cumulative at an annual rate of $.08887 per share payable in the event of a liquidation as defined or when and if declared by the Company’s Board of Directors (the “Board”).
Liquidation
In the event of a liquidation of the Company as defined, Series A stockholders are entitled to receive two times the applicable issuance price (adjusted for stock splits, stock dividends and other recapitalization events) plus accrued and unpaid dividends. In the event proceeds available for distribution to Series A stockholders at liquidation are insufficient to pay the full obligation, then the proceeds available for

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note E — Stockholders’ Deficiency (continued)

distribution will be prorated among the Series A stockholders. The definition of a liquidating event includes a change in control. As of December 31, 2013, the applicable issuance price per share was approximately $1.11. The aggregate liquidation value of the Series A stock, including accrued and unpaid dividends, at December 31, 2012 was approximately $62.9 million.
Conversion
A Series A stockholder can elect to convert their Series A stock on a one-for-one basis (adjusted for stock splits, stock dividends and other recapitalization events) into shares of common stock at anytime. Conversion is automatic in the event of an underwritten public offering that meets certain defined per share and aggregate proceeds. Series A stockholders also have anti-dilution rights in the event the Company were to issue capital stock at price below the per share price paid by the Series A stockholders as defined. As of December 31, 2012, the Series A stock converts into common stock on a one-for-one basis.
Voting
Series A stockholders vote on an as if converted to common stock basis. In addition, the Series A stockholders are entitled to elect three directors to the Board while common stockholders are entitled to elect one director to the Board. Series A stockholders also have certain defined protective rights that require approval by the Series A stockholder before certain actions can be taken by the Company.
May 2007 Stock Purchase Agreement
On May 4, 2007, the Company entered into a Stock Purchase Agreement (the “Agreement”) with new and existing stockholders. The terms of the agreement provided for the initial issuance of approximately 4.8 million shares of Series A stock (the “First Close”) in exchange for cash of $1.5 million, conversion of the Notes, including accrued interest, of $2.3 million, and the acquisition of certain technology from BioStratum, Inc (“Bio”). The Agreement also provided for a second and third close (referred to individually as “Warrant 1” and “Warrant 2”, respectively, or collectively as “Warrants”) whereby certain investors in the First Close were given a right, but not the obligation, to purchase additional shares of Series A and common stock at defined prices. The value assigned to the acquired technology from Bio was approximately $1.1 million. Such amount was expensed as research and development expense at the time the First Close was completed since the acquired technology will be used in the Company’s research efforts and had no alternative future use. For financial reporting purposes, the First Close was accounted for as the issuance of 4.8 million shares of Series A stock and two warrants (Warrant 1 and 2) in consideration for cash, conversion of the Notes and acquired technology.
The table below summarizes the allocation of the consideration received to the financial instruments issued in the First Close.

Consideration received
Cash	$1,500,000
Conversion of the Notes and accrued interest (See Note D)	2,313,772
Acquired technology	1,093,339
$4,907,111
Allocation to financial instruments
Series A stock	$2,503,323
Preferred stock warrant liability	2,403,788
$4,907,111

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note E — Stockholders’ Deficiency (continued)

Warrant 1 and 2
Warrant 1, as amended, gives the holder the right, but not the obligation, to purchase up to an additional 18 million shares of Series A stock and 294,024 shares of common stock in consideration for $20 million. Warrant 1 was exercised in part during December 2007 and fully exercised during March 2008. In connection with the partial exercise of Warrant 1 in December 2007, the Company issued approximately 1.8 million shares of Series A stock in exchange for $2 million. In March 2008, the holders of Warrant 1 exercised their remaining right to acquire 16 million shares of Series A stock and 294,024 common shares in consideration for approximately $18 million. As discussed in more detail below, the deemed fair value of Warrant 1 at the date of issuance through the date of exercise was accounted for as a preferred stock warrant liability.
Accordingly, upon the partial exercise of Warrant 1 in December 2007, the prorated share of the deemed fair value of Warrant 1 at the time of exercise attributable to the Series A stock issued was reclassified from the preferred stock warrant liability to paid-in capital and accounted for as additional consideration received in connection with the partial exercise of Warrant 1. Such amount was $245,402. In March 2008, the balance of the liability for Warrant 1, of $2,213,480, was reclassified from preferred stock warrant liability to paid-in capital and accounted for as additional consideration received.
Warrant 2 gives the holder the right, but not the obligation, to purchase up to an additional 9 million shares of Series A stock at a per share price of approximately $1.11. Warrant 2 can be exercised at any time upon the election of the majority of certain Series A stockholders or upon the achievement of the development milestone, as defined. In addition, in the event that the Company enters into an agreement that results, or will result in a liquidation event, as defined, then in lieu of purchasing the number of shares in Warrant 2, the holders would be entitled to sell their right to acquire the Warrant 2 shares in connection with, and simultaneously with the closing of, such a liquidation event, for consideration equal to the difference between (1) the consideration per share that would be received for each issued and outstanding share in connection with such liquidation event, assuming the issuance of all Warrant 2 shares prior to the liquidation event and (2) the Series A purchase price ($1.11083 as of December 31, 2012) multiplied by the number of Warrant 2 shares available to be purchased by the holder.
The fair value of the Warrants was estimated on the date of issuance using the Black-Scholes option pricing model. The Company accounts for the Warrants in accordance with the provisions of ASC-480 and other accounting standards. The Company will record the fair value of the Warrants as a liability on its balance sheet until the Warrants expire or are exercised. The Warrants are revalued to their then estimated fair value, using the Black-Scholes model, at each reporting period end, and any change in the fair value of the Warrants is reflected in operating results. The assumptions used in the Black-Scholes model to value the Warrants from their May 4, 2007 date of issuance through December 31, 2012 was a term ranging from 1 to 4 years, a risk free interest rate of approximately 0.185% to 3.36%, volatility of 60%, and the fair value of a share of Series A stock ranging from $1.11 to $1.39.

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note E — Stockholders’ Deficiency (continued)

The table below summarizes the changes in the fair value measurements of the Warrants, which used significant unobservable inputs (Level 3), from their issuance date (May 4, 2007) to December 31, 2012:

Warrants deemed fair value at issuance	$2,403,788
Reclassification to additional paid-in capital upon partial Warrant 1 exercise	(245,402)
Change in deemed fair value of the Warrants during the Period	4,463,509
Deemed fair value of Warrants at December 31, 2007	6,621,895
Reclassification to additional paid-in capital upon remaining Warrant 1 exercise	(2,213,480)
Change in deemed fair value of the Warrants during 2008	941,639
Deemed fair value of Warrants at December 31, 2008	5,350,054
Change in deemed fair value of the Warrants during 2009	(950,641)
Deemed fair value of Warrants at December 31, 2009	4,399,413
Change in deemed fair value of the Warrants during 2010	—
Deemed fair value of Warrants at December 31, 2010	4,399,413
Change in deemed fair value of the Warrants during 2011	(835,411)
Deemed fair value of Warrants at December 31, 2011	3,564,002
Change in deemed fair value of the Warrants during 2012	1,800
Deemed fair value of Warrants at December 31, 2012	$3,565,802
As of December 31, 2012, Warrant 2 was exercisable into approximately 9 million shares of Series A stock at an aggregate exercise price of $10 million.
As discussed in more detail in Note G, the Company issued shares of Series A stock and/or shares of common stock to BioStratum, Inc., Vanderbilt University, Tryggvason Biotech AB, and FibroStatin, SL.
Note F — Stock Option Plan
In 2005, the Company adopted the NephroGenex, Inc. 2005 Stock Option Plan (the “Plan”). The Plan, as amended, provides for the granting of up to 3,960,472 shares of common stock to employees and consultants of the Company in the form of incentive and nonqualified stock options and shares of restricted stock. Options vest over various periods ranging from eight months to four years. Options expire ten years from grant date. Shares available for future grant at December 31, 2012 total 284,911. The table below summarizes stock option activity from the Plan’s inception through December 31, 2012.

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note F — Stock Option Plan (continued)

	Number of Shares	Weighted Average Exercise Price	At December 31, 2012 Number Exercisable
Granted	16,200	$5.00	16,200
Outstanding as of December 31, 2005	16,200	5.00
Granted	342,309	0.10	342,309
Exercised	—	—
Cancelled	—	—
Outstanding as of December 31, 2007	358,509	0.32
Granted	1,852,002	0.06	1,553,879
Exercised	—	—
Cancelled	(13,000)	0.06
Outstanding as of December 31, 2008	2,197,511	0.10
Granted	744,281	0.30	438,235
Exercised	—	—
Cancelled	(123,269)	0.15
Outstanding as of December 31, 2009	2,818,523	0.15
Granted	—	—
Exercised	(68,101)	0.06
Cancelled	—	—
Outstanding as of December 31, 2010	2,750,422	0.15
Granted	587,000	0.28	303,313
Exercised	—	—
Cancelled	(10,000)	0.06
Outstanding as of December 31, 2011	3,327,422	0.18
Granted	—	—
Exercised	—	—
Cancelled	(245,063)	0.23
Outstanding as of December 31, 2012	3,082,359	$0.17	2,653,936
As of December 31, 2012, there were 2,653,936 options exercisable with a weighted average exercise price of $0.16 and a weighted average remaining term of 5.7 years.
The Company determines the fair value of stock options using the Black-Scholes option pricing model. The assumptions used to value stock options from the Company’s inception to December 31, 2012 included expected terms ranging 4 to 10 years, risk free interest rate of approximately 2%, volatility of 60%, zero dividend yield and an estimated fair value of a share of common stock ranging from $0.06 to $0.31. Total unrecognized compensation costs related to nonvested awards at December 31, 2012 was approximately $223,000 and is expected to be recognized within future operating results over a weighted average period of approximately 2 years. Stock based compensation expense for the years ended December 31, 2012 and 2011 was approximately $126,000 and $125,000, respectively. Stock based compensation expense for the period from May 25, 2004 (inception) to December 31, 2012 was approximately $632,000.
Note G — License Agreements
[1]
  BioStratum, Inc.
On May 8, 2006, the Company entered into a licensing agreement with BioStratum Incorporated (“Bio”) for exclusive rights to use certain technology. The agreement was amended on September 13,

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note G — License Agreements (continued)

2006 (the “2006 Bio Agreement”) and was superseded on May 4, 2007 by the Termination, Assignment, Assumption and Participation Agreement (the “2007 Bio Agreement”). In consideration for obtaining the licensed technology in 2006, the 2006 Bio Agreement provided for the issuance of 82,599 shares of common stock as defined and the payment of an upfront licensing fee of $500,000. The licensing fee was expensed during 2006 as research and development as the licensed technology will be used in the Company’s research efforts and had no alternative future use. The fair value of the 82,599 shares of common stock issued to Bio totaled approximately $5,000. The 2006 Bio Agreement contained numerous other terms and conditions substantially all of which were superseded by the 2007 Bio Agreement. The 2007 Bio Agreement provided for the Company to issue approximately 1.8 million shares of Series A stock and to issue approximately 1.4 million shares of common stock contingent on the exercise of Warrant 1 (Note E). The estimated fair value of the 1.8 million shares of Series A stock totaled approximately $1.1 million and was expensed upon issuance as research and development as the licensed technology will be used in the Company’s research efforts and had no alternative future use. As discussed in Note E, during March 2008, the balance of Warrant 1 was fully exercised and Bio received approximately 1.4 million shares of common stock as additional consideration for the licensed technology. The estimated fair value of the shares of common stock issued totaled approximately $81,000 and was expensed in 2008 upon issuance as research and development as the licensed technology will be used in the Company’s research efforts and had no alternative future use.
For each of the years ended December 31, 2012 and 2011, the total expense recognized in operating results from the Bio Agreements was $0. For the cumulative period from May 25, 2004 (inception) to December 31, 2012, the total expense recognized in operating results from the Bio Agreements was approximately $1.1 million. As of December 31, 2012, Bio owned approximately 1.8 million shares of the Company’s Series A stock and approximately 1.4 million shares of the Company’s common stock.
[2]
  Vanderbilt University
During 2006, the Company entered into a licensing agreement with Vanderbilt University (“Vanderbilt”) for the rights to use certain technology. The agreement requires the Company to make milestone payments totaling approximately $1.5 million in the event certain defined events occur. Should the Company successfully develop a product using the licensed technology, Vanderbilt will be due royalties based on net sales at a rate of 5%. Certain milestones can be paid in stock or are creditable against future royalties due based on net sales. As of December 31, 2012, no milestone or royalty payments have been paid or accrued.
Annual minimum royalties due under the licensing agreement are $10,000 and will increase to $25,000 when a claim in the licensed patent rights is issued in a major market country, as defined. The licensing agreement expires when the underlying patents to the licensed technology expire. In consideration for the license, the Company issued 3,000 shares of common stock and granted Vanderbilt the right to maintain their ownership interest at 2.5% (the “Right”) for the period to a private financing, as defined. The estimated value of the 3,000 shares of common stock and the Right totaled approximately $7,000, which was expensed as research and development as the licensed technology will be used in the Company’s research efforts and has no alternative future use. The licensing agreement was amended in 2007 and provided for the settlement of the Right in exchange for 112,172 shares of common stock. The amendment also obligated the Company to issue an additional 156,092 shares of common stock contingent on the exercise of Warrant 1.
As discussed in Note E, during March 2008, the balance of Warrant 1 was fully exercised, and accordingly, Vanderbilt received 156,092 shares of common stock as additional consideration for the licensed technology. The estimated fair value of the shares of common stock totaled approximately

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note G — License Agreements (continued)

$9,000, which was expensed upon issuance as research and development as the licensed technology will be used in the Company’s research efforts and had no alternative future use. For all periods presented, expenses recognized in connection with Vanderbilt were not material.
[3]
  Tryggvason Biotech AB:
During 2005, the Company entered into a licensing agreement with Tryggvason Biotech AB and Handelsbolaget Christer Betsholtz (collectively “Tryggvason”) for the exclusive commercial rights to use their proprietary glomerular profiling technology. The agreement included an upfront payment of $5,000 and a commitment to issue 1,000 shares of common stock. The licensing fee was expensed as research and development as the licensed technology will be used in the Company’s research efforts and has no alternative future use. The fair value of the 1,000 shares of common stock issued was not material. These shares of common stock were issued on April 12, 2005. Tryggvason will be due royalties based on 2% of net sales, as defined. No royalties have been paid or accrued through December 31, 2012. The licensing agreement expires upon the expiration of the underlying patents.
[4]
  FibroStatin SL:
During 2005, the Company entered into a licensing agreement with FibroStatin SL, for exclusive commercial rights to their proprietary technology. The agreement included an upfront payment of $5,000 and a commitment to issue FibroStatin 1,000 shares of common stock. The licensing fee was expensed as research and development as the licensed technology will be used in the Company’s research efforts and has no alternative future use. The common stock was issued during 2006. The fair value of the 1,000 shares of common stock issued was not material. This licensing agreement was terminated on April 12, 2007.
[5]
  The University of Kansas Medical Center Research Institute, Inc.:
During 2007, Bio assigned their rights to certain technology licensed from the University of Kansas Medical Center Research Institute, Inc. (“KUMC”) to the Company. The license gives the Company worldwide royalty free rights to use certain technology. Upon the achievement of certain defined product development milestones, the Company would be obligated to make up to $250,000 of payments to KUMC. As of December 31, 2012, no milestones have been paid or accrued. The term of the agreement expires on the expiration of the underlying KUMC patents or November 2018, whichever occurs last. The Company can terminate the agreement with 90 days notice.
[6]
  The University of South Carolina Research Foundation, Corp.:
During 2007, Bio assigned their rights to certain technology licensed from the University of South Carolina Research Foundation, Corp. (“USCRF”) to the Company. The license gives the Company worldwide rights to use certain technology. The agreement was amended during August 2013. The Company is obligated to pay an annual licensing fee of $30,000 through 2008, $60,000 from 2009 through 2010, $62,000 from 2011 through 2012, $122,000 in 2013 and $120,000 thereafter. Upon the achievement of certain defined product development milestones, the Company would be obligated to make up to $6.1 million of payments to USCRF. As of December 31, 2012, no development milestones have been paid or accrued nor does the Company expect to achieve any development milestones during the next few years. The term of the agreement expires on the expiration of the underlying USCRF patents.
Note H — Income Taxes
The Company recognized deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized differently between the financial statements and tax returns. Under this

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note H — Income Taxes (continued)

method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of liabilities and assets using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Deferred tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation allowance should be provided.
There was no income tax provision for the years ended December 31, 2012 and 2011.
The components of the Company’s deferred tax assets at December 31, 2012 and 2011 are as follows:

	2012	2011
Net operating loss carry forwards	$8,354,190	$7,765,726
Stock based compensation	55,364	45,066
Tax credits	964,280	964,280
Depreciation	7,409	2,648
Amortization	3,202,551	2,856,267
Accrued bonus	84,293	—
Accrued expenses	188,349	158,494
Accrued interest	67,091	16,421
Deferred tax asset	12,923,527	11,808,902
Less: valuation allowance	(12,923,527)	(11,808,902)
Net deferred tax asset	$—	$—
The Company’s valuation allowance increased by $1,114,625 during the year ended December 31, 2012. The reconciliation between the Company’s effective tax rate and the federal statutory rate for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011
Federal statutory rate	(34.00)%	(34.00)%
Permanent differences	1.30%	1.42%
Valuation allowance	32.70%	32.58%
Effective tax rate	—%	—%
As of December 31, 2012, the Company had approximately $21.6 million of federal net operating losses that will begin to expire in 2024 and approximately $17.2 million of New Jersey net operating losses that will begin to expire in 2015. As of December 31, 2012, the Company had approximately $759,000 and $204,000 of federal and New Jersey research and development tax credits that will begin expiring in 2024 and 2015, respectively. The Internal Revenue Code (“IRC”) limits the amounts of net operating loss carryforwards that a company may use in any one year in the event of certain cumulative changes in ownership over a three-year period as described in Section 382 of the IRC. The Company has not performed a detailed analysis to determine whether an ownership change has occurred. Such a change of ownership could limit the utilization of the net operating losses, and could be triggered by subsequent sales of securities by the Company or its stockholders.
The Company did not have a liability related to unrecognized tax benefits as of December 31, 2012 or 2011.
The Company records interest accrued and penalties related to unrecognized tax benefits within the income tax expense. The Company had not accrued any interest or penalties related to unrecognized

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note H — Income Taxes (continued)

benefits. The Company is no longer subject to federal income tax assessment for years before 2009 and for years before 2008 for New Jersey income tax purposes. However, since the Company has incurred net operating losses in every year since inception, all of its income tax returns are subject to examination and adjustments by the Internal Revenue Service for at least three years following the year in which the tax attributes are utilized. The Company does not believe that there will be a material change in its unrecognized tax positions over the next twelve months. There is no amount of unrecognized tax benefit that, if recognized, would affect the effective tax rate.
Note I — Recent Accounting Pronouncements
In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) – Presentation of Comprehensive Income” which amends ASC 220, “Comprehensive Income”. ASU 2011-05 gives an entity the option to present the total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements . ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company did not have any other comprehensive income related transactions during the year ended December 31, 2012 and as such did not present required statements.
In December 2011, the FASB issued ASU 2011-12 “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. This update stated that the specific requirement to present items that are reclassified from other comprehensive income to net income alongside their respective components of net income and other comprehensive income will be deferred. In February 2013, the FASB issued ASU 2013-02 “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. This update requires companies to present the effects on the line items of net income of significant reclassifications out of accumulated other comprehensive income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income in the same reporting period. ASU 2013-02 is effective prospectively for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company does not expect its adoption to have a material impact on our financial statements.
Note J — Commitments
On May 18, 2008, the Company entered into an operating lease agreement in Princeton, New Jersey. This lease was terminated during 2011. During June 2011, the Company entered into an operating lease agreement in Research Triangle Park, North Carolina. The lease expires in December 2013 but is renewable for six months at a time.
For the years ended December 31, 2012 and 2011 and for the cumulative period from May 25, 2004 (inception) to December 31, 2012, rent expense was approximately $51,000, $51,000, and $486,000, respectively.
Note K — Related Party Transactions
From time to time, the Company reimbursed Care Capital, LLC (“Care”), an affiliate of the majority shareholder of the Company, for certain expenses paid by Care on behalf of the Company. During 2007, the Company reimbursed Care approximately $80,000 for expenses incurred by Care in connection with the May 2007 Stock Purchase Agreement (Note E).
The Company uses the services of a Care employee and reimburses Care for such personnel services incurred by Care on behalf of the Company. For the years ended December 31, 2012 and 2011 and the

NEPHROGENEX, INC.
(A Development Stage Company)

Notes to Financial Statements
December 31, 2012 and 2011 and the period from May 25, 2004 (inception) to December 31, 2012

Note K — Related Party Transactions (continued)

cumulative period from May 25, 2004 (inception) to December 31, 2012, the total expense recognized in operating results in connection with services provided by Care was $106,000, $110,000 and $523,000, respectively.
As discussed in Note G, the Company has entered into license and royalty agreements with certain shareholders of the Company.
Note L — Qualified Therapeutic Discovery Program Award
The Company was awarded approximately $244,000 under the Federal government Qualifying Therapeutic Discovery Program (“QTDP”) initiative, all of which is related to qualified expenditures in 2010. Notification of the award was in October 2010, and receipt of the cash was in December 2010. The award is included in other income in the accompanying statement of operations for the period from May 25, 2004 (inception) through December 31, 2012.
Note M — Subsequent Events
During 2013, the Company sold convertible promissory notes for approximately $4.55 million in aggregate to shareholders of the Company, which are payable on April 1, 2014, the maturity date of the notes. The notes have a stated interest rate of 8% per annum and have the conversion features described in Note D.
In November 2013, the maturity date of the convertible promissory notes described in Note D was extended to April 1, 2014.

NEPHROGENEX, INC.
(A Development Stage Enterprise)
Balance Sheets

	September 30, 2013	December 31, 2012
	(unaudited)(Restated)	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$202,344	$323,678
Prepaid expenses and other assets	11,278	24,022
Total current assets	213,622	347,700
Property and equipment, net	11,416	3,143
Other assets	4,097	13,586
Total assets	$229,135	$364,429
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable	$46,529	$77,920
Accrued and other liabilities	962,031	1,334,972
Preferred stock warrant liability	4,001,801	3,565,802
Convertible notes payable	5,266,870	3,354,822
Total current liabilities	10,277,231	8,333,516
Stockholders’ deficiency:
Series A preferred stock, $.001 par value; 32,690,676 shares authorized; 23,688,396 shares issued and outstanding as of September 30, 2013 and December 31, 2012	23,688	23,688
Common stock; $.001 par value; 39,751,707 shares authorized; 2,079,330 shares issued and outstanding as of as of September 30, 2013 and December 31, 2012	2,079	2,079
Additional paid-in capital	26,771,510	26,699,689
Deficit accumulated during the development stage	(36,845,373)	(34,694,543)
Total stockholders’ deficiency	(10,048,096)	(7,969,087)
Total liabilities and stockholders’ deficiency	$229,135	$364,429
See accompanying notes to financial statements.

NEPHROGENEX, INC.
(A Development Stage Enterprise)
Statements of Operations

	Nine months Ended September 30, 2013	Nine months Ended September 30, 2012	Cumulative Period From May 25, 2004 (inception) to September 30, 2013
	(unaudited) (Restated)	(unaudited)	(unaudited) (Restated)
Expenses
Research and development	$1,149,337	$1,698,764	$28,677,730
General and administrative	307,898	265,338	3,732,704
Total expenses	1,457,235	1,964,102	32,410,434
Loss from operations	(1,457,235)	(1,964,102)	(32,410,434)
Other income (expense):
Change in value of preferred stock warrants	(435,999)	—	(4,056,895)
Interest expense	(258,050)	(137,107)	(1,307,829)
Interest income	454	854	685,306
Qualifying Therapeutic Discovery Program income	—	—	244,479
Net loss and comprehensive loss	$(2,150,830)	$(2,100,355)	$(36,845,373)
Net loss per share, basic and diluted	$(1.03)	$(1.01)	$(29.74)
Weighted average shares outstanding, basic and diluted	2,079,330	2,079,330	1,238,741
See accompanying notes to financial statements.

NEPHROGENEX, INC.
(A Development Stage Enterprise)
Statements of Stockholders’ Deficiency

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount
Balance at May 25, 2004 (inception)	—	$—	—	$—	$—	$—	$—
Sale of common stock for cash in May 2004 at $0.05 per share	—	—	11,000	11	539	—	550
Net loss	—	—	—	—	—	(129,923)	(129,923)
Balance at December 31, 2004	—	—	11,000	11	539	(129,923)	(129,373)
Net loss	—	—	—	—	—	(688,915)	(688,915)
Balance at December 31, 2005	—	—	11,000	11	539	(818,838)	(818,288)
Issuance of shares to BioStratum, Inc. (Note G)	—	—	82,599	83	4,878	—	4,961
Issuance of shares and warrant to Vanderbilt University (Note G)	—	—	3,000	3	6,907	—	6,910
Issuance of shares to Tryggvason Biotech AB (Note G)	—	—	1,000	1	59	—	60
Net loss	—	—	—	—	—	(1,337,715)	(1,337,715)
Balance at December 31, 2006	—	—	97,599	98	12,383	(2,156,553)	(2,144,072)
Issuance of Series A preferred stock for cash, licensed technology and the conversion of debt in May 2007 (Note E)	4,783,612	4,784	—	—	2,498,539	—	2,503,323
Issuance of shares to FibroStatin, SL (Note G)	—	—	1,000	1	4,999	—	5,000
Exercise of warrant by Vanderbilt University (Note G)	—	—	112,172	112	(112)	—	—
Sale of Series A preferred stock for cash in December 2007	1,800,456	1,800	—	—	2,243,602	—	2,245,402
Net loss	—	—	—	—	—	(7,570,642)	(7,570,642)
Balance at December 31, 2007	6,584,068	6,584	210,771	211	4,759,411	(9,727,195)	(4,960,989)
Issuance of Series A preferred stock and common stock in March 2008 (Note E)	16,204,100	16,204	294,024	294	20,214,623	—	20,231,121
Issuance of common stock to BioStratum, Inc. (Note G)	—	—	1,350,342	1,350	79,671	—	81,021
Issuance of common stock to Vanderbilt University (Note G)	—	—	156,092	156	9,209	—	9,365
Stock based compensation	—	—	—	—	115,347	—	115,347
Net loss	—	—	—	—	—	(6,740,834)	(6,740,834)
Balance at December 31, 2008	22,788,168	22,788	2,011,229	2,011	25,178,261	(16,468,029)	8,735,031
Stock based compensation	—	—	—	—	126,725	—	126,725
Net loss (restated)	—	—	—	—	—	(7,549,788)	(7,549,788)
Balance at December 31, 2009 (restated)	22,788,168	22,788	2,011,229	2,011	25,304,986	(24,017,817)	1,311,968
Issuance of common stock upon exercise of stock options	—	—	68,101	68	5,518		5,586
Sale of Series A preferred stock in July 2010	900,228	900	—	—	999,100		1,000,000
Stock based compensation	—	—	—	—	139,209	—	139,209
Net loss	—	—	—	—	—	(5,920,765)	(5,920,765)
Balance at December 31, 2010 (restated)	23,688,396	23,688	2,079,330	2,079	26,448,813	(29,938,582)	(3,464,002)
Stock based compensation	—	—	—	—	125,370	—	125,370
Net loss (restated)	—	—	—	—	—	(1,851,797)	(1,851,797)
Balance at December 31, 2011 (restated)	23,688,396	23,688	2,079,330	2,079	26,574,183	(31,790,379)	(5,190,429)
Stock based compensation	—	—	—	—	125,506	—	125,506
Net loss (restated)	—	—	—	—	—	(2,904,164)	(2,904,164)
Balance at December 31, 2012 (restated)	23,688,396	23,688	2,079,330	2,079	26,699,689	(34,694,543)	(7,969,087)
Stock based compensation (unaudited) (restated)	—	—	—	—	71,821	—	71,821
Net loss (unaudited) (restated)	—	—	—	—	—	(2,150,830)	(2,150,830)
Balance at September 30, 2013 (unaudited) (restated)	23,688,396	$23,688	2,079,330	$2,079	$26,771,510	$(36,845,373)	$(10,048,096)
See accompanying notes to financial statements.

NEPHROGENEX, INC.
(A Development Stage Enterprise)
Statements of Cash Flows

	Nine months Ended September 30, 2013	Nine months Ended September 30, 2012	Cumulative Period from May 25, 2004 (Inception) to September 30, 2013
	(unaudited) (Restated)	(unaudited)	(unaudited) (Restated)
Cash flows from operating activities:
Net loss	$(2,150,830)	$(2,100,355)	$(36,845,373)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities
Depreciation and amortization	3,537	15,603	105,589
Common stock issued in consideration for research and development	—	—	1,218,297
Change in fair value of preferred stock warrants	435,999	—	4,056,895
Non-cash interest expense	258,050	138,149	1,283,932
Stock based compensation expense	71,821	94,130	703,978
Changes in assets and liabilities
Prepaid expenses and other assets	22,233	30,839	(15,375)
Accounts payable, accrued and other liabilities	(662,382)	79,967	483,400
Net cash and cash equivalents used in operating activities	(2,021,572)	(1,741,667)	(29,008,657)
Cash flows from investing activities:
Property and equipment purchases	(11,810)	—	(117,005)
Net cash and cash equivalents used in investing activities	(11,810)	—	(117,005)
Cash flows from financing activities:
Proceeds from issuance of notes payable	—	—	1,655,000
Payment of note payable	—	—	(100,000)
Proceeds from issuance of convertible notes payable	1,912,048	533,538	5,266,870
Proceeds from issuance of common stock, Series A preferred stock and warrants	—	—	22,500,550
Proceeds from exercise of common stock options	—	—	5,586
Net cash and cash equivalents provided by financing activities	1,912,048	533,538	29,328,006
Net (decrease) increase in cash and cash equivalents	(121,334)	(1,208,129)	202,344
Cash and cash equivalents
Beginning of period	323,678	1,239,557	—
End of period	$202,344	$31,428	$202,344
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$4,690
Supplemental disclosure of noncash financing activities:
Conversion of notes payable into Series A preferred stock and warrants	$—	$—	$1,555,000
Conversion of accrued interest into Series A preferred stock and warrants	$—	$—	$758,772
Increase in paid-in capital resulting from exercise of warrant	$—	$—	$2,458,882
See accompanying notes to financial statements.

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)
Note A — Organization, History and Nature of Operations
NephroGenex, Inc. (the “Company”) was incorporated in Delaware on May 25, 2004. The Company is a drug development company focused on developing novel therapies for kidney disease. The Company acquired commercial rights to Pyridorin™ and conducted a Phase 2b clinical study in diabetic nephropathy patients. The Company has also been working with the Food and Drug Administration (“FDA”) to validate a new fully approval endpoint for diabetic nephropathy that would significantly reduce the time and cost of the Phase 3 pivotal study. The Phase 2b clinical study did not reach its primary endpoint, however, a subgroup of patients on long term established standard of care demonstrated a dose dependent statistically significant treatment effect of greater than 50%. Based on these results, NephroGenex is seeking agreement with the FDA on a Special Protocol Assessment (SPA) that would outline specific requirements for approval of Pyridorin that would use this same patient population and a new fully approvable endpoint that would substantially decrease the time and cost of the Pyridorin Phase 3 program.
As a development stage enterprise, the Company’s primary efforts to date have been devoted to raising capital, recruiting senior management and staff and performing research and development. The Company has limited capital resources and has experienced recurring net losses and negative cash flows from operations since inception, and management expects these conditions to continue for the foreseeable future. Operations have been financed to date by debt and equity financings as discussed in Note E. The Company will be required to raise additional capital to fund long-term operations. The Company believes that it will be able to obtain additional financing through additional equity financings or other arrangements to fund operations; however, there can be no assurance that such additional financing, if at all available, can be obtained on terms acceptable to the Company. If the Company is unable to obtain such additional financing, future operations will need to be scaled back or discontinued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
In addition to the normal risks associated with a new business venture, the Company currently has no commercially approved products and there can be no assurance that the Company’s research and development will be successfully commercialized. Developing and commercializing a product requires significant time and capital and is subject to regulatory review and approval as well as competition from other biotechnology and pharmaceutical companies. The Company operates in an environment of rapid change and is dependent upon the continued services of its employees and consultants and obtaining and protecting intellectual property.
Restatement
Subsequent to the initial issuance of the Company’s financial statements, the Company discovered errors in the accounting for the preferred stock warrant liability as of and for the nine month period ended September 30, 2013, as of December 31, 2012 and for the period from May 25, 2004 (inception) to September 30, 2013. These financial statements have been restated to reflect the results of adjustments to correct these errors. The following is a summary of the adjustments:
Financial Statements As of and For the Nine Months Ended September 30, 2013

Balance Sheet	As Originally Presented	As Restated	Change
Liabilities:
Preferred stock warrant liability	201,598	4,001,801	3,800,203
Stockholders’ deficiency:
Deficit accumulated during the development stage	(33,045,170)	(36,845,373)	(3,800,203)

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note A — Organization, History and Nature of Operations (continued)

Statement of Operations	As Originally Presented	As Restated	Change
Change in value of preferred stock warrants	$—	$(435,999)	$(435,999)
Net loss and comprehensive loss	(1,714,831)	(2,150,830)	(435,999)
Net loss per share, basic and diluted	(0.82)	(1.03)	(0.21)
Financial Statements As of December 31, 2012

Balance Sheet	As Originally Presented	As Restated	Change
Liabilities:
Preferred stock warrant liability	201,598	3,565,802	3,364,204
Stockholders’ deficiency:
Deficit accumulated during the development stage	(31,330,339)	(34,694,543)	(3,364,204)
Financial Statements For the Period From May 25, 2004 (inception) to September 30, 2013

Statement of Operations	As Originally Presented	As Restated	Change
Change in value of preferred stock warrants	$(256,692)	$(4,056,895)	$(3,800,203)
Net loss and comprehensive loss	(33,045,170)	(36,845,373)	(3,800,203)
Net loss per share, basic and diluted	(26.68)	(29.74)	(3.06)
Note B — Significant Accounting Policies
[1]
  Basis of presentation:
The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
From its inception the Company has devoted substantially all of its efforts to business planning, engaging regulatory, manufacturing and other technical consultants, acquiring operating assets, planning clinical trials and raising capital. Accordingly, the Company is considered to be in the development stage as defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915: Development Stage Entities.
[2]
  Use of estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
[3]
  Cash and cash equivalents:
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note B — Significant Accounting Policies (continued)

[4]
  Property and equipment:
Property and equipment consists of furniture, fixtures and computers. Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the respective asset’s useful life. Maintenance and repairs that do not improve or extend the life of assets are expensed as incurred. When an asset is retired or disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gains or losses are reflected within the statement of operations.
[5]
  Fair value of financial instruments:
FASB ASC 820 — Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. The estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.
FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).
The three levels of the fair value hierarchy are as follows:
•
  Level 1 — Quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
•
  Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active). Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models consider various assumptions, including volatility factors, current market prices and contractual prices for the underlying financial instruments. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.
•
  Level 3 — Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.
The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate their fair value based on the short-term maturity of these instruments. The carrying amounts reported in the balance sheet for notes payable approximate their fair value based on market rates of interest and the terms of the notes. The Company recognizes all derivative financial instruments as assets or liabilities in the financial statements and measures them at

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note B — Significant Accounting Policies (continued)

fair value with changes in fair value reflected as current period income or loss unless the derivatives qualify as hedges. Certain terms of the May 4, 2007 Stock Purchase Agreement were accounted for as derivatives, which are valued under Level 3 of the fair value hierarchy. See Note E, Stockholders’ Deficiency.
[6]
  Research and development costs:
Costs incurred in connection with research and development activities are expensed as incurred. These costs include licensing fees to use certain technology in the Company’s research and development projects as well as fees paid to consultants and various entities that perform certain research and testing on behalf of the Company.
[7]
  Income taxes:
The Company utilizes the liability method of accounting for income taxes as required by FASB ASC Topic 740 Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Uncertain tax positions are evaluated in accordance with this topic and if appropriate, the amount of unrecognized tax benefits are recorded within deferred tax assets. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.
ASC Topic 740 also clarifies the accounting for uncertainty in income taxes recognized in the financial statements. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. There were no significant matters determined to be unrecognized tax benefits taken or expected to be taken in a tax return that have been recorded in the Company’s financial statements through September 30, 2013. ASC Topic 740 provides guidance on the recognition of interest and penalties related to income taxes. There were no interest or penalties related to income taxes that have been accrued or recognized as of September 30, 2013 or December 31, 2012, for the nine month periods ended September 30, 2013 or 2012 or for the period from May 25, 2004 (inception) to September 30, 2013. The Company has elected to treat interest and penalties, to the extent they arise, as a component of income taxes. Tax years beginning in 2009 for federal purposes are generally subject to examination by taxing authorities, although net operating losses from all prior years are subject to examinations and adjustments for at least three years following the year in which the tax attributes are utilized.
[8]
  Stock based compensation:
The Company recognizes compensation cost relating to share-based payment transactions in net loss using a fair value measurement method, in accordance with ASC-718 Compensation-Stock Compensation. ASC-718 requires all share based payments to employees, including grants of employee stock option, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. The Company determines the fair value of share based awards using the Black-Scholes option-pricing model which uses both historical and current market data to estimate fair value. The method incorporates various assumptions such as the risk-free interest rate, expected volatility, expected dividend yield, expected forfeiture rate and expected life of the options. The Company has also granted stock options to nonemployees. Grants to non employees are

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note B — Significant Accounting Policies (continued)

accounted for in accordance with ASC-505-50 Equity – Based Payments to Non-Employees. The Company determines the fair value of share based awards granted to nonemployees similar to the way fair value of awards are determined for employees except that certain assumptions used in the Black-Scholes option-pricing model, such as expected life of the option, may be different and the fair value of each award is adjusted at the end of each period for any change in fair value from the previous valuation until the award vests.
[9]
  Earnings per share:
Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. Since there are a significant number of common stock options outstanding, fluctuations in the actual market price could have a variety of results for each period presented. No common stock options were included in the computations of diluted earnings per share for the periods ended September 30, 2013 and 2012 or for the period from May 25, 2004 (inception) to September 30, 2013 because their effect would be anti-dilutive as a result of losses incurred during those periods. Shares issuable upon the exercise of options outstanding at September 30, 2013 and 2012 were 3,665,061 and 3,204,891, respectively.
Note C — Property and Equipment
Property and equipment as of September 30, 2013 and December 31, 2012 consisted of:

	Useful Life	2013	2012
Furniture and fixtures	7 years	$50,730	$38,920
Computer equipment	3 years	66,275	66,275
		117,005	105,195
Less accumulated depreciation		(105,589)	(102,052)
Property and equipment, net		$11,416	$3,143
For the nine months ended September 30, 2013 and 2012 depreciation expense was approximately $3,500, and $15,600, respectively. Depreciation expense for the period from May 25, 2004 (inception) to September 30, 2013 was approximately $105,600.
Note D — Notes payable
During the period from May 25, 2004 (inception) to December 31, 2006 certain stockholders lent the Company an aggregate of approximately $1.7 million dollars. In connection therewith, the Company executed numerous agreements (“Notes”) that provided the lenders with various rights and preferences including interest at rates ranging from 7.75% to 11.25%, security interest in all the assets of the Company and conversion rights into preferred stock. Certain Notes issued in 2006 contained beneficial conversion features (“BCF”) whereby upon conversion of the convertible note into preferred stock, the holder received a favorable exchange rate that was accounted for as additional interest expense. The BCF totaled $560,000 and was recognized as additional interest expense amortized over the life of the Notes.
On May 4, 2007, all the Notes, and the related accrued and unpaid interest was converted into shares of Series A Preferred Stock (Note E).

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note D — Notes payable (continued)

During 2011, the Company sold convertible promissory notes for approximately $2,100,000 in aggregate to shareholders of the Company, which are payable on December 31, 2013, the maturity date of the Notes.
During 2012, the Company sold convertible promissory notes for approximately $1,255,000 in aggregate to shareholders of the Company, which are payable on December 31, 2013, the maturity date of the Notes.
During 2013, the Company sold convertible promissory notes for approximately $1,900,000 in aggregate to shareholders of the Company, which are payable on December 31, 2013, the maturity date of the Notes.
At September 30, 2013, the Company had outstanding promissory notes in the aggregate amount of approximately $5,255,000. All issuers of the promissory notes are also investors of the Company. Each of the notes has a stated interest rate of 8% per annum. Further, each of the notes automatically convert into preferred stock on or before April 1, 2014 upon an equity raise of at least $7.5 million with the approval of the majority of the note holders at a price of 90% of the price per share of such equity raise. This contingent beneficial conversion will only be recorded if it is probable that the contingency will occur. The notes are also convertible into shares of Series A preferred stock at the election of the holder, at a price of $1.11083 per share. The notes provide that if the Company has a liquidation event prior to the maturity date of the notes and the notes are not converted, the Company will be obligated to pay the holders of the notes an amount equal to twice the amount of the unpaid principal amount of the notes plus accrued interest. Liquidation events would include (1) the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets, (2) the consummation of the merger or consolidation of the Company with or into another entity, (3) the closing of the transfer in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), or (4) liquidation, dissolution or winding up of the Company.
The Company has accrued interest of approximately $525,000 and $267,000 as of September 30, 2013 and December 31, 2012, respectively, which is included in accrued and other liabilities on the accompanying balance sheets. Interest expense relating to the notes amounted to approximately $258,000 and $65,000 for the nine months ended September 30, 2013 and 2012, and $1,284,000 for the period from May 25, 2004 (inception) to September 30, 2013.
Note E — Stockholders’ Deficiency
Series A Preferred Stock
The Series A Preferred Stock (“Series A”) has the following rights, preferences and restrictions:
Dividends
Series A stockholders are entitled to receive dividends prior to and in preference to common stockholders. Series A dividends are cumulative at an annual rate of $.08887 per share payable in the event of a liquidation as defined or when and if declared by the Company’s Board of Directors (the “Board”).
Liquidation
In the event of a liquidation of the Company as defined, Series A stockholders are entitled to receive two times the applicable issuance price (adjusted for stock splits, stock dividends and other recapitalization

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note E — Stockholders’ Deficiency (continued)

events) plus accrued and unpaid dividends. In the event proceeds available for distribution to Series A stockholders at liquidation are insufficient to pay the full obligation, then the proceeds available for distribution will be prorated among the Series A stockholders. The definition of a liquidating event includes a change in control. As of December 31, 2013, the applicable issuance price per share was approximately $1.11. The aggregate liquidation value of the Series A stock, including accrued and unpaid dividends, at September 30, 2013, was approximately $64.8 million.
Conversion
A Series A stockholder can elect to convert their Series A stock on a one-for-one basis (adjusted for stock splits, stock dividends and other recapitalization events) into shares of common stock at anytime. Conversion is automatic in the event of an underwritten public offering that meets certain defined per share and aggregate proceeds. Series A stockholders also have anti-dilution rights in the event the Company were to issue capital stock at price below the per share price paid by the Series A stockholders as defined. As of September 30, 2013, the Series A stock converts into common stock on a one-for-one basis.
Voting
Series A stockholders vote on an as if converted to common stock basis. In addition, the Series A stockholders are entitled to elect three directors to the Board while common stockholders are entitled to elect one director to the Board. Series A stockholders also have certain defined protective rights that require approval by the Series A stockholder before certain actions can be taken by the Company.
May 2007 Stock Purchase Agreement
On May 4, 2007, the Company entered into a Stock Purchase Agreement (the “Agreement”) with new and existing stockholders. The terms of the agreement provided for the initial issuance of approximately 4.8 million shares of Series A stock (the “First Close”) in exchange for cash of $1.5 million, conversion of the Notes, including accrued interest, of $2.3 million, and the acquisition of certain technology from BioStratum, Inc (“Bio”). The Agreement also provided for a second and third close (referred to individually as “Warrant 1” and “Warrant 2”, respectively, or collectively as “Warrants”) whereby certain investors in the First Close were given a right, but not the obligation, to purchase additional shares of Series A and common stock at defined prices. The value assigned to the acquired technology from Bio was approximately $1.1 million. Such amount was expensed as research and development expense at the time the First Close was completed since the acquired technology will be used in the Company’s research efforts and had no alternative future use. For financial reporting purposes, the First Close was accounted for as the issuance of 4.8 million shares of Series A stock and two warrants (Warrant 1 and 2) in consideration for cash, conversion of the Notes and acquired technology.

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note E — Stockholders’ Deficiency (continued)

The table below summarizes the allocation of the consideration received to the financial instruments issued in the First Close.

Consideration received
Cash	$1,500,000
Conversion of the Notes and accrued interest
(See Note D)	2,313,772
Acquired technology	1,093,339
$4,907,111
Allocation to financial instruments
Series A stock	$2,503,323
Preferred stock warrants	2,403,788
$4,907,111
Warrant 1 and 2
Warrant 1, as amended, gives the holder the right, but not the obligation, to purchase up to an additional 18 million shares of Series A stock and 294,024 shares of common stock in consideration for $20 million. Warrant 1 was exercised in part during December 2007 and fully exercised during March 2008. In connection with the partial exercise of Warrant 1 in December 2007, the Company issued approximately 1.8 million shares of Series A stock in exchange for $2 million. In March 2008, the holders of Warrant 1 exercised their remaining right to acquire 16 million shares of Series A stock and 294,024 common shares in consideration for approximately $18 million. As discussed in more detail below, the deemed fair value of Warrant 1 at the date of issuance through the date of exercise was accounted for as a preferred stock warrant liability.
Accordingly, upon the partial exercise of Warrant 1 in December 2007, the prorated share of the deemed fair value of Warrant 1 at the time of exercise attributable to the Series A stock issued was reclassified from the preferred stock warrant liability to paid-in capital and accounted for as additional consideration received in connection with the partial exercise of Warrant 1. Such amount was $245,402. In March 2008, the balance of the liability for Warrant 1, of $2,213,480, was reclassified from preferred stock warrant liability to paid-in capital and accounted for as additional consideration received.
Warrant 2 gives the holder the right, but not the obligation, to purchase up to an additional 9 million shares of Series A stock at a per share price of approximately $1.11. Warrant 2 can be exercised at any time upon the election of the majority of certain Series A stockholders or upon the achievement of the development milestone, as defined. In addition, in the event that the Company enters into an agreement that results, or will result in a liquidation event, as defined, then in lieu of purchasing the number of shares in Warrant 2, the holders would be entitled to sell their right to acquire the Warrant 2 shares in connection with, and simultaneously with the closing of, such a liquidation event, for consideration equal to the difference between (1) the consideration per share that would be received for each issued and outstanding share in connection with such liquidation event, assuming the issuance of all Warrant 2 shares prior to the liquidation event and (2) the Series A purchase price ($1.11083 as of December 31, 2012) multiplied by the number of Warrant 2 shares available to be purchased by the holder.

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note E — Stockholders’ Deficiency (continued)

Warrant 1 and 2 (continued)
The fair value of the Warrants was estimated on the date of issuance using the Black-Scholes option pricing model. The Company accounts for the Warrants in accordance with the provisions of ASC-480 and other accounting standards. The Company will record the fair value of the Warrants as a liability on its balance sheet until the Warrants expire or are exercised. The Warrants are revalued to their then estimated fair value, using the Black-Scholes model, at each reporting period end through December 31, 2012 and the Probability Weighted Expected Return Method calculated by a third party valuation firm as of September 30, 2013 , and any change in the fair value of the Warrants is reflected in operating results. The assumptions used in the Black-Scholes model to value the Warrants from their May 4, 2007 date of issuance through December 31, 2012 was a term ranging from 1 to 4 years, a risk free interest rate of approximately 0.185% to 3.36%, volatility of 60%, and the fair value of a share of Series A stock ranging from $1.11 to $1.39.
The table below summarizes the changes in the fair value measurements of the Warrants, which used significant unobservable inputs (Level 3), from their issuance date (May 4, 2007) to September 30, 2013:

Warrants deemed fair value at issuance	$2,403,788
Reclassification to additional paid-in capital upon partial Warrant 1 exercise	(245,402)
Change in deemed fair value of the Warrants during the Period	4,463,509
Deemed fair value of Warrants at December 31, 2007	6,621,895
Reclassification to additional paid-in capital upon remaining Warrant 1 exercise	(2,213,480)
Change in deemed fair value of the Warrants during 2008	941,639
Deemed fair value of Warrants at December 31, 2008	5,350,054
Change in deemed fair value of the Warrants during 2009	(950,641)
Deemed fair value of Warrants at December 31, 2009	4,399,413
Change in deemed fair value of the Warrants during 2010	—
Deemed fair value of Warrants at December 31, 2010	4,399,413
Change in deemed fair value of the Warrants during 2011	(835,411)
Deemed fair value of Warrants at December 31, 2011	3,564,002
Change in deemed fair value of the Warrants during 2012	1,800
Deemed fair value of Warrants at December 31, 2012	3,565,802
Change in deemed fair value of the Warrants during the period ended September 30, 2013	435,999
Deemed fair value of Warrants at September 30, 2013	$4,001,801
As of September 30, 2013, Warrant 2 was exercisable into approximately 9 million shares of Series A stock at an aggregate exercise price of $10 million.
As discussed in more detail in Note G, the Company issued shares of Series A stock and/or shares of common stock to BioStratum, Inc., Vanderbilt University, Tryggvason Biotech AB, and FibroStatin SL.

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note F — Stock Option Plan
In 2005, the Company adopted the NephroGenex, Inc. 2005 Stock Option Plan (the “Plan”). The Plan, as amended, provides for the granting of up to 3,960,472 shares of common stock to employees and consultants of the Company in the form of incentive and nonqualified stock options and shares of restricted stock. Options vest over various periods ranging from eight months to four years. Options expire ten years from grant date. Shares available for future grant at September 30, 2013 total 295,411. The table below summarizes stock option activity from the Plan’s inception through September 30, 2013.

	Number of Shares	Weighted Average Exercise Price	Number Exercisable At September 30, 2013
Granted	16,200	$5.00	8,200
Outstanding as of December 31, 2005	16,200	5.00
Granted	342,309	0.10	339,809
Exercised	—	—
Cancelled	—	—
Outstanding as of December 31, 2007	358,509	0.32
Granted	1,852,002	0.06	1,622,569
Exercised	—	—
Cancelled	(13,000)	0.06
Outstanding as of December 31, 2008	2,197,511	0.10
Granted	744,281	0.30	550,084
Exercised	—	—
Cancelled	(123,269)	0.15
Outstanding as of December 31, 2009	2,818,523	0.15
Granted	—	—
Exercised	(68,101)	0.06
Cancelled	—	—
Outstanding as of December 31, 2010	2,750,422	0.15
Granted	587,000	0.28	304,813
Exercised	—	—
Cancelled	(10,000)	0.06
Outstanding as of December 31, 2011	3,327,422	0.18
Granted	—	—
Exercised	—	—
Cancelled	(245,063)	0.23
Outstanding as of December 31, 2012	3,082,359	0.17
Granted	593,202	0.31	123,584
Exercised	—	—
Cancelled	(10,500)	5.00
Outstanding as of September 30, 2013	3,665,061	$0.18	2,949,059
As of September 30, 2013, there were 2,949,059 options exercisable with a weighted average exercise price of $0.15 and a weighted average remaining term of 5.2 years.
The Company determines the fair value of stock options using the Black-Scholes option pricing model. The assumptions used to value stock options from the Company’s inception to September 30, 2013 included expected terms ranging 4 to 10 years, risk free interest rate of approximately 2%, volatility of 60%, zero dividend yield and an estimated fair value of a share of common stock ranging from $0.06 to $0.31. Total

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note F — Stock Option Plan (continued)

unrecognized compensation costs related to nonvested awards at September 30, 2013 was approximately $151,000 and is expected to be recognized within future operating results over a weighted average period of approximately 1.65 years. Stock based compensation expense for the periods ended September 30, 2013 and 2012 was approximately $72,000 and $94,000, respectively. Stock based compensation expense for the period from May 25, 2004 (inception) to September 30, 2013 was approximately $704,000.
Note G — License Agreements
[1]
  BioStratum, Inc.:
On May 8, 2006, the Company entered into a licensing agreement with BioStratum Incorporated (“Bio”) for exclusive rights to use certain technology. The agreement was amended on September 13, 2006 (the “2006 Bio Agreement”) and was superseded on May 4, 2007 by the Termination, Assignment, Assumption and Participation Agreement (the “2007 Bio Agreement”). In consideration for obtaining the licensed technology in 2006, the 2006 Bio Agreement provided for the issuance of 82,599 shares of common stock as defined and the payment of an upfront licensing fee of $500,000. The licensing fee was expensed during 2006 as research and development as the licensed technology will be used in the Company’s research efforts and had no alternative future use. The fair value of the 82,599 shares of common stock issued to Bio totaled approximately $5,000. The 2006 Bio Agreement contained numerous other terms and conditions substantially all of which were superseded by the 2007 Bio Agreement. The 2007 Bio Agreement provided for the Company to issue approximately 1.8 million shares of Series A stock and to issue approximately 1.4 million shares of common stock contingent on the exercise of Warrant 1 (Note E). The estimated fair value of the 1.8 million shares of Series A stock totaled approximately $1.1 million and was expensed upon issuance as research and development as the licensed technology will be used in the Company’s research efforts and had no alternative future use. As discussed in Note E, during March 2008, the balance of Warrant 1 was fully exercised and Bio received approximately 1.4 million shares of common stock as additional consideration for the licensed technology. The estimated fair value of the shares of common stock issued totaled approximately $81,000 and was expensed in 2008 upon issuance as research and development as the licensed technology will be used in the Company’s research efforts and had no alternative future use.
For each of the nine months ended September 30, 2013 and 2012, the total expense recognized in operating results from the Bio Agreements was $0. For the cumulative period from May 25, 2004 (inception) to September 30, 2013, the total expense recognized in operating results from the Bio Agreements was approximately $1.1 million. As of September 30, 2013, Bio owned approximately 1.8 million shares of the Company’s Series A stock and approximately 1.4 million shares of the Company’s common stock.
[2]
  Vanderbilt University:
During 2006, the Company entered into a licensing agreement with Vanderbilt University (“Vanderbilt”) for the rights to use certain technology. The agreement requires the Company to make milestone payments totaling approximately $1.5 million in the event certain defined events occur. Should the Company successfully develop a product using the licensed technology, Vanderbilt will be due royalties based on net sales at a rate of 5%. Certain milestones can be paid in stock or are creditable against future royalties due based on net sales. As of September 30, 2013, no milestone or royalty payments have been paid or accrued.
Annual minimum royalties due under the licensing agreement are $10,000 and will increase to $25,000 when a claim in the licensed patent rights is issued in a major market country, as defined. The licensing

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note G — License Agreements (continued)

agreement expires when the underlying patents to the licensed technology expire. In consideration for the license, the Company issued 3,000 shares of common stock and granted Vanderbilt the right to maintain their ownership interest at 2.5% (the “Right”) for the period to a private financing, as defined. The estimated value of the 3,000 shares of common stock and the Right totaled approximately $7,000, which was expensed as research and development as the licensed technology will be used in the Company’s research efforts and has no alternative future use. The licensing agreement was amended in 2007 and provided for the settlement of the Right in exchange for 112,172 shares of common stock.
The amendment also obligated the Company to issue an additional 156,092 shares of common stock contingent on the exercise of Warrant 1. As discussed in Note E, during March 2008, the balance of Warrant 1 was fully exercised, and accordingly, Vanderbilt received 156,092 shares of common stock as additional consideration for the licensed technology. The estimated fair value of the shares of common stock totaled approximately $9,000, which was expensed upon issuance as research and development as the licensed technology will be used in the Company’s research efforts and had no alternative future use. For all periods presented, expenses recognized in connection with Vanderbilt were not material.
[3]
  Tryggvason Biotech AB:
During 2005, the Company entered into a licensing agreement with Tryggvason Biotech AB and Handelsbolaget Christer Betsholtz (collectively “Tryggvason”) for the exclusive commercial rights to use their proprietary glomerular profiling technology. The agreement included an upfront payment of $5,000 and a commitment to issue 1,000 shares of common stock. The licensing fee was expensed as research and development as the licensed technology will be used in the Company’s research efforts and has no alternative future use. The fair value of the 1,000 shares of common stock issued was not material. These shares of common stock were issued on April 12, 2005. Tryggvason will be due royalties based on 2% of net sales, as defined. No royalties have been paid or accrued through September 30, 2013. The licensing agreement expires upon the expiration of the underlying patents.
[4]
  FibroStatin SL:
During 2005, the Company entered into a licensing agreement with FibroStatin SL, for exclusive commercial rights to their proprietary technology. The agreement included an upfront payment of $5,000 and a commitment to issue FibroStatin 1,000 shares of common stock. The licensing fee was expensed as research and development as the licensed technology will be used in the Company’s research efforts and has no alternative future use. The common stock was issued during 2006. The fair value of the 1,000 shares of common stock issued was not material. This licensing agreement was terminated on April 12, 2007.
[5]
  The University of Kansas Medical Center Research Institute, Inc.:
During 2007, Bio assigned their rights to certain technology licensed from the University of Kansas Medical Center Research Institute, Inc. (“KUMC”) to the Company. The license gives the Company worldwide royalty free rights to use certain technology. Upon the achievement of certain defined product development milestones, the Company would be obligated to make up to $250,000 of payments to KUMC. As of September 30, 2013, no milestones have been paid or accrued. The term of the agreement expires on the expiration of the underlying KUMC patents or November 2018, whichever occurs last. The Company can terminate the agreement with 90 days notice.
[6]
  The University of South Carolina Research Foundation, Corp.:
During 2007, Bio assigned their rights to certain technology licensed from the University of South Carolina Research Foundation, Corp. (“USCRF”) to the Company. The license gives the Company

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note G — License Agreements (continued)

worldwide rights to use certain technology. The agreement was amended during August 2013. The Company is obligated to pay an annual licensing fee of $30,000 through 2008, $60,000 from 2009 through 2010, $62,000 from 2011 through 2012, $122,000 in 2013 and $120,000 thereafter. Upon the achievement of certain defined product development milestones, the Company would be obligated to make up to $6.1 million of payments to USCRF. As of September 30, 2013, no development milestones have been paid or accrued nor does the Company expect to achieve any development milestones during the next few years. The term of the agreement expires on the expiration of the underlying USCRF patents.
Note H — Income Taxes
The Company recognized deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized differently between the financial statements and tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of liabilities and assets using enacted tax rates and laws in effect in the years in which the differences are expected to reverse. Deferred tax assets are evaluated for realization based on a more-likely-than-not criteria in determining if a valuation allowance should be provided.
There was no provision for income taxes for the nine months ended September 30, 2013 or 2012.
As of December 31, 2012, the Company had approximately $21,600,000 of federal net operating losses and approximately $17,200,000 of New Jersey net operating losses that will begin to expire in 2024 for federal tax purposes and 2015 for New Jersey tax purposes. The Company has research and development credit carryovers for federal and New Jersey of approximately $759,000 and $204,000, respectively, that will begin to expire in 2024 for federal tax purposes and 2015 for New Jersey tax purposes. The Internal Revenue Code (“IRC”) limits the amounts of net operating loss carryforwards that a company may use in any one year in the event of certain cumulative changes in ownership over a three-year period as described in Section 382 of the IRC. The Company has not performed a detailed analysis to determine whether an ownership change has occurred. Such a change of ownership could limit the utilization of the net operating losses, and could be triggered by subsequent sales of securities by the Company or its stockholders.
The Company did not have a liability related to unrecognized tax benefits as of September 30, 2013 or December 31, 2012.
The Company records interest accrued and penalties related to unrecognized tax benefits within the income tax expense. The Company has not accrued any interest or penalties related to unrecognized benefits. The Company is no longer subject to federal income tax assessment for years before 2009 and for years before 2008 for New Jersey income tax purposes. However, since the Company has incurred net operating losses in every year since inception, all of its income tax returns are subject to examination and adjustments by the Internal Revenue Service for at least three years following the year in which the tax attributes are utilized. The Company does not believe that there will be a material change in its unrecognized tax positions over the next twelve months. There is no amount of unrecognized tax benefit that, if recognized, would affect the effective tax rate.
Note I — Recent Accounting Pronouncements
In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) – Presentation of Comprehensive Income” which amends ASC 220, “Comprehensive Income”. ASU 2011-05 gives an entity the option to present the total comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note I — Recent Accounting Pronouncements (continued)

separate but consecutive statements. ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company did not have any other comprehensive income related transactions during the year ended December 31, 2012 and as such did not present required statements.
In December 2011, the FASB issued ASU 2011-12 “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05”. This update stated that the specific requirement to present items that are reclassified from other comprehensive income to net income alongside their respective components of net income and other comprehensive income will be deferred. In February 2013, the FASB issued ASU 2013-02 “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. This update requires companies to present the effects on the line items of net income of significant reclassifications out of accumulated other comprehensive income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income in the same reporting period. ASU 2013-02 is effective prospectively for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company does not expect its adoption to have a material impact on our financial statements.
Note J — Commitments
On May 18, 2008, the Company entered into an operating lease agreement in Princeton, New Jersey. This lease was terminated during 2011. During June 2011, the Company entered into an operating lease agreement in Research Triangle Park, North Carolina. The lease expires in December 2013 but is renewable for six months at a time.
For the nine months ended September 30, 2013 and 2012 and for the cumulative period from May 25, 2004 (inception) to September 30, 2013, rent expense was approximately $39,000, $38,000, and $525,000, respectively.
Note K — Related Party Transactions
From time to time, the Company reimbursed Care Capital, LLC (“Care”), an affiliate of the majority shareholder of the Company, for certain expenses paid by Care on behalf of the Company. During 2007, the Company reimbursed Care approximately $80,000 for expenses incurred by Care in connection with the May 2007 Stock Purchase Agreement (Note E).
The Company uses the services of a Care employee and reimburses Care for such personnel services incurred by Care on behalf of the Company. For the nine months ended September 30, 2013 and 2012, and the cumulative period from May 25, 2004 (inception) to September 30, 2013, the total expense recognized in operating results in connection with services provided by Care was $93,000, $85,000, and $616,000, respectively.
As discussed in Note G, the Company has entered into license and royalty agreements with certain shareholders of the Company.
Note L — Qualified Therapeutic Discovery Program Award
The Company was awarded approximately $244,000 under the federal government Qualifying Therapeutic Discovery Program (“QTDP”) initiative, all of which is related to qualified expenditures in 2010. Notification of the award was in October 2010, and receipt of the cash was in December 2010. The award is included in other income in the accompanying statement of operations for the period from May 25, 2004 (inception) to September 30, 2013.

NEPHROGENEX, INC.
(A Development Stage Enterprise)

Notes to Financial Statements
For the nine months ended September 30, 2013 and 2012 and the period from May 25, 2004 (inception) to
September 30, 2013 (unaudited)

Note M — Subsequent Events
In November and December 2013, the Company sold approximately $1.0 million and $1.65 million, respectively, of convertible promissory notes, which are payable on April 1, 2014, the maturity date of the notes. The notes have a stated interest rate of 8% per annum and have the conversion features described in Note D.
In November 2013, the maturity date of the convertible promissory notes described in Note D was extended to April 1, 2014.

            Shares
Common Stock

PROSPECTUS

Aegis Capital Corp
           , 2014
Through and including            , 2014 (the 25th day after the commencement of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee.

Total
SEC registration fee	$6,054
FINRA filing fee	$7,400
NASDAQ Capital Market initial listing fee	$125,000
Blue sky qualification fees and expenses	$10,000
Printing and engraving expenses	$60,000
Legal fees and expenses	$725,000
Accounting fees and expenses	$150,00 0
Transfer agent and registrar fees	$66,000
Miscellaneous	$50,000
Total	$1,199,454
Item 14.   Indemnification of Directors and Officers
Our restated certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of NephroGenex, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 30 days after we receive a written claim for such indemnification, our certificate of incorporation and our bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.
Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, our certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:
•
  from any breach of the director’s duty of loyalty to us or our stockholders;
•
  from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•
  under Section 174 of the Delaware General Corporation Law; or
•
  from any transaction from which the director derived an improper personal benefit.
We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.
In addition, we have intend to enter into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.
Additionally, reference is made to the Underwriting Agreement, the form of which is filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of NephroGenex, Inc., our directors and officers who sign the registration statement and persons who control NephroGenex, Inc., under certain circumstances.
Item 15.   Recent Sales of Unregistered Securities
In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.
(a)
  Issuances of Capital Stock
In July 2010, we sold 900,228 shares of Series A preferred stock at $1.11083 per share for net proceeds of approximately $1.0 million. The Series A preferred stock accrues dividends at an annual rate of $0.08887 per share ($10.3 million at December 31, 2012). The dividends are only payable upon the happening of certain events as defined in the restated certificate of incorporation. The shares provide for voting rights and are convertible, at the option of the holder thereof, at any time, without the payment of additional consideration, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price $1.11083/share) by the conversion price (initially set at $1.11083/share) in effect at the time of conversion.
No underwriters were used in the foregoing transactions. The securities described above were issued and sold in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act. Each of the purchasers in these transactions represented to us in connection with its purchase that it was acquiring the securities for investment and not for distribution and that it could bear the risks of the investment. Each purchaser received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.
(b)
  Convertible Notes
We issued $300,000 principal amount of convertible notes in June 2011, $1.8 million of convertible notes in August 2011, $0.5 million of convertible notes in June 2012, $0.7 million of convertible notes in October 2012, $0.5 million of convertible notes in February 2013, $0.8 million of convertible notes in April 2013, $0.7 million of convertible notes in August 2013, $1.0 million of convertible notes in November

2013 and $1.65 million of convertible notes in December 2013. The notes currently bear interest at 8% per annum and are convertible at the option of the holder into a number of shares of Series A preferred stock determined by dividing the principal amount of the notes (plus any accrued and unpaid interest) by $1.11083.
No underwriters were used in the foregoing transactions. The securities described above were issued and sold in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act. Each of the purchasers in these transactions represented to us in connection with its purchase that it was acquiring the securities for investment and not for distribution and that it could bear the risks of the investment. Each purchaser received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.
(c)
  Grants and Exercises of Stock Options
Since January 1, 2010, we have granted stock options to purchase an aggregate of 1,180,202 shares of our common stock, with 587,000 of such stock options having an exercise price of $0.28 per share and 593,202 of such stock options having an exercise price of $0.31 per share to employees and former employees pursuant to our 2005 Plan. In addition, in November 2013 we granted restricted stock units for 156,000 shares of common stock. Since January 1, 2010, we have issued and sold an aggregate of 68,101 shares of our common stock upon exercise of stock options granted pursuant to our 2005 Plan for aggregate consideration of $5,586. The issuances of common stock upon exercise of the options were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2), as a transaction by an issuer not involving a public offering. The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.
Item 16.   Exhibits and Financial Statement Schedules
(a)
  Exhibits
See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.
(b)
  Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not required or is shown either in the financial statements or notes thereto.
Item 17.   Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Research Triangle Park, North Carolina, on the 10 th day of January, 2014 .
NEPHROGENEX, INC.
By:
  /s/ Pierre Legault

  Pierre Legault
  Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 10 th day of January, 2014 .

Signature	Title	Date

/s/ Pierre Legault Pierre Legault	Chief Executive Officer and Director (Principal Executive Officer)	January 10 , 2014
* Daniel Cabo	Acting Chief Financial Officer (Principal Financial and Accounting Officer)	January 10 , 2014
* Richard Markham	Chairman of the Board of Directors	January 10 , 2014
* J. Wesley Fox, Ph.D.	Director	January 10 , 2014
* Robert R. Seltzer	Director	January 10 , 2014
* Eugen Steiner, M.D.	Director	January 10 , 2014
* Martin Vogelbaum	Director	January 10 , 2014
/s/ Pierre Legault Pierre Legault, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1.1 †	Restated Certificate of Incorporation of the Registrant, as amended.
3.1.2 †	Form of Restated Certificate of Incorporation of the Registrant, to be effective upon completion of the offering.
3.2.1 †	Amended and Restated Bylaws of the Registrant.
3.2.2 †	Form of Restated Bylaws of the Registrant, to be effective upon completion of the offering.
4.1	Form of Common Stock Certificate.
4.2*	Form of Representative’s Warrant.
5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.
10.1@ †	Executive Employment Agreement by and between the Registrant and Pierre Legault, dated November 7, 2013.
10.2@ †	Offer of Employment Letter by and between the Registrant and Bob Peterson, dated August 8, 2009.
10.3@ †	Employment Agreement by and between J. Wesley Fox and the Registrant, dated April 30, 2007.
10.4@ †	Form of Indemnification Agreement by and between the Registrant and its directors and officers.
10.5 †	Lease Agreement, by and between Highwoods Realty Limited Partnership and the Registrant dated June 15, 2011, as most recently amended on July 1, 2013.
10.6.1 †	Amended and Restated License Agreement between University of Kansas Medical Center Research Institute, Inc. and BioStratum Incorporated (assigned to the Registrant), effective as of November 19, 1998.
10.6.2 †	First Amendment to Amended and Restated License Agreement between University of Kansas Medical Center Research Institute, Inc. and the Registrant, effective as of May 4, 2007.
10.6.3 †	Second Amendment to Amended and Restated License Agreement between University of Kansas Medical Center Research Institute, Inc. and the Registrant, effective as of June 25, 2008.
10.7.1 †	License Agreement between the University of South Carolina Research Foundation and BioStratum Incorporated (assigned to the Registrant), dated August 27, 2004.
10.7.2 †	Amendment to License Agreement between The South Carolina Research Foundation and the Registrant, effective as of June 20, 2011.
10.7.3 †	Second Amendment to License Agreement between The South Carolina Research Foundation and the Registrant, effective as of April 2, 2012.
10.7.4 †	Third Amendment to License Agreement between The South Carolina Research Foundation and the Registrant, effective as of August 9, 2013.
10.8.1 †	License Agreement between Vanderbilt University and the Registrant, effective as of January 11, 2006.
10.8.2 †	First Amendment to License Agreement between Vanderbilt University and the Registrant, effective as of April 30, 2007.
10.8.3 †	Restated and Amended License Agreement between Vanderbilt University and the Registrant, effective as of July 1, 2012.
10.8.4 †	First Amendment to Restated and Amended License Agreement between Vanderbilt University and the Registrant, effective as of November 6, 2013.

Exhibit No.	Description
10.9.1 †	License Agreement between BioStratum, Incorporated and the Registrant, effective as of May 8, 2006.
10.9.2 †	Amendment to License Agreement between BioStratum, Incorporated and the Registrant, effective September 13, 2006.
10.9.3 †	Grant Back License Agreement by and between the Registrant and BioStratum, Incorporated, dated May 4, 2007.
10.10.1@ †	NephroGenex, Inc. 2005 Stock Option Plan, as amended and restated.
10.10.2@ †	Form of Stock Option Grant Notice under the 2005 Stock Option Plan of the Registrant.
10.10.3@ †	Form of Stock Option Grant Notice (With Acceleration) under the 2005 Stock Option Plan of the Registrant.
10.11@ †	Executive Employment Agreement between the Registrant and John P. Hamill, dated December 12, 2013.
10.12
Form of O mnibus Agreement and Consent among the Registrant, Care Capital Investments III, LP, Care Capital Offshore Investments III, LP, Rho Ventures V, L.P., Rho Ventures V Affiliates, L.L.C., Biostratum, Incorporated, Vanderbilt University, Vanderbilt University Medical Center, Vanderbilt University, by and through its Medical Center and John B. Mazur .

23.1	Consent of EisnerAmper LLP, independent registered public accounting firm.
23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
24.1 †	Power of Attorney (included on signature page to initial filing ).

†
  Previously filed.
*
  To be filed by amendment.
@
  Denotes management compensation plan or contract.